         As filed with the Securities and Exchange Commission on August 28, 2003
                                                 Registration No. 333-__________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         PHILLIPS-VAN HEUSEN CORPORATION
                         -------------------------------
             (Exact Name of Registrant as Specified in its Charter)

         Delaware                       2320                     13-1166910
----------------------------     -----------------            ----------------
(State or Other Jurisdiction     (Primary Standard            (I.R.S. Employer
     of Incorporation)        Industrial Classification   Identification Number)
                                   Code Number)

                               200 Madison Avenue
                            New York, New York 10016
                                 (212) 381-3500
         ---------------------------------------------------------------
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                              Mark D. Fischer, Esq.
                  Vice President, Secretary and General Counsel
                         Phillips-Van Heusen Corporation
                               200 Madison Avenue
                            New York, New York 10016
                                 (212) 381-3500
         ---------------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:
                              David H. Landau, Esq.
                          Katten Muchin Zavis Rosenman
                               575 Madison Avenue
                            New York, New York 10022
                                 (212) 940-8800
                           (212) 940-8776 (Facsimile)

     Approximate date of commencement of proposed sale of the securities to the public: As soon as possible after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

        ----------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
                                                      Proposed Maximum       Proposed Maximum
   Title of Each Class of         Amount to be       Aggregate Price Per    Aggregate Offering         Amount of
Securities to be Registered        Registered               Note                 Price(1)          Registration Fee
----------------------------------------------------------------------------------------------------------------------
8 1/8%  Senior Notes due           $150,000,000              100%               $150,000,000             $12,135
2013
----------------------------------------------------------------------------------------------------------------------

        ----------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f) promulgated under the Securities Act of 1933.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN A REGISTRATION STATEMENT THAT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE CANNOT SELL THESE SECURITIES UNTIL THAT REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION DATED AUGUST 28, 2003


                -------------------------------------------------
                                   PROSPECTUS
                -------------------------------------------------


                         PHILLIPS-VAN HEUSEN CORPORATION

                      OFFER TO EXCHANGE UP TO $150,000,000
                          8 1/8% SENIOR NOTES DUE 2013
                           FOR ANY AND ALL OUTSTANDING
                   $150,000,000 8 1/8% SENIOR NOTES DUE 2013

THE EXCHANGE OFFER

o We are offering to exchange all of our outstanding 8 1/8% Senior Notes due 2013 (outstanding notes) that are validly tendered and not withdrawn for an equal principal amount of exchange notes which have been registered under the Securities Act (exchange notes).

o You may withdraw tenders of outstanding notes at any time prior to the expiration or termination of this exchange offer.

o This exchange offer expires at 5:00 p.m., New York City time, on ______________, 2003, unless extended. We do not currently intend to extend the expiration date.

o    We will not receive any proceeds from this exchange offer.

THE EXCHANGE NOTES

o The terms of the exchange notes to be issued in this exchange offer are substantially identical in all material respects to those of the outstanding notes, except that the exchange notes will be freely tradeable.

RESALES OF EXCHANGE NOTES

o There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system. The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of these methods.

BROKERS-DEALERS

o Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

o This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities.

o We have agreed that, for a period of 180 days after the expiration date of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with the resale of exchange notes. See "Plan of Distribution."

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 21 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THIS EXCHANGE OFFER.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

              The date of this prospectus is _______________, 2003.

                                                       TABLE OF CONTENTS

                                                    PAGE                                                             PAGE
                                                    ----                                                             ----
CERTAIN INTRODUCTORY MATTERS......................    ii         MANAGEMENT........................................    65

FORWARD-LOOKING INFORMATION.......................   iii         PRINCIPAL STOCKHOLDERS............................    67

SUMMARY...........................................     1         CERTAIN RELATIONSHIPS AND RELATED PARTY
                                                                   TRANSACTIONS....................................    70
SUMMARY HISTORICAL FINANCIAL INFORMATION..........    17
                                                                 DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS
SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION.    19           AND PREFERRED STOCK.............................    72

RISK FACTORS......................................    21         EXCHANGE OFFER....................................    76

USE OF PROCEEDS...................................    32         DESCRIPTION OF THE NOTES..........................    86

CAPITALIZATION....................................    32         MATERIAL FEDERAL INCOME TAX
                                                                   CONSEQUENCES....................................   125
SELECTED HISTORICAL FINANCIAL
  INFORMATION.....................................    33         PLAN OF DISTRIBUTION..............................   129

UNAUDITED PRO FORMA CONDENSED                                    LEGAL MATTERS.....................................   130
  CONSOLIDATED FINANCIAL INFORMATION..............    35
                                                                 EXPERTS...........................................   130
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION                                           AVAILABLE INFORMATION.............................   130
  AND RESULTS OF OPERATIONS.......................    41

BUSINESS..........................................    50

                          CERTAIN INTRODUCTORY MATTERS


     As used in this prospectus, the terms "we," "our" or "us" refer to Phillips-Van Heusen Corporation and its subsidiaries taken as a whole, unless the context otherwise indicates.

     References to our acquisition of Calvin Klein refer to our February 2003 acquisition of Calvin Klein, Inc., Calvin Klein (Europe), Inc., Calvin Klein (Europe II) Corp., Calvin Klein Europe S.r.l. and CK Service Corp., which companies we refer to collectively as "Calvin Klein."

     This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:

       Phillips-Van Heusen Corporation
       200 Madison Avenue
       New York, New York  10016
       Attention:  Investor Relations

     Oral requests should be made by calling (212) 381-3500.

     IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN ___________________, 2003, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THIS EXCHANGE OFFER.

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

     Van Heusen,(R) Bass,(R) G.H. Bass & Co.,(R) IZOD,(R) IZOD Club,(R) Calvin Klein,(R) cK(R) and cK Calvin Klein(R) are registered trademarks that we own. This prospectus also includes trademarks, service marks and trade names owned by other companies, such as Geoffrey Beene,(R) Arrow,(R) DKNY,(R) Kenneth Cole New York(R) and Reaction by Kenneth Cole.(R) All trademarks, service marks and trade names included in this prospectus are the property of their respective owners. All italicized brand names included in this prospectus refer to brands identified by registered trademarks.

                           FORWARD-LOOKING INFORMATION

     Some of the matters discussed under the captions "Summary," "Risk Factors," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements based on current expectations, estimates, forecasts and projections, beliefs and assumptions made by our management. You can identify these forward-looking statements by the use of words like "strategy," "expect," "plan," "believe," "will," "estimate," "intend," "project," "goals," "target," "anticipating," "hope" and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts.

     Even though we believe our expectations regarding future events are based on reasonable assumptions, forward-looking statements are not guarantees of future performance. In evaluating these statements, you should specifically consider various risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Certain of such risks and uncertainties include those listed under the caption "Risk Factors," many of which are beyond our ability to control or predict. You are cautioned not to unduly rely on these forward-looking statements when evaluating the information included or incorporated by reference into this prospectus.

     These forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to review or revise any particular forward-looking statements included or incorporated by reference in this prospectus to reflect events, conditions or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                     SUMMARY

     This summary highlights the material information about our company and this exchange offer. This summary does not contain all of the information that may be important to you in deciding whether to participate in this exchange offer. You should read the entire prospectus, including the "Risk Factors" section, our audited consolidated and unaudited condensed consolidated financial statements, Calvin Klein's audited combined financial statements, and the notes to those financial statements. Our fiscal years are based on the 52-53 week period ending on the Sunday closest to February 1, and are designated by the calendar year in which the fiscal year commences.

                         PHILLIPS-VAN HEUSEN CORPORATION

     We are one of the largest apparel and footwear companies in the world, with a heritage dating back over 120 years. We design and market nationally recognized branded dress shirts, sportswear and footwear. We believe we market one in three of the dress shirts sold in the United States and have a leading position in men's sportswear tops and men's casual footwear. Our portfolio of brands includes our own brands, Van Heusen, Bass and IZOD, and our licensed brands, Geoffrey Beene, Arrow, Kenneth Cole New York, Reaction by Kenneth Cole and DKNY. We recently acquired Calvin Klein, a leading lifestyle design and marketing company, whose brands enjoy high global recognition.

     We design, source and market substantially all of our products on a brand-by-brand basis targeting distinct consumer demographics and lifestyles. We market our brands at multiple price points and across multiple channels of distribution. This allows us to provide products to a broad range of consumers, while minimizing competition among our brands and reducing our reliance on any one demographic group, merchandise preference or distribution channel. Currently, our products are distributed at wholesale through more than 10,000 doors in national and regional department, mid-tier department, mass market, specialty and independent stores in the United States. We also leverage our apparel design and sourcing expertise by offering private label programs to retailers. Our wholesale business represents our core business and we believe that it is the basis for our brand equity. As a profitable complement to our wholesale business, we also market products directly to consumers through our own Van Heusen, IZOD, Geoffrey Beene and Bass stores, primarily located in outlet malls throughout the United States.

     We believe that the Calvin Klein brands -- Calvin Klein, cK and cK Calvin Klein -- complement our existing portfolio of brands by providing us with the opportunity to market products at higher price points, in higher-end distribution channels and to different consumer groups than our existing product offerings. Although the Calvin Klein brand is well established and, we believe, enjoys strong brand awareness among consumers worldwide, there are numerous product areas in which no products, or only a limited number of products, are offered under any Calvin Klein label, including men's and women's better sportswear, footwear and certain accessories. We believe our expertise in brand management, product design, sourcing and other logistics provides us with the ability to successfully expand product offerings and distribution under the Calvin Klein brands while preserving the brands' prestige and global presence. As a result, we believe we have the opportunity to realize sales growth and enhanced profitability.

         Worldwide retail sales of products sold under the Calvin Klein brands exceeded $3 billion in calendar 2002. These products are sold primarily under licenses and other arrangements and include jeans, underwear, fragrances, eyewear, men's tailored clothing, ties, shoes, hosiery, socks, swimwear, watches, coats, leather goods, table top and soft home furnishings and accessories. Calvin Klein also designs, manufactures and markets high-end ready-to-wear collection apparel and accessories for men and women under the Calvin Klein brand. We believe these collections are an important factor in maintaining the Calvin Klein image. The collection apparel and accessories are sold to a limited number of high-end department stores and independent boutiques throughout the world and through three company-operated stores located in New York City, Dallas and Paris. We have recently entered into an agreement to license the existing collection apparel businesses to Vestimenta, S.p.A., one of the world's leading manufacturers and distributors of women's and men's high-end ready-to-wear apparel, commencing with the spring 2004 collection. During the period prior to our license of the businesses, we will transfer the operations of the businesses to Vestimenta. Calvin Klein controls all design operations and product development for most of its licensees and all of its collection apparel, which it will continue to do under its agreement with Vestimenta. Calvin Klein oversees a worldwide marketing and advertising budget of over $200 million, the majority of which is funded by its licensees. We believe that maintaining control over design and advertising through Calvin Klein's dedicated in-house teams plays a key role in the continued strength of the Calvin Klein brands.

         Our business includes the design, sourcing and marketing of a varied selection of branded and private label dress shirts, sportswear and footwear as well as the licensing of brands for an assortment of products:

o DRESS SHIRTS: Our dress shirt business, which generated, through the wholesale channel, 22.7% of our fiscal 2002 revenues, includes the design and marketing of dress shirts in a broad selection of styles and colors that are sold at retail price points generally ranging from $20 to $65 a shirt.

     o   Van Heusen

         o     The best selling dress shirt brand in the United States

         o     Updated classical style at opening to moderate price points

         o Distributed through more than 3,500 doors, principally in department stores, including Belk, Inc., Federated Department Stores, Inc., J. C. Penney Company, Inc., The May Department Stores Company and Saks Inc., and through our Van Heusen retail stores

     o   Arrow

         o     Mid-tier department store complement to Van Heusen

         o     Updated classical style at opening to moderate price points

         o Distributed through more than 2,000 doors, including Kohl's Corporation and Sears, Roebuck & Co.

     o   IZOD

         o     Modern traditional style at moderate price points

         o Distributed through more than 1,200 doors, principally in department stores, including Belk, JCPenney and May

     o   Geoffrey Beene

         o The best selling designer dress shirt brand in department stores in the United States

         o Slightly advanced fashion for the more style conscious consumer at moderate to upper moderate price points

         o Distributed through more than 2,500 doors, principally in department stores, including Federated, Marshall Field's, May and Saks, and through our Geoffrey Beene retail stores

     o   Other Designer Brands

         o Include cK Calvin Klein, Kenneth Cole New York, Reaction by Kenneth Cole and DKNY

         o     Target different consumer lifestyles at better price points

         o Distributed through 350 to 900 doors, varying by brand, principally in department stores, including Dillards, Inc., Federated, Marshall Field's, May and Saks

     o   Private Label

         o     Leverages our design, sourcing and logistics competencies

         o     Distributed in department and mass market stores

         o Store labels include Stafford for JCPenney, Grant Thomas for Lord & Taylor, Cezani for Saks and Puritan and George for Wal-Mart Stores, Inc.

o SPORTSWEAR: Our sportswear business, which generated 50.7% of our fiscal 2002 revenues, includes moderately priced men's knit and woven sports shirts, sweaters, bottoms, swimwear, boxers and outerwear marketed at wholesale and sportswear, accessories and other apparel for men and women offered in our Van Heusen, IZOD and Geoffrey Beene retail stores.

     o   IZOD

         o The best selling main floor department store men's sportswear tops brand in the United States

         o     Active-inspired lifestyle brand

         o Distributed through more than 2,400 doors, principally in department stores, including Belk, Federated, JCPenney, May and Saks, and through our IZOD retail stores

     o   Van Heusen

         o The best selling main floor department store men's woven sports shirt brand in the United States

         o     Updated classical style

         o Distributed through more than 3,500 doors, principally in department stores, including Belk, Federated, JCPenney, May and Saks, and through our Van Heusen retail stores

     o   Arrow

         o     Mid-tier department store complement to Van Heusen

         o     Updated classical style

         o Distributed through more than 2,000 doors, including Kohl's and Sears

     o   Geoffrey Beene

         o Positioned as a designer label for men's woven and knit sport shirts on the main floor of department stores

         o     Slightly advanced fashion for the more style conscious consumer

         o Distributed through more than 800 doors, principally in department stores, including Federated, Marshall Field's and May, and through our Geoffrey Beene retail stores

     o   Private Label

         o     Leverages our design, sourcing and logistics competencies

         o     Distributed in department and mass market stores

         o Store labels include Cherokee and Merona for Target Corp. and Puritan for Wal-Mart

o FOOTWEAR AND RELATED PRODUCTS: Our footwear and related products business, which generated 25.8% of our fiscal 2002 revenues, includes casual and dress casual shoes for men, women and children marketed at wholesale and in our Bass retail stores and Bass apparel and accessories for men and women offered only in our Bass retail stores.

     o   Bass

         o     Leading position in men's casual footwear in the United States

         o     Classic American style footwear at moderate price points

         o Distributed through more than 3,600 doors, principally in department and specialty shoe stores, including Dillards, Federated and May, as well as in our Bass retail stores

     o   IZOD

         o     Limited introduction for market-testing purposes in fall 2002

         o Men's and women's active-inspired footwear marketed at moderate to upper moderate price points

o LICENSING: We license our brands globally for a broad range of products. The licensing of our brands generated 0.8% of our fiscal 2002 revenues. On a pro forma basis reflecting our acquisition of Calvin Klein, Calvin Klein's royalty, design and similar fees from business partners would have generated 8.0% of our fiscal 2002 revenues. We believe royalty, design and similar fees provide us with a relatively stable flow of revenues with high margins, and extend and strengthen our brands globally.

     o   Calvin Klein

         o Key product categories include jeans, underwear, fragrances, eyewear, men's tailored clothing, ties, shoes, hosiery, socks, swimwear, watches, coats, leather goods, table top and soft home furnishings and accessories

         o Approximately 52% of revenues from business partners was generated by domestic business partners and approximately 48% by foreign business partners

         o Key business partners include Warnaco, Inc., Unilever N.V. and Marchon Eyewear Inc.

     o   Van Heusen

         o Licensing domestically for men's pants, sleepwear, neckwear, belts, hosiery, handkerchiefs, small leather goods, `big and tall' apparel, men's and women's eyewear and boys' apparel

         o Licensing in Canada, Central and South America, Europe, Africa, Asia and the Pacific Rim for dress shirts, sportswear and other apparel

     o   IZOD

         o Licensing domestically for women's sportswear, men's tailored clothing, neckwear, belts, `big and tall' sportswear, leather outerwear, loungewear and pajamas, men's and women's hosiery, men's, women's and boys' eyewear and sunwear, boys' sportswear and bed and bath home products

         o Licensing in Canada and Australia for men's and women's sportswear

         o Licensing domestically of the IZOD Club name for men's and women's golf apparel

                            OUR COMPETITIVE STRENGTHS

     WE HAVE A DIVERSIFIED PORTFOLIO OF NATIONALLY RECOGNIZED BRANDS. We have developed a portfolio of brands targeted to a broad spectrum of consumers. Our owned brands have long histories -- Bass dates back to 1876, Van Heusen to the early 1920s and IZOD to the 1930s -- and enjoy high recognition within their respective consumer segments. The acquisition of Calvin Klein and its prestigious brands provides us with the opportunity to develop businesses that target different consumer groups at higher price points and in higher-end distribution channels than our other brands, as well as with significant global opportunities due to the worldwide recognition of the Calvin Klein brands.

     WE HAVE AN ESTABLISHED MULTI-CHANNEL DISTRIBUTION MODEL. We have a diversified sales distribution strategy that includes an established multi-channel wholesale business and a complementary retail store base. Currently, we distribute our products through more than 10,000 doors in the United States in national and regional department, mid-tier department, mass market, specialty and independent stores. In addition, we operate over 700 retail stores, primarily in outlet malls throughout the United States, under the Van Heusen, IZOD, Bass and Geoffrey Beene names. We believe our profitable retail division is an important complement to our wholesale operations because we believe that our stores further enhance consumer awareness of our brands, including by offering products that are not available in our wholesale lines, while also providing a means for managing excess inventory.

     WE ARE A LEADER IN THE DRESS SHIRT AND SPORTSWEAR TOPS MARKETS. Our dress shirt brands have the highest market share in the $2 billion U.S. dress shirt market. We believe we market one in three of the dress shirts sold in the United States. In 2002, sales of our dress shirt brands were approximately 42% of dress shirt sales in U.S. department stores, which is the largest sales channel for dress shirts. We also continue to experience sales growth in the large and fragmented $10 billion U.S. men's sportswear tops market. We believe that the high recognition and depth of our brand offerings enables us to maintain, and offers us the opportunity to increase, main floor space with our customers.

     WE HAVE A STABLE AND DIVERSIFIED BUSINESS. Our diversified portfolio of apparel brands and apparel and footwear products and our use of multiple channels of distribution has allowed us to develop a business that produces results that are not dependent on any one demographic group, merchandise preference or distribution channel. We believe that our diversification reduces our reliance on any single market or product category and increases the stability of our business. Our acquisition of Calvin Klein provides us with a significantly expanded source of licensing revenues which we believe adds to the stability of our business.

     WE HAVE HAD SUCCESS IN ACQUIRING, MANAGING, DEVELOPING AND POSITIONING NEW BRANDS. Over the past several years, we have been successful in acquiring, managing, developing and positioning several brands within our existing business, including IZOD, Arrow, Kenneth Cole and DKNY. For example in 1995, we acquired the IZOD brand, and since then have grown it into the leading main floor department store men's sportswear tops brand. We have grown the wholesale sales of IZOD by over 400% since 1995. We began marketing IZOD dress shirts in the third quarter of 2001 and recently introduced a line of IZOD footwear for market-testing purposes. In addition, over the past few years, we have introduced and marketed DKNY dress shirts, which now represent over 3% of the total department store dress shirt sales in the United States. For the three-year period from 2000 through 2002, DKNY was the fourth best-selling designer dress shirt in U.S. department stores.

     WE HAVE SOPHISTICATED AND ESTABLISHED SOURCING, LOGISTICS, WAREHOUSE AND DISTRIBUTION SYSTEMS. Our centralized capabilities for worldwide procurement and sourcing support our efforts to deliver to our customers competitive, high quality and low cost goods on a timely basis. We have an extensive, established network of worldwide sourcing partners which allows us to meet our customers' needs in an efficient manner, with neither reliance on any one vendor or factory, nor reliance on vendors or factories in any one country. We also operate a system of wholesale and retail distribution centers which we believe have sufficient capacity to accommodate future growth, including our strategies for Calvin Klein, without a significant increase in capital expenditures. We believe that our investments in logistics and supply chain management allow us to respond rapidly to changes in sales trends and customer demands while enhancing our inventory management efficiencies.

     WE HAVE A HIGHLY EXPERIENCED MANAGEMENT TEAM. Our executive management team has extensive experience in the apparel industry, and many of our senior executives have spent the majority of their professional careers with us. Bruce
J. Klatsky, our Chairman and Chief Executive Officer, and Mark Weber, our President and Chief Operating Officer, have each been with us for over 30 years. In addition, the other 22 members of our senior management team have an average of 23 years of industry experience.

                              OUR BUSINESS STRATEGY

     We intend to capitalize on the significant opportunities presented by our recent acquisition of Calvin Klein, as well as focus on strengthening our core business, through the execution of the following strategies:

         MANAGEMENT AND DEVELOPMENT OF THE CALVIN KLEIN BRANDS. The acquisition of Calvin Klein provides us with the opportunity to use our core competencies to expand the product offerings under the globally-recognized Calvin Klein brands and to bring these new product offerings into additional channels of distribution. Additionally, we believe that we can realize significant corporate and administrative cost savings within the Calvin Klein business. We intend to do this while preserving the brands' prestige and global presence. Our primary development and growth initiatives include:

     o MAINTAIN AND ENHANCE THE CORE CALVIN KLEIN LICENSING BUSINESS. We intend to continue to license the Calvin Klein brands to existing licensees and to seek additional licensing partners as profitable opportunities arise. We believe that licensing the brands provides us with a relatively stable flow of revenues with high margins and enables us to market globally the Calvin Klein brands across multiple product categories, further enhancing the image and reach of these lifestyle brands.

     o DEVELOP A CALVIN KLEIN MEN'S BETTER SPORTSWEAR LINE. As Calvin Klein does not currently offer men's better sportswear, we plan to launch a men's better sportswear line in fall 2004, reflecting the Calvin Klein style and capitalizing on the strong Calvin Klein brand identity. These products will target better fashion department and specialty store customers and be sold in sportswear collection areas, complementing the existing main floor sportswear offerings of our other brands. We expect to capitalize on our experience in developing successful sportswear lines, sourcing expertise and strong wholesale customer relationships to take advantage of this market opportunity.

     o LICENSE A CALVIN KLEIN WOMEN'S BETTER SPORTSWEAR LINE. We recently entered into a strategic licensing arrangement with Kellwood Company to develop a women's better sportswear line to be marketed in North, Central and South America under the Calvin Klein name. Women's better sportswear is not currently offered under any of the Calvin Klein brands. Under the terms of the arrangement, Kellwood will collaborate with Andrew Grossman and Alexander Vreeland, who have formed a new business venture with Jay Schottenstein, G.A.V., to help develop and launch the line. Design, sales and marketing will be the responsibility of Messrs. Grossman and Vreeland, while Kellwood will be responsible for production, sourcing and distribution and providing working capital relating to G.A.V.'s performance under the license agreement. We will have design and customer approval and will control branding, advertising and public relations. It is our current expectation that this new line will launch in the United States as early as the spring 2004 season and not later than the fall 2004 season.

     o LICENSE, AND TRANSFER THE OPERATIONS OF, THE EXISTING CALVIN KLEIN MEN'S AND WOMEN'S HIGH-END READY-TO-WEAR COLLECTION APPAREL BUSINESSES. We recently entered into an agreement to license our men's and women's high-end ready-to-wear collection apparel businesses to Vestimenta, one of the world's leading manufacturers and distributors of women's and men's high-end ready-to-wear apparel. The license is an exclusive, worldwide, 10-year license for the Calvin Klein Collection brand. During a transition period, we will transfer the operations of our collection apparel businesses to Vestimenta. Vestimenta will be responsible for the merchandising, manufacturing, quality control, selling, warehousing and shipping aspects of such businesses. Our Calvin Klein design and advertising teams will be responsible for substantially all design, marketing, advertising and public relations aspects of the collection apparel businesses and will approve the wholesale customers to which Vestimenta will sell the collections. We believe this business relationship will optimize our global opportunities, enhance the brand image of Calvin Klein and result in cost savings.

     o OPERATE CALVIN KLEIN RETAIL OUTLET STORES. We intend to enhance our retail position by opening Calvin Klein stores in premium outlet malls that are consistent with the Calvin Klein image and in which other prestige designers maintain stores. We currently intend to open between 75 and 85 Calvin Klein outlet stores over time in such premium outlet malls. We believe that the strength of the Calvin Klein brands, our strong presence and considerable experience operating stores in outlet malls across the United States and our established relationships with landlords of the premium outlet malls should enable us to successfully execute this strategy.

     o REDUCE OVERHEAD EXPENSES. We believe that Calvin Klein's corporate overhead and back office expenses are significantly higher than required by the size and needs of its business. We intend to significantly reduce these costs and integrate many Calvin Klein overhead functions with our current operations, thereby increasing the cash flow and profitability of Calvin Klein. It is not our intention to reduce the in-house marketing and advertising and design divisions of Calvin Klein.

     CONTINUE TO STRENGTHEN THE COMPETITIVE POSITION AND IMAGE OF OUR CURRENT BRAND PORTFOLIO. We intend for each of our brands to be a leader in its respective market segment, with strong consumer awareness and consumer loyalty. We believe that our brands are successful in their respective segments because we have strategically positioned each brand to target a distinct consumer demographic. We will continue to design and market our branded products to complement each other, satisfy lifestyle needs, emphasize product features important to our target consumers and produce consumer loyalty.

     o ENHANCE OUR RELATIONSHIPS. We will seek to increase our market share within the dress shirt, sportswear and footwear segments by enhancing our relationships with existing customers and gaining increased floor space. We believe the broad appeal and diversity of our products, together with our customer, advertising and marketing support and our ability to offer products with innovative qualities, will enable us to expand and develop relationships with apparel retailers in the United States and internationally. In addition, we will continue to provide private label products as profitable opportunities arise.

     o INCREASE OUR SPORTSWEAR MARKET PENETRATION. We believe that our brands offer retailers advantages over many of the current less recognized labels available on the main floor due to the name recognition of our brands, the style, price and value equation we offer and the customer, advertising and marketing support that we provide. Our wholesale men's sportswear sales have increased 16.9% from 1998 to 2002. We believe that our share of the men's sportswear tops market in 2002 in U.S. department stores was 6.8%, compared to 4.8% in 2000. We believe our brands' advantages, as well as expected growth in this large and fragmented segment of the men's apparel market, provide us with an opportunity for further growth.

     o EXPAND OUR NETWORK OF LICENSING PARTNERS FOR FUTURE PRODUCT EXTENSION. We believe our nationally recognized brand names provide us with growth opportunities in product licensing. We will seek to strengthen our existing licensing relationships and to align ourselves with new licensing partners to take advantage of these growth opportunities as they arise. These opportunities may include the licensing of our brand names across other product categories and internationally.

     OPTIMIZE SUPPLY CHAIN AND LOGISTICS EFFICIENCIES. To address the needs of our customers, we are continuing to make investments and develop strategies to enhance our ability to provide timely product availability and delivery. Our investments in sophisticated systems should allow us to continue to reduce the cycle time between the design of products to the delivery of those products to our customers. We believe the enhancement of our supply chain efficiencies and working capital management through the effective use of our distribution network and overall infrastructure will allow us to better control costs and provide improved service to our customers.

                            CALVIN KLEIN ACQUISITION

       On February 12, 2003, we acquired Calvin Klein, one of the leading lifestyle design and marketing companies in the world. The total net consideration paid for our acquisition of Calvin Klein was $438.0 million, subject to post-closing purchase price adjustments, and was comprised of $408.0 million in net cash and $30.0 million of our common stock issued to the sellers. Additional terms of the Calvin Klein acquisition include:

     o Mr. Klein will receive contingent purchase price payments for 15 years based on a percentage of total worldwide net sales of products bearing any of the Calvin Klein brands.

     o Mr. Klein received a nine-year warrant to purchase 320,000 shares of our common stock at $28 per share.

     o Mr. Klein entered into a three-year consulting agreement with us for $1.0 million per year.

     We funded the cash portion of the purchase price through:

     o An investment of $250.0 million in our Series B convertible preferred stock made by affiliates of Apax Managers, Inc. and Apax Partners Europe Managers Limited. The Series B convertible preferred stock has a dividend rate of 8% per annum payable in cash. If we elect not to pay a cash dividend for any quarter, then the Series B convertible preferred stock will be treated for purposes of the payment of future dividends and upon conversion, redemption or liquidation as if an in-kind dividend had been paid.

     o The borrowing of $100.0 million of a $125.0 million secured term loan from the Apax affiliates. The additional $25.0 million of the term loan was drawn down on March 14, 2003. This loan was repaid in full with a portion of the net proceeds of the offering of the outstanding notes.

     o   $58.0 million of cash-on-hand.

                               OUR EQUITY INVESTOR

     Simultaneously with our acquisition of Calvin Klein, the affiliates of Apax Managers, Inc. and Apax Partners Europe Managers Limited invested $250.0 million in our company through the purchase of shares of our newly-authorized Series B convertible preferred stock. For a description of the Series B convertible preferred stock issued to the Apax affiliates, see "Description of Certain Other Indebtedness and Preferred Stock -- Preferred Stock -- Series B Convertible Preferred Stock." In addition, in connection with the Calvin Klein acquisition, the Apax affiliates provided us with a secured term loan which we repaid with a portion of the net proceeds of the offering of the outstanding notes.

     Apax Partners, one of the world's leading international private equity investment groups, manages and advises more than $12 billion on behalf of institutional investors worldwide. Its cross-border teams of more than 170 investment professionals in the United States, Europe, Israel and Japan work together to identify opportunities in the Retail/Consumer Products, Information Technology, Telecommunications, Healthcare, Media and Financial Services industries. Apax Partners has developed an expertise in retail and consumer-related businesses over the past 30 years. To date, the firm has backed over 80 such companies, including Office Depot, Sunglass Hut, America Online, Sephora, Chevy's, Aigle and Morgan International.

                      SECOND QUARTER 2003 EARNINGS RESULTS

     We generated net income in the three-month period ended August 3, 2003 of $9.0 million, or $0.13 per diluted common share after preferred dividends, compared with $7.9 million, or $0.28 per diluted common share, in the prior year. For the six-month period ended August 3, 2003, we generated net income of $6.8 million, resulting in a net loss of $0.09 per diluted common share after preferred dividends, compared with $7.0 million, or $0.25 per diluted common share, in the prior year. The improvement in our net income for the three-month period was primarly due to the addition of royalty and other revenues generated from our Calvin Klein business. These earnings were partially offset by an increase in interest expense associated with financing the Calvin Klein acquisition. The decrease in our net income for the six-month period was principally attributable to integration costs in the first quarter associated with the acquisition and the interest expense associated with financing the acquisition, partially offset by the addition of royalty and other revenues generated by our Calvin Klein business. The decrease in net income per diluted common share for the three- and six-month periods was principally due to dividends on our newly-issued Series B convertible preferred stock and an increase in the average common shares outstanding. We issued the Series B convertible preferred stock and such additional common stock in connection with the Calvin Klein acquisition.

     Total revenues in the three-month period ended August 3, 2003 increased 14% to $377.1 million from $331.2 million in the prior year. For the six-month period ended August 3, 2003, total revenues increased 11% to $754.1 million from $680.6 million in the prior year. The improvement in our second quarter revenues was principally due to the addition of royalty and other revenues generated by our Calvin Klein business, as well as sales increases in our wholesale apparel businesses, particularly IZOD, Van Heusen and Arrow. These increases were partially offset by sales declines in our retail businesses.

                              CORPORATE INFORMATION

     Phillips-Van Heusen Corporation was incorporated in Delaware in 1976 and is the successor to a business started in 1881 and, with respect to its footwear division, to G.H. Bass & Co., started in 1876. Our executive offices are located at 200 Madison Avenue, New York, New York 10016. Our telephone number is (212) 381-3500 and our corporate website address is www.pvh.com. Information contained on our corporate website is not incorporated by reference into this prospectus, and you should not consider information contained on our corporate website as part of this prospectus.

                          SUMMARY OF THE EXCHANGE OFFER


The Initial Offering of
 Outstanding Notes.....................  We sold the outstanding notes on May 5,
                                         2003 to Credit Suisse First Boston LLC,
                                         J.P. Morgan Securities Inc. and Lehman
                                         Brothers Inc. We collectively refer to
                                         those parties in this prospectus as the
                                         "initial purchasers." The initial
                                         purchasers subsequently resold the
                                         outstanding notes to qualified
                                         institutional buyers in reliance on
                                         Rule 144A under the Securities Act and
                                         to persons outside the United States in
                                         reliance on Regulation S.

The Exchange Offer ....................  We are offering to exchange up to
                                         $150.0 million aggregate principal
                                         amount of 8 1/8% Senior Notes due 2013,
                                         which will be registered under the
                                         Securities Act, for up to $150.0
                                         million aggregate principal amount of
                                         outstanding 8 1/8% Senior Notes due
                                         2013. In order to be exchanged, an
                                         outstanding note must be properly
                                         tendered and accepted. We will issue
                                         $1,000 principal amount of exchange
                                         notes for each respective $1,000
                                         principal amount of outstanding notes
                                         validly tendered and not withdrawn
                                         pursuant to this exchange offer. We
                                         will issue exchange notes promptly
                                         after the expiration of this exchange
                                         offer.

Expiration Date .......................  This exchange offer expires at 5:00
                                         p.m., New York City time,
                                         on____________, 2003, unless we decide
                                         to extend the expiration date, in which
                                         case the term "expiration date" means
                                         the latest date and time to which we
                                         extend this exchange offer. For more
                                         information, see "Exchange Offer --
                                         Expiration Date; Extensions;
                                         Amendments."

Withdrawal Rights .....................  You may withdraw the tender of your outstanding notes at any time prior to
                                         5:00 p.m., New York City time, on the
                                         expiration date. Any outstanding notes
                                         not accepted for exchange for any
                                         reason will be returned without expense
                                         to the tendering holder promptly after
                                         the expiration or termination of this
                                         exchange offer. For more information,
                                         see "Exchange Offer -- Withdrawal of
                                         Tenders."

Conditions to the Exchange Offer ......  This exchange offer is subject to customary conditions. See "Exchange
                                         Offer -- Conditions."

Procedures for Tendering
  Outstanding Notes ...................  If you wish to tender your notes for exchange in this exchange offer, you
                                         must transmit to the exchange agent on
                                         or before 5:00 p.m., New York City
                                         time, on the expiration date either:

                                         o   an original or a facsimile of a
                                             properly completed and duly
                                             executed copy of the letter of
                                             transmittal which accompanies this
                                             prospectus, together with your
                                             outstanding notes and any other
                                             documentation required by the
                                             letter of transmittal, at the
                                             address provided on the cover page
                                             of the letter of transmittal; or

                                         o   if the notes you own are held of
                                             record by The

                                             Depositary Trust Company (DTC) in
                                             book-entry form and you are making
                                             delivery, by book-entry transfer, a
                                             computer-generated message
                                             transmitted by means of DTC's
                                             Automated Tender Offer Program
                                             System (ATOP) in which you
                                             acknowledge and agree to be bound
                                             by the terms of the letter of
                                             transmittal and which, when
                                             received by the exchange agent,
                                             will form a part of a confirmation
                                             of book-entry transfer, DTC will
                                             facilitate the exchange of your
                                             notes and update your account to
                                             reflect the issuance of the
                                             exchange notes to you. ATOP allows
                                             you to electronically transmit your
                                             acceptance of this exchange offer
                                             to DTC instead of physically
                                             completing and delivering a letter
                                             of transmittal to the exchange
                                             agent.

                                         For more information see "Exchange
                                         Offer -- Procedures for Tendering."

Special Procedures for
  Beneficial Owners....................  If you are the beneficial owner of book-entry interests and your name does
                                         not appear on a security position
                                         listing of DTC as the holder of the
                                         book-entry interests or if you are a
                                         beneficial owner of outstanding notes
                                         that are registered in the name of a
                                         broker, dealer, commercial bank, trust
                                         company or other nominee and you wish
                                         to tender the book-entry interest or
                                         outstanding notes in this exchange
                                         offer, you should contact the person in
                                         whose name your book-entry interests or
                                         outstanding notes are registered
                                         promptly and instruct that person to
                                         tender on your behalf. For more
                                         information, see "Exchange Offer --
                                         Procedures for Tendering."

Guaranteed Delivery Procedures ........  If you wish to tender your outstanding notes and:

                                         o   time will not permit your notes or
                                             other required documents to reach
                                             the exchange agent by 5:00 p.m.,
                                             New York City time, on the
                                             expiration date; or

                                         o   the procedure for book-entry
                                             transfer cannot be completed on
                                             time;

                                         you may tender your notes by completing
                                         a notice of guaranteed delivery and
                                         complying with the guaranteed delivery
                                         procedures. For more information, see
                                         "Exchange Offer -- Guaranteed Delivery
                                         Procedures."

Resales of the Exchange Notes..........  Based on an interpretation by the staff of the SEC set forth in no-action
                                         letters issued to third parties, we
                                         believe that the exchange notes you
                                         receive in this exchange offer may be
                                         offered for resale, resold and
                                         otherwise transferred by you without
                                         compliance with the registration and
                                         prospectus delivery requirements of the
                                         Securities Act, provided that:

                                         o   you are acquiring the exchange
                                             notes in the ordinary course of
                                             your business;

                                         o   you are not participating, do not
                                             intend to participate, and have no
                                             arrangement or understanding with
                                             any person to participate, in the
                                             distribution of the exchange notes
                                             issued to you in this exchange
                                             offer; and

                                         o   you are not an affiliate of ours
                                             within the meaning of Rule 405 of
                                             the Securities Act.

                                         If any of these conditions are not
                                         satisfied and you transfer any exchange
                                         notes issued to you in this exchange
                                         offer without delivering a resale
                                         prospectus meeting the requirements of
                                         the Securities Act or without an
                                         exemption from registration of your
                                         exchange notes from these requirements,
                                         you may incur liability under the
                                         Securities Act. We will not assume, nor
                                         will we indemnify you against, any such
                                         liability.

                                         Each broker-dealer that is issued
                                         exchange notes in this exchange offer
                                         for its own account in exchange for
                                         outstanding notes must acknowledge that
                                         it will deliver a prospectus meeting
                                         the requirements of the Securities Act
                                         in connection with any resale of the
                                         exchange notes. A broker-dealer may use
                                         this prospectus for an offer to resell,
                                         resale or other retransfer of the
                                         exchange notes issued to it in this
                                         exchange offer in exchange for
                                         outstanding notes that were acquired by
                                         that broker-dealer as a result of
                                         market-making or other trading
                                         activities. For more information, see
                                         "Exchange Offer -- Resale of the
                                         Exchange Notes."

Registration Rights Agreement..........  In connection with the initial sale of the outstanding notes, we entered into
                                         a registration rights agreement with
                                         the initial purchasers. In that
                                         agreement we agreed, among other
                                         things, to use our reasonable best
                                         efforts to file the registration
                                         statement of which this prospectus
                                         forms a part with the SEC within 120
                                         days after the date we issued the
                                         outstanding notes. We also agreed to
                                         cause the registration statement to
                                         become effective within 210 days after
                                         the date we issued the outstanding
                                         notes and to consummate this exchange
                                         offer within 40 days after the
                                         registration statement becomes
                                         effective. This exchange offer is
                                         intended to satisfy your rights and our
                                         obligations with respect to an exchange
                                         offer under the registration rights
                                         agreement. If we fail to satisfy those
                                         obligations, we agreed to pay
                                         additional interest on the outstanding
                                         notes. After this exchange offer is
                                         complete, you will no longer be
                                         entitled to any exchange and certain
                                         registration rights with respect to
                                         your outstanding notes.

                                         Under certain circumstances set forth
                                         in the registration rights agreement,
                                         holders of notes,
                                         including holders who are not permitted
                                         to participate in this exchange offer
                                         or who may not freely sell exchange
                                         notes received in this exchange offer,
                                         may require us to file and cause to
                                         become effective, a shelf registration
                                         statement covering resales of the notes
                                         by these holders. For more information,
                                         see "Description of the Notes --
                                         Registered Exchange Offer; Registration
                                         Rights."

Effect on Holders of
  Outstanding Notes....................  As a result of making this exchange offer, and upon acceptance for exchange
                                         of all validly tendered outstanding
                                         notes pursuant to the terms thereof, we
                                         will have fulfilled one of the
                                         covenants contained in the registration
                                         rights agreement and, accordingly, we
                                         will not be obligated thereunder to pay
                                         additional interest for failure to take
                                         these actions. If you are a holder of
                                         outstanding notes and you do not tender
                                         them in this exchange offer, you will
                                         continue to hold them and you will be
                                         entitled to all the rights and subject
                                         to all the limitations applicable to
                                         the outstanding notes in the indenture,
                                         except for any rights under the
                                         registration rights agreement that by
                                         their terms terminate upon consummation
                                         of this exchange offer.

                                         To the extent that outstanding notes
                                         are tendered and accepted in this
                                         exchange offer, the trading market for
                                         the outstanding notes could be
                                         adversely affected.

Consequences of Failure to Exchange....  All untendered outstanding notes will continue to be subject to the
                                         restrictions on transfer provided for
                                         therein and in the indenture governing
                                         the notes. In general, the outstanding
                                         notes may not be offered or sold,
                                         unless registered under the Securities
                                         Act, except pursuant to an exemption
                                         from, or in a transaction not subject
                                         to, the Securities Act and applicable
                                         state securities laws. Other than in
                                         connection with this exchange offer, we
                                         do not currently anticipate that we
                                         will register the outstanding notes
                                         under the Securities Act. For more
                                         information, see "Exchange Offer --
                                         Consequences of Failure to Exchange."

Exchange Agent ........................  SunTrust Bank is serving as the exchange agent in connection with this
                                         exchange offer. The address and
                                         telephone number of the exchange agent
                                         are set forth under "Exchange Offer --
                                         Exchange Agent" at page 83.

Federal Income Tax Considerations .....  Based upon advice from counsel, we believe that the exchange of
                                         outstanding notes for exchange notes
                                         will not be a taxable event for U.S.
                                         federal income tax purposes. See
                                         "Material Federal Income Tax
                                         Consequences."

Use of Proceeds........................  We will not receive any proceeds from the issuance of exchange notes pursuant
                                         to this exchange offer. We will pay all
                                         of our expenses incident to this
                                         exchange offer.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES


     The terms of the exchange notes to be issued in this exchange offer are substantially identical in all material respects to those of the outstanding notes, except that:

     o   the exchange notes will be registered under the Securities Act;

     o the exchange notes will not be entitled to certain registration rights under the registration rights agreement; and

     o some of the contingent interest rate provisions of the registration rights agreement will no longer be applicable.

     The exchange notes will represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. We use the term "notes" in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer.................................  Phillips-Van Heusen Corporation

Securities Offered ....................  $150.0 million aggregate principal amount of 8 1/8% Senior Notes due 2013.

Maturity Date .........................  May 1, 2013.

Interest ..............................  Interest on the exchange notes accrues from the last interest payment date on
                                         which interest was paid on the
                                         outstanding notes surrendered for them,
                                         or, if no interest has been paid on
                                         such outstanding notes, from May 5,
                                         2003. We will not pay interest on the
                                         outstanding notes accepted for
                                         exchange. Interest is payable on May 1
                                         and November 1 of each year, commencing
                                         November 1, 2003.

Optional Redemption ...................  We may redeem any of the notes beginning on May 1, 2008. The initial
                                         redemption price is 104.063% of their
                                         principal amount, plus accrued
                                         interest. The redemption price will
                                         decline in each year after 2008 and
                                         will be 100% of their principal amount,
                                         plus accrued interest, beginning on May
                                         1, 2011.

                                         In addition, before May 1, 2006, we may
                                         redeem up to 35% of the aggregate
                                         principal amount of the notes with the
                                         proceeds of certain equity offerings at
                                         108.125% of their principal amount,
                                         plus accrued interest. See "Description
                                         of the Notes -- Optional Redemption."

Ranking................................  The notes are our senior unsecured obligations and rank equally in right
                                         of payment with all of our other
                                         existing and future senior unsecured
                                         indebtedness and senior in right of
                                         payment to all of our existing and
                                         future subordinated indebtedness.

                                         The notes are effectively subordinated
                                         to all of our existing and future
                                         secured indebtedness and other secured
                                         obligations to the extent of the value
                                         of the security for such indebtedness
                                         and obligations, including all
                                         indebtedness incurred under our senior
                                         secured revolving credit facility, our
                                         7 3/4% debentures due 2023 and our
                                         obligation to make contingent
                                         purchase price payments to Mr. Calvin
                                         Klein in connection with our
                                         acquisition of Calvin Klein. In
                                         addition, because our subsidiaries have
                                         not guaranteed the payment of principal
                                         and interest on the notes, the notes
                                         are effectively subordinated to all
                                         existing and future indebtedness and
                                         other liabilities of our subsidiaries.

                                         As of May 4, 2003, after giving pro
                                         forma effect to the sale of the
                                         outstanding notes and the use of the
                                         net proceeds of such sale, we would
                                         have had $549.1 million of indebtedness
                                         outstanding on a consolidated basis,
                                         which would have included $248.4
                                         million of secured indebtedness
                                         (including $148.9 million of
                                         outstanding letters of credit) and
                                         $149.5 million of subordinated
                                         indebtedness. See "Description of the
                                         Notes -- Ranking."

Change of Control......................  Upon the occurrence of certain change of control events, each holder may
                                         require us to repurchase all or a
                                         portion of the notes at a purchase
                                         price of 101% of their principal amount
                                         plus accrued interest, if any, to the
                                         date of purchase. See "Description of
                                         the Notes -- Change of Control."

Covenants .............................  The indenture contains covenants that limit our ability to:

                                         o   incur or guarantee additional
                                             indebtedness;

                                         o   pay dividends or make distributions
                                             on, or redeem or repurchase, our
                                             capital stock or subordinated
                                             indebtedness;

                                         o   make other restricted payments,
                                             including investments;

                                         o   enter into arrangements that
                                             restrict dividends from our
                                             subsidiaries;

                                         o   sell or otherwise dispose of
                                             assets, including capital stock of
                                             our subsidiaries;

                                         o   enter into transactions with
                                             affiliates;

                                         o   issue stock of subsidiaries;

                                         o   create certain liens;

                                         o   enter into sale/leaseback
                                             transactions; and

                                         o   consolidate or merge or sell all or
                                             substantially all of our assets and
                                             the assets of our subsidiaries.

                                         In addition, we are obligated to offer
                                         to repurchase the notes at a price of
                                         100% of their principal amount plus
                                         accrued interest to the date of
                                         repurchase in the event of certain
                                         asset sales.

                                         These restrictions and prohibitions are
                                         subject to a number of important
                                         qualifications and exceptions. See
                                         "Description of the Notes -- Certain
                                         Covenants."

Registration Rights....................  Upon consummation of this exchange offer, holders of notes will no longer
                                         have any rights under the registration
                                         rights agreement, except to the extent
                                         that we have continuing obligations to
                                         file a shelf registration statement and
                                         that some of the contingent interest
                                         rate provisions may be applicable in
                                         certain circumstances.

Absence of a Public Market for
  the Exchange Notes ..................  The exchange notes generally will be freely transferable, but they will also
                                         be new securities for which there will
                                         be no established market. Although the
                                         initial purchasers have informed us of
                                         their intention to make a market in the
                                         exchange notes, they are not obligated
                                         to do so and they may discontinue any
                                         market making at any time without
                                         notice. Accordingly, we cannot assure
                                         you as to the development or liquidity
                                         of any market for the exchange notes.

Use of Proceeds .......................  We will not receive any cash proceeds from this exchange offer.

                                  RISK FACTORS

     Investing in the notes involves substantial risks. You should carefully consider the risk factors set forth under the caption "Risk Factors" beginning on page 21 and the other information in this prospectus before participating in this exchange offer.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following summary historical financial information of Phillips-Van Heusen for the three-year period ended February 2, 2003 was derived from our audited consolidated financial statements included in our Annual Report on Form 10-K incorporated by reference in this prospectus. The following summary historical financial information of Phillips-Van Heusen for the thirteen weeks ended May 5, 2002 and May 4, 2003 was derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q incorporated by reference in this prospectus, which financial statements, in our opinion, reflect all known adjustments consisting of only normal recurring accruals, necessary for a fair presentation of such information. The results for the thirteen weeks ended May 5, 2002 and May 4, 2003 are not necessarily indicative of those for a full fiscal year due, in part, to seasonal factors. The summary historical financial information for the three-year period ended February 2, 2003 and for the thirteen weeks ended May 5, 2002 do not reflect the consummation of our acquisition of Calvin Klein or our capital structure following the Calvin Klein acquisition. Our results for the thirteen weeks ended May 4, 2003 include the results of Calvin Klein from and after the acquisition date of February 12, 2003.

     Because the information below is a summary, you should read the following information in conjunction with the other information contained under the captions "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto included in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, each incorporated by reference in this prospectus.

                                                                                    HISTORICAL
                                                       -----------------------------------------------------------------------
                                                                    FISCAL YEAR                       THIRTEEN WEEKS ENDED
                                                       ---------------------------------------     ---------------------------
                                                          2000         2001           2002         MAY 5, 2002     MAY 4, 2003
                                                       ----------   ----------      ----------     -----------     -----------
                                                                                 (IN THOUSANDS)
INCOME STATEMENT DATA:
Total revenues....................................     $1,455,548  $1,431,892       $1,404,973       $349,421        $377,029
Cost of goods sold................................       950,176      925,662(1)       873,743        230,541         222,062
                                                       ----------   ----------      ----------       --------        --------
Gross profit......................................       505,372      506,230         531,230         118,880         154,967
Selling, general and administrative expenses......       434,835      449,491         462,195         114,454         149,665
Restructuring and other charges...................            --       15,600(2)           --              --              --
                                                       ----------   ----------      ----------       --------        --------
Income before interest and taxes..................        70,537       41,139          69,035           4,426           5,302
Interest expense..................................        24,852       24,752          23,892           5,861           8,657
Interest income...................................         2,530          301           1,163             137              93
Income tax expense (benefit)......................        18,115        6,008          15,869            (467)         (1,109)
                                                       ----------   ----------      ----------       --------        --------
Net income (loss).................................       $30,100      $10,680         $30,437        $   (831)         (2,153)
                                                       ==========   ==========      ==========       ========        ========
Preferred stock dividends.........................                                                                      4,493
                                                                                                                     --------
Net income (loss) attributed to common stock......                                                                   $ (6,646)
                                                                                                                     ========
OTHER DATA:
Depreciation and amortization.....................       $20,051      $25,734         $25,678        $  6,208        $  6,776
Capital expenditures..............................        31,898       33,406          29,451           4,633           2,894
EBITDA (3)........................................        90,588       66,873(4)       94,713          10,634          12,078

                                                                                    HISTORICAL
                                                       -----------------------------------------------------------------------
                                                                    FISCAL YEAR                       THIRTEEN WEEKS ENDED
                                                       ---------------------------------------     ---------------------------
                                                          2000         2001           2002         MAY 5, 2002     MAY 4, 2003
                                                       ----------   ----------      ----------     -----------     -----------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA (AT END OF PERIOD):
Cash..............................................        $20,223      $43,579       $117,121         $  45,618      $  19,567
Working capital...................................        298,286      290,942        323,688           287,971        284,735
Total assets......................................        724,364      708,933        771,700           714,755      1,214,103
Senior debt.......................................         99,472       99,481         99,491            99,484        224,493
Total debt........................................        248,851      248,935        249,012           248,954        374,033
Stockholders' equity..............................       $268,561     $265,727       $272,227          $263,731       $294,084

-------------------

(1) Cost of goods sold includes $5.4 million of restructuring and other charges recorded in fiscal 2001 for exiting three dress shirt manufacturing facilities and liquidating related dress shirt inventories.

(2) Restructuring and other charges of $15.6 million recorded in fiscal 2001 relate to streamlining certain corporate and divisional operations and exiting three dress shirt manufacturing facilities.

(3) We have presented EBITDA to enhance your understanding of our operating results. EBITDA represents net income before interest expense, interest income, income taxes, depreciation and amortization. EBITDA is provided because we believe it is an important measure of financial performance commonly used to determine the value of companies and to define standards for borrowing from institutional lenders. You should not construe EBITDA as an alternative to net income as an indicator of our operating performance, or as an alternative to cash flows from operating activities as a measure of our liquidity, as determined in accordance with generally accepted accounting principles. We may calculate EBITDA differently than other companies.

     Net income (loss) in accordance with generally accepted accounting principles is reconciled to EBITDA as follows:

                                                                                    HISTORICAL
                                                       -----------------------------------------------------------------------
                                                                    FISCAL YEAR                       THIRTEEN WEEKS ENDED
                                                       ---------------------------------------     ---------------------------
                                                          2000         2001           2002         MAY 5, 2002     MAY 4, 2003
                                                       ----------   ----------      ----------     -----------     -----------
                                                                                 (IN THOUSANDS)

Net income (loss).............................           $30,100       $10,680       $30,437          $   (831)      $ (2,153)
     Income tax expense (benefit).............            18,115         6,008        15,869              (467)        (1,109)
     Interest expense.........................            24,852        24,752        23,892             5,861          8,657
     Interest income..........................             2,530           301         1,163               137             93
     Depreciation and amortization............            20,051        25,734        25,678             6,208          6,776
                                                         -------       -------       -------           -------        -------
EBITDA........................................           $90,588       $66,873       $94,713           $10,634        $12,078
                                                         =======       =======       =======           =======        =======

(4) EBITDA for fiscal 2001 includes restructuring and other charges of $21.0 million.

                SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION


     The following summary pro forma financial information was derived from our unaudited pro forma condensed consolidated financial information included in this prospectus under the caption "Unaudited Pro Forma Condensed Consolidated Financial Information." The unaudited pro forma condensed consolidated financial information is based on our audited consolidated financial statements and the audited combined financial statements of Calvin Klein. The unaudited pro forma condensed consolidated income statement for our fiscal year ended February 2, 2003 gives effect to our acquisition of Calvin Klein and the related financing and the sale of the outstanding notes and the use of the proceeds of such sale as if they had occurred on February 4, 2002. The unaudited pro forma condensed consolidated income statements for the thirteen weeks ended May 5, 2002 and May 4, 2003 give effect to our acquisition of Calvin Klein and the related financing and the sale of the outstanding notes and the use of the proceeds of such sale as if they had occurred at the beginning of each of the applicable periods presented.

     The summary pro forma financial information does not purport to represent what our results of operations or financial position would have been had the Calvin Klein acquisition and the related financing and the sale of the outstanding notes and the use of the proceeds of such sale in fact occurred at any date, nor does this information purport to project our results of operations or financial position for any future period or at any future date. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

     Because the information below is a summary, you should read the following information in conjunction with the other information contained under the captions "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the notes thereto included in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q incorporated by reference in this prospectus and Calvin Klein's financial statements and the notes thereto included in our Current Report on Form 8-K/A incorporated by reference in this prospectus.

                                                                             PRO FORMA
                                                        ---------------------------------------------------
                                                         FISCAL YEAR            THIRTEEN WEEKS ENDED
                                                        ------------     ----------------------------------
                                                            2002         MAY 5, 2002           MAY 4, 2003
                                                        ------------     ------------          ------------
                                                                        (IN THOUSANDS)
INCOME STATEMENT DATA:
Total revenues ....................................     $  1,576,965     $    392,419          $    380,926
Cost of goods sold ................................          910,323          239,686               222,892
                                                        ------------     ------------          ------------
Gross profit ......................................          666,642          152,733               158,034
Selling, general and administrative expenses ......          572,779          142,100               153,029
                                                        ------------     ------------          ------------
Income before interest and taxes ..................           93,863           10,633                 5,005
Interest expense ..................................           36,786            9,085                 8,964
Interest income ...................................              821               52                   141
Income tax expense (benefit) ......................           19,926              547                (1,298)
                                                        ------------     ------------          ------------
Net income (loss) .................................           37,972            1,053                (2,520)
Preferred stock dividends(1) ......................           20,027            4,986                 4,986
                                                        ------------     ------------          ------------
Net income (loss) attributed to common stock ......     $     17,945     $     (3,933)         $     (7,506)
                                                        ============     ============          ============
OTHER DATA (2):
Depreciation and amortization .....................     $     30,728     $      7,471          $      6,779
Capital expenditures ..............................           32,528            5,402                 2,894
EBITDA (3) ........................................          124,591           18,104                11,784

------------------

(1) Reflects a dividend of 8% on the Series B convertible preferred stock. If we elect not to pay a cash dividend for any quarter, then the Series B convertible preferred stock will be treated for purposes of the payment of future dividends and upon conversion, redemption or liquidation as if an in-kind dividend had been paid. We elected not to pay a cash dividend for the quarter ended May 4, 2003.

(2) Other data does not include contingent purchase price payments of $20.1 million that would have been payable to Mr. Klein for fiscal 2002 if the acquisition of Calvin Klein had occurred on February 4, 2002. As part of the purchase price in connection with our acquisition of Calvin Klein, Mr. Klein will receive contingent purchase price payments for 15 years equal to 1.15% of total worldwide net sales of products bearing any of the Calvin Klein brands. Such contingent purchase price payments will be charged to goodwill and intangible assets.

     Subsequent to our acquisition of Calvin Klein, we entered into an agreement with Vestimenta to license the existing Calvin Klein's men's and women's high-end ready-to-wear collection apparel businesses, commencing with the spring 2004 collection. During the period prior to our license of the businesses, we will transfer the operations of the businesses to Vestimenta. During the transition period, we expect to continue to incur operating losses in connection with our operations of these businesses. If the 2002 operating results of the men's and women's high-end ready-to-wear collection apparel businesses were to reflect the transactions contemplated by our agreement with Vestimenta, then pro forma total revenues would have been reduced by $17.2 million to $1,559.8 million, depreciation and amortization would not have changed materially, pro forma income before interest and taxes would have increased by $14.1 million to $108.0 million and pro forma net income would have increased by $8.8 million to $46.8 million. As part of the agreement with Vestimenta, we will continue to design the collection apparel and, accordingly, design costs, as well as certain marketing costs we have agreed to continue, have not been eliminated in calculating these amounts.

(3) We have presented EBITDA to enhance your understanding of our operating results. EBITDA represents net income before interest expense, interest income, income taxes, depreciation and amortization. EBITDA is provided because we believe it is an important measure of financial performance commonly used to determine the value of companies and to define standards for borrowing from institutional lenders. You should not construe EBITDA as an alternative to net income as an indicator of our operating performance, or as an alternative to cash flows from operating activities as a measure of our liquidity, as determined in accordance with generally accepted accounting principles. We may calculate EBITDA differently than other companies.

     Net income (loss) in accordance with generally accepted accounting principles is reconciled to EBITDA as follows:

                                                                  PRO FORMA
                                                -------------------------------------------
                                                FISCAL YEAR       THIRTEEN WEEKS ENDED
                                                -------------------------------------------
                                                    2002         MAY 5, 2002     MAY 4,2003
                                                -----------      ----------      ----------
                                                               (IN THOUSANDS)
     Net income (loss).............. .......    $    37,972      $    1,053      $   (2,520)
         Income tax expense (benefit).......         19,926             547          (1,298)
         Interest expense...................         36,786           9,085           8,964
         Interest income....................            821              52             141
         Depreciation and amortization .....         30,728           7,471           6,779
                                                -----------      ----------      ----------
     EBITDA.................................    $   124,591      $   18,104      $   11,784
                                                ===========      ==========      ==========

                                  RISK FACTORS

     An investment in our notes involves a high degree of risk. You should carefully consider the following risks, in addition to the other information contained in this prospectus and the documents to which we have referred you, before participating in this exchange offer.

                 RISKS RELATED TO OUR BUSINESS AND OUR INDUSTRY

     WE MAY NOT BE ABLE TO REALIZE REVENUE GROWTH, COST SAVINGS OR SYNERGIES FROM INTEGRATING, DEVELOPING AND GROWING CALVIN KLEIN.

     A significant portion of our business strategy involves integrating, developing and growing the Calvin Klein business. Our realization of any revenue growth, cost savings or synergies from Calvin Klein will depend largely upon our ability to:

     o quickly and substantially reduce the administrative and corporate overhead and back office expenses of Calvin Klein;

     o develop, and obtain selling space for, a Calvin Klein men's better sportswear line and successfully design and market that line over time;

     o successfully develop the licensing relationship with Kellwood for a Calvin Klein women's better sportswear line;

     o successfully develop the licensing relationship with Vestimenta for the men's and women's high-end ready-to-wear collection apparel businesses;

     o open and successfully operate a chain of Calvin Klein retail outlet stores in premium outlet malls;

     o maintain and enhance the distinctive brand identity of Calvin Klein while integrating the Calvin Klein business within our company;

     o maintain good working relationships with Calvin Klein's licensees and enter into new licensing arrangements; and

     o execute our strategies for Calvin Klein without adversely impacting our existing business.

     We cannot assure you that we can successfully execute any of these actions or our growth strategy for the Calvin Klein brands or that the launch of our Calvin Klein men's better sportswear line or the launch of any other Calvin Klein branded products by us or our licensees will achieve the degree of consistent success necessary to generate profits or positive cash flow. Our ability to successfully carry out our growth strategy may be affected by, among other things, our ability to enhance our relationships with existing customers to obtain additional selling space and develop new relationships with apparel retailers, economic and competitive conditions, changes in consumer spending patterns and changes in consumer tastes and style trends. If we fail to develop and grow successfully the Calvin Klein business, our financial condition and results of operations may be materially and adversely affected.

WE FACE SIGNIFICANT CHALLENGES INTEGRATING CALVIN KLEIN.

     To achieve the anticipated benefits of our acquisition of Calvin Klein, we will need to integrate the businesses of our Calvin Klein subsidiaries into our operations. We will face significant challenges in consolidating functions and integrating management procedures, personnel and operations in an efficient and effective manner, including:

     o increased demands on management related to the significant increase in our size and diversity of our businesses after our acquisition of Calvin Klein;

     o the diversion of management's attention from our company's daily operations to implement our strategies for Calvin Klein;

     o the retention and integration of key Calvin Klein employees, including designers and marketing and advertising professionals, who may be uncertain about the changes they are observing and experiencing, such as working for a public company after having worked for a small private company, having colleagues leave due to consolidation, having new reporting lines, policies, procedures, benefits and compensation practices, and having a changed work environment as a result of the differences between the prestigious fashion-oriented Calvin Klein brands and our traditional, moderately-priced businesses and as a result of Mr. Klein not being an employee and having only a limited consulting role;

     o maintaining aspects of Calvin Klein that are to be kept separate from (and which in some cases are different from) our other businesses, such as:

               o overseeing a large number of domestic and foreign licensees over broad product areas;

               o administering a substantial worldwide marketing and advertising budget relating to the Calvin Klein marketing and advertising campaigns, which campaigns have a high profile and are sometimes controversial; and

               o addressing the different distribution needs of our new Calvin Klein products and closely monitoring fashion trends and the status of our Calvin Klein labels;

     o managing the transition of our high-end ready-to-wear apparel businesses to Vestimenta; and

     o merging administrative systems and other functions, including information technology, accounting, financial reporting and logistics systems, distribution facilities and operations and books and records practices and procedures, as well as in maintaining uniform standards and controls, including internal accounting and audit controls, procedures and policies.

A SUBSTANTIAL PORTION OF OUR REVENUES AND GROSS PROFIT IS DERIVED FROM A SMALL NUMBER OF LARGE CUSTOMERS AND THE LOSS OF ANY OF THESE CUSTOMERS COULD SUBSTANTIALLY REDUCE OUR REVENUES.

     A few of our customers, including Federated, JCPenney, Kohl's, May and Wal-Mart, account for significant portions of our revenues. Sales to our five largest customers were 30.7% of our revenues in fiscal 2002, 27.7% of our revenues in fiscal 2001 and 28.3% of our revenues in fiscal 2000. We do not have long-term agreements with any of our customers and purchases generally occur on an order-by-order basis. A decision by any of our major customers, whether motivated by competitive conditions, financial difficulties or otherwise, to decrease significantly the amount of merchandise purchased from us or our licensing or other business partners, or to change their manner of doing business with us or our licensing or other business partners, could substantially reduce our revenues and have a material adverse effect on our financial condition and results of operations. The retail industry has, in the past, experienced a great deal of consolidation and other ownership changes. Retailers, in the future, may further consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which could decrease the number of stores that carry our products or increase the ownership concentration within the retail industry. These changes could increase our reliance on a smaller number of large customers.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY FINANCIAL INSTABILITY EXPERIENCED BY OUR CUSTOMERS.

     During the past several years, various retailers have experienced significant financial difficulties, which have resulted in bankruptcies, liquidations and store closings. We sell our products primarily to national and regional department, mid-tier department and mass market stores in the United States on credit and evaluate each customer's financial condition on a regular basis in order to determine the credit risk we take in selling goods to them. The financial difficulties of a customer could cause us to curtail business with that customer and we may be unable to shift sales to another viable customer. We may also assume more credit risk relating to receivables of a customer experiencing financial instability. Should these circumstances arise with respect to our customers, our inability to shift sales or to collect on our trade accounts receivable from any one of our customers could substantially reduce our revenues and have a material adverse effect on our financial condition and results of operations.

WE PRIMARILY USE FOREIGN SUPPLIERS FOR OUR PRODUCTS AND RAW MATERIALS, WHICH POSES RISKS TO OUR BUSINESS OPERATIONS.

     During fiscal 2002, in excess of 95% of our apparel products and 95% of our raw materials for apparel were produced by and purchased or procured from independent manufacturers located in countries in the Far East, Indian subcontinent, Middle East, Caribbean and Central America. We believe that we are one of the largest procurers of shirting fabric in the world. Additionally, 100% of our footwear products and of the raw materials therefor were produced by and purchased or procured from independent manufacturers located in countries in the Far East, Europe, South America and the Caribbean. Although no single supplier and no one country is critical to our production needs, any of the following could materially and adversely affect our ability to produce or deliver our products and, as a result, have a material adverse effect on our business, financial condition and results of operations:

     o political or labor instability in countries where contractors and suppliers are located;

     o political or military conflict involving the United States, which could cause a delay in the transportation of our products and raw materials to us and an increase in transportation costs;

     o heightened terrorism security concerns, which could subject imported or exported goods to additional, more frequent or more thorough inspections, leading to delays in deliveries or impoundment of goods for extended periods or could result in decreased scrutiny by customs officials for counterfeit goods, leading to lost sales, increased costs for our anti-counterfeiting measures and damage to the reputation of our brands;

     o a significant decrease in availability or increase in cost of raw materials, particularly petroleum-based synthetic fabrics, which are currently in high demand;

     o disease epidemics and health related concerns, such as the recently subsided SARS outbreak and the mad cow and hoof and mouth disease outbreaks in recent years, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas;

     o the migration and development of manufacturers, which can affect where our products are or are planned to be produced;

     o imposition of regulations and quotas relating to imports and our ability to adjust timely to changes in trade regulations, which, among other things, could limit our ability to produce products in cost-effective countries that have the labor and expertise needed;

     o   imposition of duties, taxes and other charges on imports;

     o significant fluctuation of the value of the dollar against foreign currencies; and

     o restrictions on transfers of funds out of countries where our foreign licensees are located.

IF OUR MANUFACTURERS FAIL TO USE ACCEPTABLE ETHICAL BUSINESS PRACTICES, OUR BUSINESS COULD SUFFER.

     We require our manufacturers to operate in compliance with applicable laws, rules and regulations regarding working conditions, employment practices and environmental compliance. Additionally, we impose upon our business partners, operating guidelines that require additional obligations in those areas in order to promote ethical business practices, and our staff periodically visits and monitors the operations of our independent manufacturers to determine compliance. However, we do not control our independent manufacturers or their labor and other business practices. If one of our manufacturers violates labor or other laws or implements labor or other business practices that are generally regarded as unethical in the United States, the shipment of finished products to us could be interrupted, orders could be cancelled, relationships could be terminated and our reputation could be damaged. Any of these events could have a material adverse effect on our revenues and, consequently, our results of operations.

OUR RELIANCE ON INDEPENDENT MANUFACTURERS COULD CAUSE DELAY AND DAMAGE CUSTOMER RELATIONSHIPS.

     In fiscal 2002, we relied upon independent third parties for the manufacture of more than 95% of our apparel products and 100% of our footwear products. We do not have long-term contracts with any of our suppliers. A manufacturer's failure to ship products to us in a timely manner or to meet required quality standards could cause us to miss the delivery date requirements of our customers for those products. As a result, customers may cancel their orders, refuse to accept deliveries or demand reduced prices. Any of these actions taken by our customers may have a material adverse effect on our revenues and, consequently, our results of operations.

AS A RESULT OF OUR ACQUISITION OF CALVIN KLEIN, WE HAVE INCREASED OUR DEPENDENCE ON REVENUES FROM ROYALTY, DESIGN AND SIMILAR FEES.

     In fiscal 2002, $10.8 million, or 0.8%, of our revenues were derived from licensing royalties. In fiscal 2002, 73.3% of Calvin Klein's revenues were derived from royalty, design and similar fees from business partners. On a pro forma basis reflecting our acquisition of Calvin Klein, Calvin Klein's royalty, design and similar fees would have generated 8.0% of our fiscal 2002 revenues (and will account for a significant portion of our revenues in the future). A few of Calvin Klein's business partners, including Warnaco, Unilever and Marchon Eyewear, account for significant portions of its revenues. Royalty, design and similar fees from Calvin Klein's three largest business partners accounted for approximately 46% of its revenues in fiscal 2002. The operating profit associated with our royalty, design and similar fee revenues is significant because the operating expenses directly associated with administering and monitoring an individual licensing or similar agreement are minimal. Therefore, the loss of a significant business partner, whether due to the termination or expiration of the relationship, the cessation of the business partner's operations or otherwise, including as a result of financial difficulties, without an equivalent replacement, could materially affect our profitability. For example, Warnaco accounted for approximately 25% of Calvin Klein's revenues and approximately 36% of Calvin Klein's royalty, design and similar fee revenues, in fiscal 2002. Although Warnaco has emerged from bankruptcy proceedings, no assurance can be given as to its future financial stability. While we generally have significant control over our business partners' products and advertising, we rely on our business partners for, among other things, operational and financial controls over their businesses. Our business partners' failure to successfully market licensed products or our inability to replace our existing business partners could adversely affect our revenues both directly from reduced royalty, design and similar fees received and indirectly from reduced sales of our other products. Risks are also associated with a business partner's ability to:

     o   obtain capital;

     o   manage its labor relations;

     o   maintain relationships with its suppliers;

     o   manage its credit risk effectively; and

     o   maintain relationships with its customers.

     In addition, we rely on our business partners to preserve the value of our brands. Although we make every attempt to protect our brands through, among other things, approval rights over design, production quality, packaging, merchandising, distribution, advertising and promotion of our products, we cannot assure you that we can control the use by our business partners of each of our licensed brands. The misuse of our brands by a material business partner could have a material adverse effect on our business, financial condition and results of operations. For example, Calvin Klein in the past has been involved in legal proceedings with Warnaco with respect to certain quality and distribution issues. As a result of our acquisition of Calvin Klein, Warnaco is entitled to control design and advertising related to the sale of underwear, intimate apparel and sleepwear products bearing the Calvin Klein brands. We cannot assure you that Warnaco will maintain the same standards of design and advertising previously maintained by Calvin Klein, although we believe they are generally obligated to do so.

OUR RETAIL STORES ARE HEAVILY DEPENDENT ON THE ABILITY AND DESIRE OF CONSUMERS TO TRAVEL AND SHOP.

     Our retail stores are located principally in outlet malls, which are typically located in or near vacation destinations or away from large population centers where department stores and other traditional retailers are concentrated. As a result, fuel shortages, increased fuel prices, travel restrictions, travel concerns, bad weather and other circumstances, including as a result of war, terrorist attacks or the perceived threat of war or terrorist attacks, which would lead to decreased travel, could have a material adverse affect on us, as was the case after the September 11th terrorist attacks. Other factors which could affect the success of our stores include:

     o the location of the mall or the location of a particular store within the mall;

     o   the other tenants occupying space at the mall;

     o   increased competition in areas where the outlet malls are located;

     o a downturn in the economy generally or in a particular area where an outlet mall is located; and

     o the amount of advertising and promotional dollars spent on attracting consumers to the malls.

WE MAY BE UNABLE TO PROTECT OUR TRADEMARKS AND OTHER INTELLECTUAL PROPERTY
RIGHTS.

     Our trademarks and other intellectual property rights are important to our success and our competitive position. We are susceptible to others imitating our products and infringing our intellectual property rights. Since our acquisition of Calvin Klein, we are more susceptible to infringement of our intellectual property rights, as the Calvin Klein brands enjoy significant worldwide consumer recognition and the generally higher pricing of Calvin Klein branded products creates additional incentive for counterfeiters and infringers. Imitation or counterfeiting of our products or infringement of our intellectual property rights could diminish the value of our brands or otherwise adversely affect our revenues. We cannot assure you that the actions we have taken to establish and protect our trademarks and other intellectual property rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to invalidate our trademarks or block sales of our products as a violation of the trademarks and intellectual property rights of others. In addition, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other intellectual property rights of ours or in marks that are similar to ours or marks that we license and/or market or that we will be able to successfully resolve these types of conflicts to our satisfaction. In some cases, there may be trademark owners who have prior rights to our marks because the laws of certain foreign countries may not protect intellectual property rights to the same extent as do the laws of the United States. In other cases there may be holders who have prior rights to similar marks. For example, we were involved in a proceeding relating to a company's claim of prior rights to the IZOD mark in Mexico, and Calvin Klein was involved in a proceeding relating to a company's claim of prior rights to the Calvin Klein mark in Chile. We are currently involved in opposition and cancellation proceedings with respect to marks similar to some of our brands, both domestically and internationally.

THE SUCCESS OF CALVIN KLEIN DEPENDS ON THE VALUE OF OUR CALVIN KLEIN BRANDS, AND IF THE VALUE OF THOSE BRANDS WERE TO DIMINISH, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     Our success depends on our brands and their value. The Calvin Klein name is integral to the existing Calvin Klein business, as well as to the implementation of our strategies for growing and expanding Calvin Klein. Although Mr. Klein will continue as a consultant for three years, he is no longer a member of management. Our Calvin Klein business could be adversely affected if there is a perception by consumers that, as a result of the sale of the business, Mr. Klein's role has changed in a manner that is disadvantageous to the Calvin Klein business. The Calvin Klein brands could be adversely affected if Mr. Klein's public image or reputation were to be tarnished. We may seek in the future stockholder approval to change the name of our company to "Calvin Klein Inc." or a similar name. Any such name change could increase our risks related to the public perception of the Calvin Klein name. In addition, we market some of our products under the names and brands of other recognized designers: Geoffrey Beene, Kenneth Cole and Donna Karan (DKNY). Our sales of those products could be materially and adversely affected if any of those designer's images or reputations were to be negatively impacted.

OUR REVENUES AND PROFITS ARE CYCLICAL AND SENSITIVE TO GENERAL ECONOMIC CONDITIONS, CONSUMER CONFIDENCE AND SPENDING PATTERNS.

     The apparel and footwear industries in which we operate have historically been subject to substantial cyclical variations and are particularly affected by adverse trends in the general economy, with consumer spending tending to decline during recessionary periods. The success of our operations depends on consumer spending. Consumer spending is impacted by a number of factors, including actual and perceived economic conditions affecting disposable consumer income (such as unemployment, wages and salaries), business conditions, interest rates, availability of credit and tax rates in the general economy and in the international, regional and local markets where our products are sold. Any significant deterioration in general economic conditions (such as the current economic downturn) or increases in interest rates could reduce the level of consumer spending and inhibit consumers' use of credit. In addition, war, terrorist activity or the threat of war and terrorist activity may adversely affect consumer spending, and thereby have a material adverse effect on our financial condition and results of operations.

WE FACE INTENSE COMPETITION IN THE APPAREL AND FOOTWEAR INDUSTRIES.

         Competition is strong in the segments of the apparel and footwear industries in which we operate. We compete with numerous domestic and foreign designers, brands and manufacturers of apparel, accessories and footwear, some of which are significantly larger or more diversified or have greater resources than we do. In addition, through their use of private label programs, we compete directly with our wholesale customers. We compete within the apparel and footwear industries primarily on the basis of:

     o anticipating and responding to changing consumer tastes and demands in a timely manner and developing attractive, quality products;

     o   maintaining favorable brand recognition;

     o appropriately pricing products and creating an acceptable value proposition for customers;

     o   providing strong and effective marketing support;

     o ensuring product availability and optimizing supply chain efficiencies with third-party manufacturers and retailers; and

     o obtaining sufficient retail floor space and effective presentation of our products at retail.

     We attempt to minimize risks associated with competition, including risks related to changing style trends and product acceptance, by closely monitoring retail sales trends. The failure, however, to compete effectively or to keep pace with rapidly changing markets could have a material adverse effect on our business, financial condition and results of operations. In addition, if we misjudge the market for our products, we may be faced with significant excess inventories for some products and missed opportunities with others.

THE LOSS OF MEMBERS OF OUR EXECUTIVE MANAGEMENT AND OTHER KEY EMPLOYEES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     We depend on the services and management experience of Bruce J. Klatsky, Mark Weber and other of our executive officers who have substantial experience and expertise in our business. We also depend on key employees involved in our licensing, design and advertising operations. Competition for qualified personnel in the apparel and footwear industries is intense, and competitors may use aggressive tactics to recruit our key employees. The unexpected loss of services of one or more of these individuals could materially adversely affect us.

SIGNIFICANT INFLUENCE BY CERTAIN STOCKHOLDERS.

     In connection with our acquisition of Calvin Klein, the Apax affiliates purchased our Series B convertible preferred stock, which, as of August 3, 2003, was convertible by them into 37.9% of our outstanding common stock. If we elect not to pay a cash dividend for any quarter, then the Series B convertible preferred stock will be treated for purposes of the payment of future dividends and upon conversion, redemption or liquidation as if an in-kind dividend had been paid. As a result, it is possible that if we do not pay a cash dividend in any quarter through the third quarter of fiscal 2009 (assuming no further issuances of common stock, including as a result of the exercise of stock options), a change in control will result under our existing various indentures and certain other agreements. See "-- We may not be able to repurchase the notes upon a change of control" below.

     While the holders of our Series B convertible preferred stock are prohibited from initiating a take-over, in certain circumstances, they may be able to participate in a bidding process initiated by a third party. As long as affiliates of the Apax affiliates own at least 50% of the shares of our Series B convertible preferred stock initially sold to the Apax affiliates, they will have the ability to prevent a change of control, or a sale of all or substantially all of our assets. Additionally, as long as 50% of our Series B convertible preferred stock remains outstanding, the holders of our Series B convertible preferred stock will have a right to purchase their pro rata share of newly-issued securities. The holders of our Series B convertible preferred stock have certain additional rights, including the right to approve the issuance of certain new series of our preferred stock, which could also have the effect of discouraging a third party from pursuing a non-negotiated takeover, and preventing changes in control, of our company. See "Description of Certain Other Indebtedness and Preferred Stock -- Preferred Stock -- Series B Convertible Preferred Stock."

     As a result of the rights related to their ownership of our Series B convertible preferred stock, the Apax affiliates have substantial influence over our company, including by virtue of their right to elect separately as a class three directors and to have one of their directors serve on the audit, compensation, nominating and executive committees of our board subject to applicable law, rule and regulation. In addition, circumstances may occur in which the interests of the Apax affiliates, as preferred equity investors, are in conflict with your interests as holders of the notes.

                       RISKS RELATED TO THE EXCHANGE OFFER

IF YOU DO NOT EXCHANGE YOUR OUTSTANDING NOTES, THEY WILL CONTINUE TO BE SUBJECT TO RESTRICTIONS ON TRANSFER.

     If you do not exchange your outstanding notes for exchange notes in this exchange offer, you will continue to be subject to the restrictions on transfer of your outstanding notes described in the legend on the certificates for your outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the outstanding notes under the Securities Act.

YOUR OUTSTANDING NOTES WILL NOT BE ACCEPTED FOR EXCHANGE IF YOU FAIL TO FOLLOW THE EXCHANGE OFFER PROCEDURES.

     We will not accept your outstanding notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes, letter of transmittal and other required documents by the expiration date of this exchange offer or you do not otherwise comply with the guaranteed delivery procedures for tendering your notes, we will not accept your outstanding notes for exchange. Neither we nor the exchange agent is under a duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we will not accept your outstanding notes for exchange unless we decide in our sole discretion to waive those defects or irregularities.

SOME HOLDERS WHO EXCHANGE THEIR OUTSTANDING NOTES MAY BE DEEMED TO BE UNDERWRITERS AND THESE HOLDERS WILL BE REQUIRED TO COMPLY WITH THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS IN CONNECTION WITH ANY RESALE TRANSACTION.

     If you exchange your outstanding notes in this exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

BECAUSE THERE IS NO PUBLIC MARKET FOR THE EXCHANGE NOTES, YOU MAY NOT BE ABLE TO RESELL THEM.

     The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

     o   the liquidity of any trading market that may develop;

     o   the ability of holders to sell their exchange notes; or

     o the price at which the holders will be able to sell their exchange notes.

     We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through an automated quotation system. If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures, our financial performance and the interest of securities dealers in making a market in the exchange notes.

     We understand that the initial purchasers presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during this exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active market will exist for the exchange notes or that any trading market that does develop will be liquid.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the exchange notes, regardless of our prospects and financial performance.

                           RISKS RELATED TO THE NOTES

OUR SUBSTANTIAL LEVEL OF DEBT COULD IMPAIR OUR FINANCIAL CONDITION.

         We currently have a substantial amount of debt. As of May 4, 2003, after giving pro forma effect to the sale of the outstanding notes and the use of the net proceeds of such sale, we would have had $399.0 million of outstanding debt (excluding $150.1 million of outstanding letters of credit and guarantees), including $99.5 million of secured debt (excluding $148.9 million of outstanding letters of credit), representing 42.1% of our total capitalization. Our significant level of debt could have important consequences to you, including:

     o requiring a substantial portion of our cash flows from operations be used for the payment of interest on our debt, therefore reducing the funds available to us for our operations or other capital needs;

     o limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate because our available cash flow after paying principal and interest on our debt may not be sufficient to make the capital and other expenditures necessary to address these changes;

     o increasing our vulnerability to general adverse economic and industry conditions because, during periods in which we experience lower earnings and cash flow, we will be required to devote a proportionally greater amount of our cash flow to paying principal and interest on our debt;

     o limiting our ability to obtain additional financing in the future to fund working capital, capital expenditures, acquisitions and general corporate requirements;

     o placing us at a competitive disadvantage to other relatively less leveraged competitors that have more cash flow available to fund working capital, capital expenditures and general corporate requirements; and

     o any borrowings we make at variable interest rates, including our revolving credit facility, leave us vulnerable to increases in interest rates generally.

SERVICING OUR DEBT, INCLUDING THE NOTES, WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH AND WE MAY BE UNABLE TO GENERATE SUFFICIENT CASH FLOW DUE TO MANY FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

     Our ability to make payments with respect to our obligations under the notes and our other outstanding debt depends on our future operating performance. Our performance will be affected by our ability to operate and expand profitably our recently acquired Calvin Klein business and by prevailing economic conditions and financial, competitive, business and other factors, many of which are beyond our control.

     As a result of the financing of our acquisition of Calvin Klein, including through the sale of the outstanding notes, our interest expense has increased. Our business may not generate sufficient cash flow from operations, we may not realize our currently anticipated revenues, cost savings and operating performance and we may not have sufficient future borrowings available to us to pay our debt, including the notes. If we are unable to meet our debt service obligations or fund our other liquidity needs, including our obligation to pay Mr. Klein contingent purchase price payments, we could be forced to reduce or delay capital expenditures, forego other business opportunities, sell material assets or operations, restructure or refinance our debt, obtain additional capital or renegotiate, replace or terminate arrangements. Some of these transactions could occur at times and on terms that are less advantageous or disadvantageous to us or may not be available to us at all, which could cause us to default on our obligations and impair our liquidity. Because a significant portion of our assets is pledged as security to the lenders under our revolving credit facility, we may not be able to restructure or refinance our debt on satisfactory terms, if at all. In addition, if we fail to pay Mr. Klein a contingent purchase price payment when due and such failure to pay continues for 60 days or more after a final judgment by a court is rendered relating to our failure to pay, Mr. Klein will no longer be restricted from competing with us as he otherwise would be under the non-competition provisions contained in the purchase agreement relating to our acquisition of Calvin Klein, although he would still not be able to use any of the Calvin Klein brands or any similar trademark in any competing business.

DESPITE OUR CURRENT DEBT LEVELS, WE WILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT, WHICH COULD INCREASE THE RISKS DESCRIBED ABOVE.

     We have the right to incur substantial debt in the future. As of May 4, 2003, after giving pro forma effect to the use of the net proceeds of the sale of the outstanding notes, we would have had $176.1 million available for borrowing under our revolving credit facility. In addition, although the indentures governing our 9 1/2% senior subordinated notes due 2008, our 7 3/4% debentures due 2023 and the notes each contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions, and additional debt incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the related risks that we now face would intensify.

COVENANT RESTRICTIONS UNDER OUR REVOLVING CREDIT FACILITY AND OUR INDENTURES IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS ON US AND MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS AND TO MAKE PAYMENTS ON THE NOTES.

     Our revolving credit facility, the indenture governing the notes and the agreements and instruments governing our other outstanding debt contain covenants that restrict our ability to finance future operations or capital needs, to take advantage of other business opportunities that may be in our interest or to satisfy our obligations under the notes. These covenants restrict our ability to, among other things:

     o   incur or guarantee additional debt or extend credit;

     o pay dividends or make distributions on, or redeem or repurchase, our capital stock or subordinated debt;

     o   make other restricted payments, including investments;

     o   dispose of assets;

     o   engage in transactions with affiliates;

     o enter into agreements restricting our subsidiaries' ability to pay dividends;

     o   create liens on our assets or engage in sale/leaseback transactions;
         and

     o effect a consolidation or merger, or sell, transfer, lease or otherwise dispose of all or substantially all of our assets.

     In addition, our revolving credit facility requires us to maintain certain levels of excess borrowing base availability and in certain cases comply with a specified financial ratio, which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet these requirements. A breach of any of these covenants, or our inability to comply with the financial ratio, would result in a default under our revolving credit facility. If an event of default under our revolving credit facility occurs, the lenders could elect to declare all amounts outstanding under the revolving credit facility, together with accrued interest, to be immediately due and payable which would result in acceleration of our other debt, including the notes. If we were unable to repay any such borrowings when due, the revolving credit facility lenders could proceed against their collateral, which also secures some of our other indebtedness. Under that circumstance, we may not have sufficient funds to pay the notes.

     Also, under the indenture governing our 7 3/4% debentures due 2023, if we pay any dividend on or acquire our capital stock which would cause us to be unable to meet a specified financial test, then the holders of the debentures would have a right to have their notes redeemed. If this were to occur, we may not have sufficient funds to satisfy this obligation. See "Description of Certain Other Indebtedness and Preferred Stock -- 7 3/4% Debentures."

THE NOTES ARE EFFECTIVELY SUBORDINATED TO OUR SECURED OBLIGATIONS AND ALL OBLIGATIONS OF OUR SUBSIDIARIES.

     The notes are our general, unsecured obligations. Therefore, the notes are effectively subordinated to all of our secured debt, to the extent of the value of the collateral, and all debt and other obligations, including trade payables, of our subsidiaries. As of May 4, 2003, after giving pro forma effect to the net proceeds of the sale of the outstanding notes, we would have had $99.5 million of secured debt (excluding $148.9 million of outstanding letters of credit). All obligations under our revolving credit facility are secured by liens on substantially all of our assets and our domestic subsidiaries' assets, including the working capital assets of our domestic Calvin Klein subsidiaries, and a pledge of all of the equity interests in our Calvin Klein subsidiaries. In addition, our 7 3/4% debentures due 2023 are secured by liens on all collateral securing our revolving credit facility, ratably with our revolving credit facility lenders. Our obligation to make contingent purchase price payments to Mr. Calvin Klein is secured by a subordinated pledge of all of the equity interests in our Calvin Klein subsidiaries and a subordinated lien on substantially all of our domestic Calvin Klein subsidiaries' assets.

     We conduct a portion of our operations, including the entirety of the current Calvin Klein business, through our subsidiaries. As of May 4, 2003, after giving pro forma effect to the use of the net proceeds of the sale of the outstanding notes, our subsidiaries would have had $179.7 million of total outstanding liabilities, including subsidiary guarantees totalling $148.9 million for outstanding letters of credit under our revolving credit facility. In addition, our Calvin Klein subsidiaries have guaranteed our obligation to make contingent purchase price payments to Mr. Klein.

     The effect of this subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving us or a subsidiary, the assets of the affected entity could not be used to pay you until after:

     o   all secured claims against the affected entity have been fully paid;
         and

     o if the affected entity is a subsidiary, all other claims against that subsidiary, including trade payables, have been fully paid.

     Holders of the notes will participate ratably in our remaining assets with all holders of our other unsecured debt that is deemed to be of the same class as the notes or which is not expressly subordinated to the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. If any of the foregoing events were to occur, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured debt.

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

     Upon the occurrence of a change of control, we will be required to make an offer to you in cash to repurchase all or any part of your notes at 101% of their principal amount, plus accrued and unpaid interest. If a change of control occurs, we may not have sufficient funds at that time to pay the purchase price for all tendered notes. In addition, our ability to effect a redemption of the notes upon a change in control may be impaired by the effect of various provisions in agreements governing our existing debt obligations. The occurrence of a change in control will result in an event of default under our revolving credit facility and permit the lenders to accelerate the maturity of all of the obligations under the revolving credit facility and to pursue their rights and remedies including foreclosure of their liens upon our and our subsidiaries' assets. A change in control would further result in an event of default under the agreements governing the collateral for our contingent payment obligations to Mr. Klein and would permit Mr. Klein to foreclose his lien on the equity interests in our Calvin Klein subsidiaries and on substantially all of the assets of our domestic Calvin Klein subsidiaries. Furthermore, under the indenture governing our 7 3/4% debentures due 2023, a default under the revolving credit facility as a result of a change in control would constitute an event of default under that indenture entitling the holders to accelerate the maturity of the debentures and exercise their rights and remedies. The same result would also occur under the indenture governing our 9 1/2% senior subordinated notes due 2008. Also, under that indenture the holders of those notes would have a right to have their notes redeemed upon a change in control.

     In the event that a change of control occurs at a time when we are prohibited from repurchasing the notes, we could seek the consent of the revolving credit facility lenders and the other holders of our debt to repurchase the notes or could attempt to refinance those borrowings. If we do not obtain their consent or refinance the borrowings, we will remain prohibited from repurchasing the notes, which would constitute an event of default under the indenture governing the notes. In addition, we may not have the financial resources necessary to repurchase the notes upon a change in control, particularly if that change of control event triggers a similar repurchase requirement for, or results in the acceleration of, any of our other debt. Any debt agreements we enter into in the future may contain similar provisions. Certain transactions that constitute a change of control under our existing and future debt instruments may not constitute a change of control under the indenture governing the notes.

YOUR RIGHT TO REQUIRE US TO REDEEM THE NOTES IS LIMITED.

     The holders of the notes have limited rights to require us to purchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. The change of control provisions of the indenture governing the notes may not afford protection to the holders of the notes if such transactions were to occur, including a transaction initiated by us or certain "permitted holders" described in the indenture, if the transaction does not result in a change of control or otherwise result in an event of default under the indenture. See "Description of the Notes -- Change of Control."

                                 USE OF PROCEEDS

     We will receive no proceeds from the exchange of outstanding notes pursuant to this exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of the outstanding notes, the terms of which are substantially identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

     Our net proceeds from the sale of the outstanding notes (after deducting discounts payable to the initial purchasers and our offering expenses) were approximately $144.5. We used a portion of the net proceeds to repay the outstanding balance of $125.0 million, plus accrued interest, of the two-year term loan provided by the Apax affiliates and the balance of the net proceeds will be used for general corporate purposes. The proceeds of the term loan were used to pay a portion of the purchase price and costs incurred in connection with the Calvin Klein acquisition. The loan bore interest until February 12, 2004 at a rate of 10% per annum and 15% per annum thereafter.

                                 CAPITALIZATION

     The following table sets forth our unaudited pro forma capitalization and cash and cash equivalents at May 4, 2003, giving effect to the sale of the outstanding notes and the use of the proceeds of such sale as if they had occurred on that date. This table should be read in conjunction with the other information contained under the captions "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto included in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, each incorporated by reference in this prospectus.


                                                                          MAY 4, 2003
                                                                   ----------------------------
                                                                                   PRO FORMA
                                                                    ACTUAL        FOR OFFERING
                                                                    ------        ------------
Cash and cash equivalents..............................            $ 19,567         $ 37,867
                                                                   ========         ========

Long-term debt
     7 3/4% debentures due 2023........................              99,493           99,493
     Term loan.........................................             125,000               --
     8 1/8% outstanding notes due 2013.................               --             150,000
                                                                   --------         --------
         Total senior debt.............................             224,493          249,493
     9 1/2% senior subordinated notes due 2008.........            149,540          149,540
                                                                   --------         --------
         Total long-term debt..........................             374,033          399,033

Series B convertible preferred stock...................             254,493          254,493
Total stockholders' equity.............................             294,084          294,084
                                                                   --------         --------
Total capitalization...................................            $922,610         $947,610
                                                                   ========         ========

                    SELECTED HISTORICAL FINANCIAL INFORMATION

     The selected historical financial information presented below as of and for each of our fiscal years ended January 31, 1999, January 30, 2000, February 4, 2001, February 3, 2002 and February 2, 2003 is derived from our audited consolidated financial statements. The selected historical financial information presented below as of and for each of the thirteen weeks ended May 5, 2002 and May 4, 2003 is derived from our unaudited condensed consolidated financial statements. Our selected historical financial information should be read in conjunction with the other information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the accompanying notes thereto included in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q incorporated by reference in this prospectus, and other financial and statistical information included elsewhere in this prospectus.


                                                                  FISCAL YEAR                               THIRTEEN WEEKS ENDED
                                         --------------------------------------------------------------   -----------------------
                                                                                                             MAY 5,      MAY 4,
                                            1998         1999        2000        2001           2002          2002        2003
                                         ----------   ----------  ----------  ----------     ----------   ----------   ----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)                     (UNAUDITED)

INCOME STATEMENT DATA:
   Net sales .........................   $1,293,569   $1,267,790  $1,447,934  $1,422,177     $1,394,212   $  347,183   $  347,581
   Royalty and other revenues ........        9,516        3,700       7,614       9,715         10,761        2,238       29,448
                                         ----------   ----------  ----------  ----------     ----------   ----------   ----------
   Total revenues ....................    1,303,085    1,271,490   1,455,548   1,431,892      1,404,973      349,421      377,029
   Cost of goods sold ................      856,160      820,464     950,176     925,662(1)     873,743      230,541      222,062
                                         ----------   ----------  ----------  ----------     ----------   ----------   ----------
   Gross profit ......................      446,925      451,026     505,372     506,230        531,230      118,880      154,967
   Selling, general and
       administrative expenses .......      403,440      402,716     434,835     449,491        462,195      114,454      149,665
   Restructuring and other charges ...         --           --          --        15,600(2)        --           --           --
                                         ----------   ----------  ----------  ----------     ----------   ----------   ----------
   Income before interest and taxes ..       43,485       48,310      70,537      41,139         69,035        4,426        5,302
   Interest expense ..................       28,206       24,209      24,852      24,752         23,892        5,861        8,657
   Interest income ...................          463        1,779       2,530         301          1,163          137           93
                                         ----------   ----------  ----------  ----------     ----------   ----------   ----------
   Income (loss) before income taxes .       15,742       25,880      48,215      16,688         46,306       (1,298)      (3,262)
   Income tax expense (benefit) ......        3,915        9,007      18,115       6,008         15,869         (467)      (1,109)
                                         ----------   ----------  ----------  ----------     ----------   ----------   ----------
   Net income (loss) .................   $   11,827   $   16,873  $   30,100  $   10,680     $   30,437   $     (831)      (2,153)
                                         ==========   ==========  ==========  ==========     ==========   ==========
   Preferred stock dividends .........                                                                                      4,493(3)
                                                                                                                       ----------
   Net loss attributed to common
       stock .........................                                                                                 $   (6,646)
                                                                                                                       ==========
   Net income (loss) per common
       share-- basic .................   $     0.43   $     0.62  $     1.10  $     0.39     $     1.10   $    (0.03)  $    (0.22)
                                         ==========   ==========  ==========  ==========     ==========   ==========   ==========
   Net income (loss) per common
       share-- diluted ...............   $     0.43   $     0.62  $     1.10  $     0.38     $     1.08   $    (0.03)  $    (0.22)
                                         ==========   ==========  ==========  ==========     ==========   ==========   ==========

INCOME STATEMENT DATA, AS ADJUSTED (4):
   Net income (loss) .................   $   11,827   $   16,873  $   30,100  $   10,680     $   30,437   $     (831)  $   (2,153)
   Goodwill amortization, net of tax
       benefit .......................        2,304        1,746       1,877       2,849           --           --           --
                                         ----------   ----------  ----------  ----------     ----------   ----------   ----------
   Net income (loss) as adjusted .....   $   14,131   $   18,619  $   31,977  $   13,529     $   30,437   $     (831)  $   (2,153)
                                         ==========   ==========  ==========  ==========     ==========   ==========   ==========
   Net income (loss) per common
       share-- basic .................   $     0.52   $     0.68  $     1.17  $     0.49     $     1.10   $    (0.03)  $    (0.22)
                                         ==========   ==========  ==========  ==========     ==========   ==========   ==========
   Net income (loss) per common
       share-- diluted ...............   $     0.52   $     0.68  $     1.17  $     0.48     $     1.08   $    (0.03)  $    (0.22)
                                         ==========   ==========  ==========  ==========     ==========   ==========   ==========

                                                                     FISCAL YEAR                               THIRTEEN WEEKS ENDED
                                                -----------------------------------------------------------    --------------------
                                                                                                                MAY 5,      MAY 4,
                                                  1998        1999        2000        2001           2002        2002        2003
                                                --------    --------    --------    --------       --------    --------    --------
                                                  (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)                 (UNAUDITED)
CASH FLOW AND OTHER DATA:
EBITDA (5) ..................................    $68,927     $67,727     $90,588     $66,873(6)     $94,713     $10,634     $12,078
Cash flows provided by (used in) operating
     activities .............................     24,348      73,980      35,389      63,653        105,228       7,837     (36,747)
Cash flows provided by (used in) investing
     activities .............................    (38,213)     33,960    (106,763)    (39,006)       (29,451)     (4,633)   (432,826)
Cash flows provided by (used in) financing
     activities .............................     13,074     (24,076)     (3,224)     (1,291)        (2,235)     (1,165)    372,019
Capital expenditures ........................     38,213      31,291      31,898      33,406         29,451       4,633       2,894
Cash dividends declared per common share ....       0.15        0.15        0.15        0.15           0.15       0.075       0.075
Ratio of earnings to fixed charges (7) ......        1.3x        1.5x        2.0x        1.3x           1.9x        0.9x        0.8x

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital .............................   $235,331    $301,390    $298,286    $290,942       $323,688    $287,971    $284,735
Total assets ................................    674,313     673,748     724,364     708,933        771,700     714,755   1,214,103
Total debt ..................................    268,723     248,784     248,851     248,935        249,012     248,954     374,033
Stockholders' equity ........................    228,888     241,685     268,561     265,727        272,227     263,731     294,084

--------------
(1) Cost of goods sold includes $5.4 million of restructuring and other charges recorded in fiscal 2001 for exiting three dress shirt manufacturing facilities and liquidating related dress shirt inventories.

(2) Restructuring and other charges of $15.6 million recorded in fiscal 2001 relate to streamlining certain corporate and divisional operations and exiting three dress shirt manufacturing facilities.

(3) Reflects a dividend of 8% on the Series B convertible preferred stock. If we elect not to pay a cash dividend for any quarter, then the Series B convertible preferred stock will be treated for the payment of future dividends and upon conversion, redemption or liquidation as if an in-kind dividend had been paid. We elected not to pay a cash dividend for the quarter ended May 4, 2003.

(4) As a result of our adoption of FASB Statement #142, "Goodwill and Other Intangible Assets" in fiscal 2002, we no longer amortize goodwill. The income statement data above reflects an adjustment to exclude goodwill amortization expense, net of tax benefit, recorded in the prior fiscal years.

(5) We have presented EBITDA to enhance your understanding of our operating results. EBITDA represents net income before interest expense, interest income, income taxes, depreciation and amortization. EBITDA is provided because it is an important measure of financial performance commonly used to determine the value of companies and to define standards for borrowing from institutional lenders. You should not construe EBITDA as an alternative to net income, as an indicator of our operating performance, or as an alternative to cash flows from operating activities as a measure of our liquidity, as determined in accordance with generally accepted accounting principles. We may calculate EBITDA differently than other companies.

     Net income (loss) in accordance with generally accepted accounting principles is reconciled to EBITDA as follows:

                                                           FISCAL YEAR                      THIRTEEN WEEKS ENDED
                                     ----------------------------------------------------   --------------------
                                                                                              MAY 5,      MAY 4,
                                       1998       1999       2000       2001       2002       2002        2003
                                     --------   --------   --------   --------   --------   --------    --------
                                                          (IN THOUSANDS)                         (UNAUDITED)
     Net income (loss)               $ 11,827   $ 16,873   $ 30,100   $ 10,680   $ 30,437   $   (831)   $ (2,153)
       Income tax expense (benefit)     3,915      9,007     18,115      6,008     15,869       (467)     (1,109)
       Interest expense                28,206     24,209     24,852     24,752     23,892      5,861       8,657
       Interest income                    463      1,779      2,530        301      1,163        137          93
       Depreciation and amortization   25,442     19,417     20,051     25,734     25,678      6,208       6,776
                                     --------   --------   --------   --------   --------   --------    --------
     EBITDA                          $ 68,927   $ 67,727   $ 90,588   $ 66,873   $ 94,713   $ 10,634    $ 12,078
                                     ========   ========   ========   ========   ========   ========    ========

(6) EBITDA for fiscal 2001 includes restructuring and other charges of $21.0 million.

(7) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated interest component of rent expense. Due to the seasonality of our business, the ratio of earnings to fixed charges for the thirteen weeks ended May 5, 2002 and May 4, 2003 is not indicative of the results for a full fiscal year. The amount of deficiency in the ratio of earnings to fixed charges was $1.3 million and $3.3 million for the thirteen weeks ended May 5, 2002 and May 4, 2003, respectively.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated financial information of Phillips-Van Heusen is based on our audited consolidated financial statements included in our Annual Report on Form 10-K and the audited combined financial statements of Calvin Klein included in our Current Report on Form 8-K/A, each incorporated by reference in this prospectus. The unaudited pro forma condensed consolidated income statement for the year ended February 2, 2003 gives effect to our acquisition of Calvin Klein and the related financing and the sale of the outstanding notes and the use of the net proceeds of such sale as if they had occurred on February 4, 2002. The unaudited pro forma condensed consolidated income statements for the thirteen weeks ended May 5, 2002 and May 4, 2003 give effect to our acquisition of Calvin Klein and the related financing and the sale of the outstanding notes and the use of the proceeds of such sale as if they had occurred at the beginning of each of the applicable periods presented.

     Our fiscal years end on the Sunday closest to February 1 and Calvin Klein's fiscal years end on the Saturday closest to December 31. The unaudited pro forma condensed consolidated income statement for our fiscal year ended February 2, 2003 includes historical information for us for our fiscal year ended February 2, 2003 and historical information for Calvin Klein for its fiscal year ended December 28, 2002. The unaudited pro forma condensed consolidated income statement for the thirteen weeks ended May 5, 2002 includes historical information for us for the thirteen weeks ended May 5, 2002 and information derived from historical information for Calvin Klein for its fiscal year ended December 28, 2002. The unaudited pro forma condensed consolidated income statement for the thirteen weeks ended May 4, 2003 includes historical information for us for the thirteen weeks ended May 4, 2003, as adjusted for the period February 3, 2003 to February 11, 2003, as if the acquisition was completed on February 3, 2003.

     The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to represent what our results of operations or financial position would actually have been had our acquisition of Calvin Klein and the related financing and the sale of the outstanding notes and the use of the net proceeds of such sale in fact occurred on the dates specified, nor do they purport to project our results of operations or financial position for any future period or at any future date. The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable.

     The unaudited pro forma condensed consolidated financial information should be read in conjunction with the other information contained under the captions "Selected Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the notes thereto included in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q incorporated by reference in this prospectus and Calvin Klein's financial statements and the notes thereto included in our Current Report on Form 8-K/A incorporated by reference in this prospectus.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                       FISCAL YEAR ENDED FEBRUARY 2, 2003
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          CALVIN                       PRO FORMA
                                                PVH       KLEIN      ACQUISITION          FOR        OFFERING        PRO
                                              (ACTUAL)   (ACTUAL)    ADJUSTMENTS      ACQUISITION   ADJUSTMENTS     FORMA
                                              --------   --------    -----------      -----------   -----------     -----
Net sales...............................    $1,394,212   $   45,952                    $1,440,164                 $1,440,164
Royalty and related revenue.............        10,761      126,040                       136,801                    136,801
                                            ----------   ----------   ----------       ----------     --------    ----------
Total revenues (1)......................     1,404,973      171,992                     1,576,965                  1,576,965
Cost of goods sold......................       873,743       36,580                       910,323                    910,323
                                            ----------   ----------   ----------       ----------     --------    ----------
Gross profit............................       531,230      135,412                       666,642                    666,642
Selling, general, administrative and
     other expenses.....................       462,195      132,356     $(21,772)(3)      572,779                    572,779
                                            ----------   ----------   ----------       ----------     --------    ----------
Income before interest and taxes (1)....        69,035        3,056       21,772           93,863                     93,863
Interest expense........................        23,892          156       12,500 (4)       36,548      $238(4)        36,786
Interest income.........................         1,163                      (600)(5)          563       258(5)           821
                                            ----------   ----------   ----------       ----------     --------    ----------
Income before taxes.....................        46,306        2,900        8,672           57,878        20           57,898
Income tax expense......................        15,869        4,048            2 (6)       19,919         7(6)        19,926
                                            ----------   ----------   ----------       ----------     --------    ----------
Net income (loss)(1)....................        30,437       (1,148)       8,670           37,959        13           37,972
Preferred stock dividends...............                                  20,027 (2)       20,027                     20,027
                                            ----------   ----------   ----------       ----------     --------    ----------
Net income (loss) attributed to common
     stock..............................    $   30,437    $  (1,148)    $(11,357)      $   17,932      $ 13       $   17,945
                                            ==========   ==========   ==========       ==========     ========    ==========
Basic net income per common share (2)...    $     1.10                                 $     0.59                 $     0.59
                                            ==========                                 ==========                 ==========
Diluted net income per common share (2).    $     1.08                                 $     0.58                 $     0.58
                                            ==========                                 ==========                 ==========



    See Notes to Unaudited Pro Forma Condensed Consolidated Income Statements

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                        THIRTEEN WEEKS ENDED MAY 5, 2002
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          CALVIN                  PRO FORMA
                                                PVH       KLEIN    ACQUISITION       FOR        OFFERING        PRO
                                              (ACTUAL)   (ACTUAL)  ADJUSTMENTS   ACQUISITION   ADJUSTMENTS     FORMA
                                              --------   --------  -----------   -----------   -----------     -----
Net sales...............................    $ 347,183    $  11,488                 $ 358,671                $358,671
Royalty and related revenue.............        2,238       31,510                    33,748                  33,748
                                            ---------    ---------   --------      ---------   -----------  --------
Total revenues..........................      349,421       42,998                   392,419                 392,419
Cost of goods sold......................      230,541        9,145                   239,686                 239,686
                                            ---------    ---------   --------      ---------   -----------  --------
Gross profit............................      118,880       33,853                   152,733                 152,733
Selling, general, administrative and
     other expenses.....................      114,454       33,089   $(5,443)(3)     142,100                 142,100
                                            ---------    ---------   --------      ---------   -----------  --------
Income before interest and taxes........        4,426          764     5,443          10,633                  10,633
Interest expense........................        5,861           39     3,125 (4)       9,025        $60(4)     9,085
Interest income.........................          137                   (150)(5)         (13)        65(5)        52
                                            ---------    ---------   --------      ---------   -----------  --------
Income (loss) before taxes..............       (1,298)         725     2,168           1,595          5        1,600
Income tax expense (benefit)............         (467)       1,012         0 (6)         545          2(6)       547
                                            ---------    ---------   --------      ---------   -----------  --------
Net income (loss).......................         (831)        (287)    2,168           1,050          3        1,053
Preferred stock dividends...............                               4,986 (2)       4,986                   4,986
                                            ---------    ---------   --------      ---------   -----------  --------
Net income (loss) attributed to common
     stock..............................    $    (831)     $  (287)  $(2,818)      $  (3,936)       $ 3      $(3,933)
                                            =========    =========   ========      =========   ===========  ========
Basic net loss per common share (2).....    $   (0.03)                             $   (0.13)                $ (0.13)
                                            =========                              =========                 =======
Diluted net loss per common share (2)...    $   (0.03)                             $   (0.13)                $ (0.13)
                                            =========                              =========                 =======


    See Notes to Unaudited Pro Forma Condensed Consolidated Income Statements

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                        THIRTEEN WEEKS ENDED MAY 4, 2003
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        PRO FORMA
                                                PVH      ACQUISITION       FOR         OFFERING        PRO
                                              (ACTUAL)   ADJUSTMENTS   ACQUISITION   ADJUSTMENTS      FORMA
                                              --------   -----------   -----------   -----------      -----
Net sales...............................     $347,581    $   1,016 (7)   $348,597                  $  348,597
Royalty and related revenue.............       29,448        2,881 (7)     32,329                      32,329
                                             --------    ---------       --------    -----------   ----------
Total revenues..........................      377,029        3,897 (7)    380,926                     380,926
Cost of goods sold......................      222,062          830 (7)    222,892                     222,892
                                             --------    ---------       --------    -----------   ----------
Gross profit............................      154,967        3,067 (7)    158,034                     158,034
Selling, general, administrative and
     other expenses.....................      149,665        3,364 (7)    153,029                     153,029
                                             --------    ---------       --------    -----------   ----------
Income before interest and taxes........        5,302         (297)(7)      5,005                       5,005
Interest expense........................        8,657          247 (8)      8,904        $  60 (4)      8,964
Interest income.........................           93          (17)(8)         76           65 (5)        141
                                             --------    ---------       --------    -----------   ----------
Income (loss) before taxes..............       (3,262)        (561)        (3,823)           5         (3,818)
Income tax expense (benefit)............       (1,109)        (191)(6)     (1,300)           2 (6)     (1,298)
                                             --------    ---------       --------    -----------   ----------
Net income (loss).......................       (2,153)        (370)        (2,523)           3         (2,520)
Preferred stock dividends...............        4,493          493 (7)      4,986                       4,986
                                             --------    ---------       --------    -----------   ----------
Net income (loss) attributed to common
     stock..............................     $ (6,646)   $    (863)      $ (7,509)        $  3     $   (7,506)
                                             ========    =========       ========    ===========   ==========
Basic net loss per common share ........     $  (0.22)                   $  (0.25)                 $    (0.25)
                                             ========                    ========                  ==========
Diluted net loss per common share ......     $  (0.22)                   $  (0.25)                 $    (0.25)
                                             ========                    ========                  ==========




    See Notes to Unaudited Pro Forma Condensed Consolidated Income Statements

      NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS


(1) Subsequent to our acquisition of Calvin Klein, we entered into an agreement with Vestimenta to license the existing Calvin Klein's men's and women's high-end ready-to-wear collection apparel businesses commencing with the spring 2004 collection. During the period prior to our license of the businesses, we will transfer the operations of the businesses to Vestimenta. During the transition period, we expect to continue to incur operating losses in connection with our operations of these businesses.

     If the 2002 operating results of Calvin Klein's men's and women's high-end ready-to-wear collection apparel businesses were to reflect the transactions contemplated by our agreement with Vestimenta, then pro forma total revenues would have been reduced by $17.2 million to $1,559.8 million, pro forma income before interest and taxes would have increased by $14.1 million to $108.0 million and pro forma net income would have increased by $8.8 million to $46.8 million. As part of the agreement with Vestimenta, we will continue to design the collection apparel and, accordingly, design costs, as well as certain marketing costs we have agreed to continue, have not been eliminated in calculating these amounts.

(2) Pro forma net income per common share for fiscal 2002 is pro forma net income, less preferred dividends of $20.0 million, or 8.0%, on the Series B convertible preferred stock, divided by our fiscal 2002 average shares of common stock outstanding, as adjusted for 2,535,926 shares of common stock issued in connection with the acquisition of Calvin Klein. Pro forma net income per common share for the thirteen weeks ended May 5, 2002 is pro forma net income, less preferred dividends of $5.0 million, or 8.0%, on the Series B convertible preferred stock, divided by our fiscal 2002 first quarter average shares of common stock outstanding, as adjusted for 2,535,926 shares of common stock issued in connection with the acquisition of Calvin Klein. If we elect not to pay a cash dividend for any quarter, then the Series B convertible preferred stock will be treated for purposes of the payment of future dividends and upon conversion, redemption or liquidation as if an in-kind dividend had been paid.

(3) Details of the unaudited pro forma adjustments to selling, general and administrative expenses reflect the following: (i) the payment to Mr. Klein in connection with the three-year consulting agreement that we entered into with Mr. Klein whereby he is available to consult on advertising, marketing, design, promotion and publicity aspects of Calvin Klein; (ii) the elimination of compensation expenses and fringe benefits and other costs directly associated with Mr. Klein and Mr. Barry Schwartz, the two principal selling shareholders of Calvin Klein, whose employment (and their related employment agreements) terminated upon consummation of our acquisition of Calvin Klein; and (iii) the elimination of the amount paid to Mr. Klein by Calvin Klein under a design services letter agreement based on a percentage of sales of certain Calvin Klein branded products. In connection with our acquisition, we bought all of Mr. Klein's rights under that agreement in consideration of a warrant to purchase 320,000 shares of our common stock and contingent purchase price payments for 15 years equal to 1.15% of total worldwide net sales of products bearing any of the Calvin Klein brands.

     Acquisition adjustments for the respective periods reflect the following:


                                                                                                     THIRTEEN
                                                                                     FISCAL YEAR    WEEKS ENDED
                                                                                     -----------    -----------
                                                                                        2002        MAY 5, 2002
                                                                                     -----------    -----------
                                                                                            (IN THOUSANDS)
    Consulting agreement payment.................................................     $  (1,000)     $    (250)
    Elimination of expenses directly related to the two principal selling
    shareholders.................................................................         5,720           1,430
    Elimination of payment under design services letter agreement................        17,052           4,263
                                                                                      ---------      ---------
    Pro forma acquisition adjustments............................................     $  21,772      $    5,443
                                                                                      =========      ==========

(4) The unaudited pro forma adjustments to interest expense for the respective periods reflect the following:

                                                                                               THIRTEEN
                                                              FISCAL YEAR                    WEEKS ENDED
                                                              ------------           ----------------------------
                                                                  2002               MAY 5, 2002      MAY 4, 2003
                                                              ------------           -----------      -----------
    Acquisition Adjustments:                                                         (IN THOUSANDS)
    Term loan.............................................      $  12,500             $    3,125
                                                              =============           ==========
    Offering Adjustments:
    Outstanding notes.....................................        $12,188                 $3,047           $3,047
    Amortization of estimated fees and offering costs.....            550                    138              138
    Less: Term loan.......................................        (12,500)                (3,125)          (3,125)
                                                                ---------             ----------         --------
    Pro forma offering adjustments........................      $     238             $       60         $     60
                                                              =============           ==========       ============

(5) The unaudited pro forma adjustments to interest income for the respective periods reflect the following:

                                                                                           THIRTEEN
                                                                FISCAL YEAR               WEEKS ENDED
                                                                ------------   -------------------------------
                                                                   2002        MAY 5, 2002         MAY 4, 2003
                                                                ------------   -----------         -----------
    Acquisition Adjustments:                                                       (IN THOUSANDS)
    Reduction in interest income based on acquisition
         adjustments to cash and cash equivalents.........        $  (600)      $  (150)
                                                                 ==========     =========
    Offering Adjustments:
    Interest income on additional cash received in
         connection with offering.........................        $   258       $    65              $   65
                                                                 ==========     =========           ========


(6) With respect to the fiscal year ended February 2, 2003 and the thirteen weeks ended May 5, 2002, represents the replacement of Calvin Klein's tax provision with the estimated income tax provision at a tax rate of 35% that would have been recorded by us, both on Calvin Klein's pre-tax income and on the net effect of the pro forma adjustments. With respect to the thirteen weeks ended May 4, 2003, pro forma taxes are estimated at a rate of 35%.

(7) Pro forma acquisition adjustments represent the results of our Calvin Klein Licensing segment and preferred stock dividends as adjusted for the period from February 3, 2003 to February 11, 2003, as the acquisition of Calvin Klein was completed on February 12, 2003.

(8) Pro forma acquisition adjustments to interest expense and interest income represent additional interest expense on the term loan incurred to finance the acquisition, as well as the reduction in interest income on the cash used to finance the acquisition for the period from February 3, 2003 to February 11, 2003, as the acquisition of Calvin Klein was completed on February 12, 2003.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

OVERVIEW

     We manage and analyze our operating results in two segments: (1) Apparel and Footwear and (2) Calvin Klein Licensing. Prior to our acquisition of Calvin Klein, we managed and analyzed our operating results in two different business segments: (1) Apparel and (2) Footwear and Related Products. We derive revenues principally from marketing products to wholesale customers, in our own retail stores and, since the acquisition of Calvin Klein, licensing, design and other fees received from Calvin Klein's licensees and other business partners. Our fiscal years are based on the 52 to 53 week period ending on the Sunday closest to February 1, and are designated by the calendar year in which the fiscal year commences. Results for fiscal year 2000 represent the 53 weeks ended February 4, 2001. Results for fiscal year 2001 represent the 52 weeks ended February 3, 2002. Results for fiscal year 2002 represent the 52 weeks ended February 2, 2003.

     The following table summarizes our results of operations for the thirteen weeks ended May 4, 2003 and May 5, 2002:

                                                 THIRTEEN WEEKS ENDED
                                                       MAY 4, 2003
                                      --------------------------------------------
                                                     (IN THOUSANDS)
                                                                        RESULTS
                                                                       EXCLUDING          THIRTEEN
                                        RESULTS       CALVIN KLEIN    CALVIN KLEIN          WEEKS
                                         UNDER        INTEGRATION     INTEGRATION           ENDED
                                         GAAP            COSTS           COSTS          MAY 5, 2002
                                      ------------    ------------    ------------      ------------
Net sales .........................   $    347,581    $      6,004    $    341,577      $    347,183
Royalty and other revenues ........         29,448                          29,448             2,238
                                      ------------    ------------    ------------      ------------
Total revenues ....................   $    377,029    $      6,004    $    371,025      $    349,421
                                      ============    ============    ============      ============
Gross profit on net sales .........   $    125,519    $        215    $    125,304      $    116,642
Gross profit on royalty and
  other revenues ..................         29,448                          29,448             2,238
Total gross profit ................        154,967             215         154,752           118,880
Selling, general &
   administrative expenses ........        149,665          15,341         134,324           114,454
                                      ------------    ------------    ------------      ------------
Income (loss) before interest
  and taxes .......................          5,302         (15,126)         20,428             4,426
Interest expense, net .............          8,564                           8,564             5,724
                                      ------------    ------------    ------------      ------------
Income (loss) before taxes ........         (3,262)        (15,126)         11,864            (1,298)
Income tax expense (benefit) ......         (1,109)         (5,143)          4,034              (467)
                                      ------------    ------------    ------------      ------------
Net income (loss) .................   $     (2,153)   $     (9,983)   $      7,830      $       (831)
                                      ============    ============    ============      ============

     Our results in fiscal 2003 are being impacted significantly by our acquisition of Calvin Klein. The above table and following discussion of results of operations for the thirteen weeks ended May 4 , 2003 and May 5, 2002 separately identify integration costs associated with the Calvin Klein acquisition. Calvin Klein integration costs include (1) the operating results of the Calvin Klein's men's and women's high-end ready-to-wear collection apparel businesses that we are transferring over time to Vestimenta under a license agreement which will be in full effect on January 1, 2004, and associated costs in connection with such transfer and (2) the costs of certain duplicative personnel and facilities during the integration of various logistical and back office functions.

         We believe presenting our results excluding integration costs provides useful information to investors because many investors make decisions based on the ongoing operations of an enterprise. Investors often believe that ongoing operations provide the best measure of assessing performance and provide a more meaningful basis to compare against future results. We use our results excluding integration costs to discuss our business with investment institutions, our Board of Directors and others. Such results are also the basis for certain incentive compensation calculations. You should not construe our results excluding integration costs as an alternative to net income or cash flows from operating activities, which are determined in accordance with GAAP, as an indicator of operating performance or as a measure of liquidity. Our results excluding integration costs may not be comparable to similarly titled measures used by other companies.

         The following table summarizes our results of operations in fiscal 2000, 2001 and 2002.

                                                                      FISCAL YEAR
                                      ---------------------------------------------------------------------------
                                                                     ($ IN THOUSANDS)
                                               2000                        2001                       2002
                                      --------------------       ---------------------       --------------------
Total revenues..................      $1,455,548     100.0%      $1,431,892      100.0%      $1,404,973     100.0%
                                      ==========     =====       ==========      =====       ==========     =====
Gross profit....................      $  505,372      34.7       $  506,230       35.4       $  531,230      37.8
Selling, general & administrative
     expenses...................         434,835      29.9          465,091       32.5          462,195      32.9
                                      ----------     -----       ----------      -----       ----------     -----
Income before interest and taxes          70,537       4.8           41,139        2.9           69,035       4.9
Interest expense, net...........          22,322       1.5           24,451        1.7           22,729       1.6
                                      ----------     -----       ----------      -----       ----------     -----
Income before taxes.............          48,215       3.3           16,688        1.2           46,306       3.3
Income tax expense..............          18,115       1.2            6,008        0.4           15,869       1.1
                                      ----------     -----       ----------      -----       ----------     -----
Net income......................         $30,100       2.1%         $10,680        0.8%         $30,437       2.2%
                                      ==========     =====       ==========      =====       ==========     =====


     Fiscal 2002 presented a challenging economic climate. Total revenues for the first half of the year were below prior year levels, followed by a modest improvement in the second half, resulting in total revenues of $1.4 billion, down 2% compared with fiscal 2001. However, our ability to manage inventory efficiently in the face of this difficult environment allowed us to reduce markdowns, which resulted in a 240 basis point improvement in gross margin and a 68% increase in income before interest and taxes. Working capital management also provided significant cash flow benefits that, in addition to reducing net interest expense, enabled us to end the year with $117.1 million of cash, an increase of $73.5 million over the prior fiscal year.

     Fiscal 2001 should be viewed as two distinct time periods. During the first half of fiscal 2001, total revenues and net income grew 10% and 84%, respectively, over the prior year principally driven by the financial performance of the Kenneth Cole dress shirt and the Arrow dress shirt and sportswear businesses. The licenses for those businesses were acquired in July 2000. Circumstances changed drastically after the tragic events of September 11th, which had a major negative impact on our business in the second half of the year causing full year revenues to be down 2% and net income to be down 65% after giving effect to the $13.4 million after tax charge ($21.0 million before tax) for restructuring described below. Despite this decline in sales, we ended fiscal 2001 with inventories 14% below the prior year level and positive cash flow of $23.4 million.

     In the fourth quarter of fiscal 2001, in response to the changing economic climate and the gradual elimination, over the next few years, of import quotas on apparel in most countries from which we source our products, we made a decision to effect certain staff reductions, exit three Central American dress shirt manufacturing facilities and liquidate certain related dress shirt inventories. As a result, we recorded a $21.0 million charge, which included $15.6 million related to closing the manufacturing facilities and staff reductions in the first quarter of fiscal 2002 and $5.4 million related to the liquidation of related dress shirt inventories. We believe these actions have resulted in greater efficiency and flexibility in our sourcing and lower cost of goods.

ACQUISITION OF CALVIN KLEIN

     On February 12, 2003, we acquired Calvin Klein. The total net consideration paid was $438.0 million, subject to post closing adjustments, and was comprised of $408.0 million in net cash and $30.0 million of our common stock. In addition, as part of the purchase price and in consideration for Mr. Klein's sale to us of all of his rights under a design services letter agreement with Calvin Klein, Mr. Klein received a warrant to purchase 320,000 shares of our common stock at $28 per share and will receive contingent purchase price payments equal to 1.15% of total worldwide net sales of products bearing any of the Calvin Klein brands for a period of 15 years. Such contingent purchase price payments will be charged to goodwill and intangible assets. The cash portion of the consideration was financed by the issuance of $250.0 million of our Series B convertible preferred stock to the Apax affiliates, the borrowing of $100.0 million of a $125.0 million secured term loan from the Apax affiliates and with a portion of our available cash. The additional $25.0 million of the term loan was drawn down on March 14, 2003. The Series B convertible preferred stock is convertible into common stock at a current conversion price of $14 per share and carries an 8% dividend, payable in cash. If we elect not to pay a cash dividend for any quarter, then the Series B convertible preferred stock will be treated for purposes of the payment of future dividends and upon conversion, redemption or liquidation as if an in-kind dividend had been paid.

     As a result of the acquisition, we will generate a substantially greater level of royalty, design and similar fees. For periods after the acquisition, royalty, design and similar fees generated by Calvin Klein are being reported separately as a component of total revenues. Royalty, design and similar fees, which generate higher margins, are expected to have a positive impact on our reported operating margins when compared with historical levels.

RESULTS OF OPERATIONS

Thirteen Weeks Ended May 4, 2003 and May 5, 2002

Net Sales

     Our net sales in the first quarter of 2003 were $347.6 million compared with $347.2 million in the prior year. Net sales in the first quarter of 2003 included $6.0 million related to our Calvin Klein men's and women's high-end ready-to-wear collection apparel businesses that we are transferring over time to Vestimenta under a license agreement. The Vestimenta license agreement will be in full effect on January 1, 2004.

     Our net sales in the first quarter of 2003 were down $5.6 million, excluding sales of our Calvin Klein men's and women's high-end ready-to-wear collection apparel businesses. Of such decrease, $8.9 million was due to a decline of net sales in our Apparel and Footwear segment, driven principally by lower sales of sandals and spring canvas product in our Bass footwear business due to unseasonably cold weather in much of the United States. Offsetting this decrease, in part, were net sales in our Calvin Klein Licensing segment of $3.3 million, which excludes the $6.0 million related to our Calvin Klein men's and women's high-end ready-to-wear collection apparel businesses. The $3.3 million of net sales relate to our Calvin Klein full-price retail stores that we operate to showcase the Calvin Klein brand.

Royalty and Other Revenues

     Our royalty and other revenues in the first quarter of 2003 were $29.4 million compared with $2.2 million in the prior year. Of this $27.2 million increase, $26.3 million was due to royalty, design and similar fee revenues generated by our Calvin Klein Licensing segment. Calvin Klein royalty and other revenues are generated from licenses and other arrangements with our business partners for the worldwide marketing of various products under the Calvin Klein brands, including jeans, underwear, fragrances, eyewear, men's tailored clothing, ties, shoes, hosiery, socks, swimwear, watches, coats, leather goods, table top and soft home furnishings and accessories. These revenues are recognized when licensed products and other products bearing a Calvin Klein brand are sold by one of our licensees or other business partners. For licensees whose sales are not expected to exceed contractual minimums, royalty revenue is recognized based on contractual minimum royalties.

Gross Profit on Net Sales

     Our gross profit on net sales in the first quarter of 2003 was $125.5 million, or 36.1% of net sales, compared with $116.6 million, or 33.6% of net sales in the prior year. This increase was due principally to lower product costs and more full price selling in our wholesale apparel businesses. In particular, our dress shirt division benefited from sourcing reconfiguration initiatives implemented in the fourth quarter of 2001, which were not fully realized until the second half of 2002.

Gross Profit on Royalty and Other Revenues

     Our gross profit on royalty and other revenues was equal to royalty and other revenues, as there is no cost of sales associated with these revenues.

Selling, General and Administrative Expenses

         Our selling, general and administrative expenses in the first quarter of 2003 were $149.7 million compared with $114.5 million last year. Of this $35.2 million increase, $15.3 million related to Calvin Klein integration costs, which are reflected in our Calvin Klein Licensing segment. We expect to continue to incur such integration costs throughout 2003. The balance of the increase in selling, general and administrative expenses related principally to other expenses associated with our Calvin Klein Licensing segment. Such expenses included salaries, office occupancy and marketing as well as operating expenses of the Calvin Klein retail stores.

Interest Expense

     Our net interest expense in the first quarter of 2003 was $8.6 million compared with $5.7 million last year. This increase was due principally to the additional debt we incurred to finance the Calvin Klein acquisition, as well as higher interest costs, principally letters of credit fees, associated with our revolving credit facility, which we refinanced in October 2002.

Income Taxes

     Our income taxes were estimated at a rate of 34.0% for the current year. The full year rate for fiscal 2002 was 34.3%.

Fiscal Years 2000, 2001 and 2002

     As noted above, in fiscal 2001, we incurred a $21.0 million charge for restructuring and other costs, of which our Apparel segment incurred $19.0 million and our Footwear and Related Products segment incurred $2.0 million. The following discussion of financial performance separately identifies these costs. We believe that separately identifying these costs in this manner is a more meaningful presentation as it more appropriately reflects the results of our on-going operations and relative performance.

Apparel

     The following table summarizes the operating results of our Apparel segment in fiscal 2000, 2001 and 2002.

                                                                       FISCAL YEAR
                                        ------------------------------------------------------------------------
                                                 2000                       2001                     2002
                                        --------------------      ---------------------     --------------------
                                                                     ($ IN THOUSANDS)
Total revenues....................     $ 1,071,029     100.0%     $ 1,061,412     100.0%    $ 1,042,855    100.0%
                                       ===========     =====      ===========     =====     ===========    =====
Gross profit......................     $   350,943      32.8      $   347,377      32.7     $   376,091     36.1
Selling, general & administrative
     expenses.....................         276,008      25.8          302,387      28.5         302,784     29.0
                                       -----------     -----      -----------     -----     -----------    -----
Operating income..................     $    74,935       7.0%     $    44,990       4.2%    $     73,307     7.0%
                                       ===========     =====      ===========     =====     ===========    =====


--------------------
NOTE: This table includes the $19.0 million portion of the restructuring charge incurred by our Apparel segment in fiscal 2001, of which $5.4 million was charged to gross profit and $13.6 million was charged to selling, general and administrative expenses. Without taking into account the restructuring charge, gross margin in fiscal 2001 was 33.2%, selling, general and administrative expenses as a percentage of total revenues was 27.2% and operating margin was 6.0%.

     Revenues in both fiscal 2002 and 2001 were adversely affected by a very weak apparel environment, particularly in dress shirts, compared with a strong selling environment in fiscal 2000. The decrease in fiscal 2002 was also the result of a reduction in promotional and close-out dress shirt sales used to liquidate excess inventory during fiscal 2001. Adjusting for the 53rd week in fiscal 2000, apparel sales increased by 1.0% in fiscal 2001.

     Gross margin increased 340 basis points in fiscal 2002 to 36.1%, from 32.7% in fiscal 2001 and 32.8% in fiscal 2000. The gross margin in fiscal 2001 of 32.7% includes a $5.4 million portion of the charge for restructuring and other costs, which reduced fiscal 2001 gross margin by 0.5%. The improvement in gross margin in fiscal 2002 resulted from the cost benefits realized from the closure, at the beginning of the year, of our three Central American dress shirt manufacturing facilities, as well as the higher level of regular price selling experienced during the year. Aggressive inventory management during fiscal 2001 enabled us to manage through a weak sales environment at both wholesale and in our retail stores and resulted in a gross margin of 32.7% compared with 32.8% in fiscal 2000.

     Our selling, general and administrative expenses as a percentage of total revenues were 29.0% in fiscal 2002, compared with 28.5% in fiscal 2001 and 25.8% in fiscal 2000. Such expenses in fiscal 2001 include a $13.6 million portion of the charge for restructuring and other costs, which increased fiscal 2001 selling, general and administrative expenses by 1.3% of total revenues. The increase in these expenses as a percentage of total revenues in fiscal 2002 over the prior fiscal year resulted from higher payroll, incentive compensation, medical and other employee benefit expenses coupled with the lack of offsetting sales growth over the period. The increase in these expenses as a percentage of total revenues in fiscal 2001 over fiscal 2000 resulted from the charge for restructuring and other costs as well as higher payroll, incentive compensation, medical and other employee benefit expenses coupled with the lack of offsetting sales growth over the period.

     Operating income was $73.3 million in fiscal 2002, up from $45.0 million in fiscal 2001, including the charge for restructuring and other costs of $19.0 million incurred by this segment. This compares with $74.9 million in fiscal 2000. The significant improvement in gross profit and the lack of the charge for restructuring and other costs in fiscal 2002 offset the decline in revenues and resulted in the improvement in operating income. Our operating income margin increased to 7.0% in fiscal 2002 from 4.2% in fiscal 2001, including the charge for restructuring and other costs, which reduced operating income margin by 1.8%. Our operating income margin was 7.0% in fiscal 2000.

Footwear and Related Products

         The following table summarizes the operating results of our Footwear and Related Products segment in fiscal 2000, 2001 and 2002.

                                                                       FISCAL YEAR
                                         -----------------------------------------------------------------------
                                                2000                       2001                     2002
                                         --------------------       -------------------       ------------------
                                                                     ($ IN THOUSANDS)
Total revenues....................       $384,519       100.0%      $370,480      100.0%      $362,118     100.0%
                                         ========       =====       ========      =====       ========     =====
Gross profit......................       $150,570        39.2       $158,853       42.9       $155,139      42.8
Selling, general & administrative
     expenses.....................        132,817        34.6        139,328       37.6        133,932      37.0
                                         --------       -----       --------      -----       --------     -----
Operating income..................       $ 17,753         4.6%      $ 19,525        5.3%      $ 21,207       5.9%
                                         ========       =====       ========      =====       ========     =====

-----------------

NOTE: This table includes the $2.0 million portion of the restructuring charge incurred by our Footwear and Related Products segment in fiscal 2001. Without taking into account the restructuring charge, in fiscal 2001 selling, general and administrative expenses as a percentage of total revenues was 37.1% and operating margin was 5.8%.

     The decline in revenues in fiscal 2002 resulted from a weak back-to-school season and a sluggish holiday season, particularly in our own retail stores, which were partially offset by increases in revenues in the first half of the year. The fiscal 2001 decline in revenues was principally attributable to the soft retail environment in the second half of the year, exacerbated by the events of September 11th, which negatively impacted both our wholesale and retail store sales.

     Gross margin remained relatively flat in fiscal 2002 at 42.8% and 42.9% in fiscal 2001, compared with 39.2% in fiscal 2000. The increase in fiscal 2001 was a result of improved merchandising strategies, which resulted in reduced levels of promotional selling from the prior year.

     Selling, general and administrative expenses as a percentage of total revenues were 37.0% in fiscal 2002, compared with 37.6% in fiscal 2001 and 34.6% in fiscal 2000. The fiscal 2001 expenses include the $2.0 million portion of the charge for restructuring and other costs incurred by the segment, which increased fiscal 2001 selling, general and administrative expenses by 0.5% of total revenues. The increase in these expenses as a percentage of total revenues in fiscal 2001 over fiscal 2000 resulted from the charge for restructuring and other costs as well as higher payroll, medical and other employee benefit expenses coupled with a lack of offsetting sales growth over the period.

     Operating income was $21.2 million in fiscal 2002, compared with $19.5 million in fiscal 2001, including the $2.0 million portion of the charge for restructuring and other costs incurred by the segment. This compares with $17.8 million in fiscal 2000. Our operating income margins were 5.9% in fiscal 2002 and 5.3% in fiscal 2001, including the charge for restructuring and other costs, which reduced operating income margin in fiscal 2001 by 0.5%. Our operating income margin was 4.6% in fiscal 2000.

Corporate Expenses

     Corporate expenses were $25.5 million in fiscal 2002, $23.4 million in fiscal 2001 and $22.2 million in fiscal 2000. The increase in both years resulted principally from an increase in certain logistical and information technology expenses. We continue to make investments in information technology and back-office logistics in order to improve our supply chain management, which we believe enables us to better manage our inventories.

Interest Expense

     Net interest expense in fiscal 2002 was $22.7 million, compared with $24.5 million in fiscal 2001 and $22.3 million in fiscal 2000. The reduction in fiscal 2002 was the result of higher cash balances due to the significant positive cash flow generated during the year. The increase in fiscal 2001 resulted from funding the acquisition of the Arrow and Kenneth Cole licenses in July 2000, as well as the acquisition at the end of fiscal 2000 of the Van Heusen trademark in parts of the world where we did not previously own the trademark.

Income Taxes

     Our income tax expense rate was 34.3% in fiscal 2002, compared with 36.0% in fiscal 2001 and 37.6% in fiscal 2000. The reduction in the tax rate over the prior two years reflects various tax saving strategies which generated certain federal and state income tax credits.

LIQUIDITY AND CAPITAL RESOURCES

     Our cash requirements are principally to fund growth in working capital, primarily accounts receivable and inventory to support increases in sales, and capital expenditures, including investments in information technology, warehousing and distribution and our retail stores. Historically, we have financed these requirements from internally generated cash flow or seasonal borrowings under our revolving credit facility.

Operating Activities

     Cash used by operating activities was $36.7 million in the first quarter of 2003 compared with cash provided by operations of $7.8 million in the prior year. Of the $44.6 million increase in cash used by operations, $23.5 related to inventory. The change in inventories was due principally to the timing of core product intake in the dress shirt business. We had a build up of core product inventory in our dress shirt business as a result of a slowdown in replenishment orders in the first quarter of 2003. Since the build up in inventory was related to core product, we intend to reduce future intake of this product in order to alleviate the current excess inventory.

     Cash provided by our operating activities was $105.2 million in fiscal 2002, $63.7 million in fiscal 2001 and $35.4 million in fiscal 2000. The increase in fiscal 2002 was driven by the improvement in our net income, as well as our continued effective management of working capital, particularly receivables which benefited from strong year-end collections. The increase in cash flow from operations in fiscal 2001 compared with fiscal 2000 was the result of aggressive working capital management, particularly inventory. We currently anticipate that cash flow from operations will be lower in fiscal 2003 than the prior year resulting in part from funding approximately $50.0 million of costs associated with integrating and restructing the Calvin Klein business.

Investing Activities

     Our investing activities for the first quarter of 2003 were impacted significantly by the acquisition of Calvin Klein. The net cash used for the acquisition was $425.0 million, which included a $17.0 million liability, net of tax, related to (1) severance and termination benefits for certain Calvin Klein employees, (2) lease and other contractual obligations with respect to certain Calvin Klein facilities which we do not plan to operate, (3) inventory purchase commitments for product which we do not plan to continue marketing and (4) various transaction fees and expenses, including advisory, accounting and legal fees. Please see the note entitled "Noncash Investing and Financing Transactions" in our Quarterly Report on Form 10-Q incorporated by reference in this prospectus for a description of other costs associated with the Calvin Klein acquisition. We are also making contingent purchase price payments to Mr. Klein, as required under the acquisition agreement, equal to 1.15% of total worldwide sales of products bearing any of the Calvin Klein brands. The amount due to Mr. Klein for the first quarter of 2003 was $4.9 million. We estimate that such payments will be approximately $20.0 million in fiscal 2003. We expect to fund these payments from internally generated operating cash flow and existing cash balances. Capital spending in the first quarter of 2003 was $2.9 million compared with $4.6 million in the prior year. The reduction in spending in the first quarter of 2003 resulted from the timing of expenditures. Capital spending in fiscal 2002 was $29.5 million compared with $33.4 million in fiscal 2001 and $31.9 million in fiscal 2000. The reduction in spending in fiscal 2002 resulted from the level and timing of expenditures related to investments in information technology and warehousing and distribution. We currently anticipate capital spending in fiscal 2003 will approximate $33.0 million to $38.0 million.

Financing Activities

     Our financing activities for the first quarter of 2003 were impacted significantly by the acquisition of Calvin Klein. In order to finance the acquisition, we issued $250.0 million of convertible redeemable preferred stock to the Apax affiliates. The cash proceeds of this issuance, after related fees, were $249.3 million. In addition, we borrowed $125.0 million from the Apax affiliates. We repaid this loan with a portion of the net proceeds received from the outstanding notes that we issued on May 5, 2003. Please see the notes entitled "Redeemable Preferred Stock," "Long-Term Debt," "Noncash Investing and Financing Transactions" and "Subsequent Event" in our Quarterly Report on Form 10-Q incorporated by reference in this prospectus for a further description.

     Our capital structure was impacted significantly by the acquisition of Calvin Klein. As such, total debt as a percentage of total capital was 40.5% as of May 4, 2003, 48.6% as of May 5, 2002, 47.8% as of February 2, 2003, 48.4% as
of February 3, 2002 and 48.1% as of February 4, 2001. Total capital includes interest-bearing debt, convertible redeemable preferred stock and stockholders' equity. These percentages, net of cash, were 39.3%, 43.5%, 32.6%, 43.6% and 46.0% at the end of May 4, 2003, May 5, 2002, February 2, 2003, February 3, 2002 and February 4, 2001, respectively.

     We have a secured revolving credit facility which provides for revolving credit borrowings as well as the issuance of letters of credit. We may, at our option, borrow and repay amounts up to a maximum of $325.0 million under both the revolving credit borrowings, as well as the issuance of letters of credit. Borrowing spreads and letters of credit fees are based on spreads above Eurodollar and other available interest rates, with the spreads changing based upon a pricing grid. For example, revolving credit spreads range from 175 to 275 basis points over Eurodollar loan rates and 100 to 200 basis points on outstanding letters of credit. As of May 4, 2003, there were no revolving credit loans. All outstanding borrowings and letters of credit under this credit facility are due October 17, 2007. We believe that our borrowing capacity under this secured revolving credit facility provides us with adequate liquidity for our peak seasonal needs for the foreseeable future.

     We have entered into agreements that create contractual obligations and commercial commitments. These obligations and commitments will have an impact on future liquidity and the availability of capital resources. The tables set forth below present a summary of these obligations and commitments as of February 2, 2003.

CONTRACTUAL OBLIGATIONS

                                                                     Payments Due by Period
                                                ----------------------------------------------------------------
                                                   Total      Less Than      One to       Four to        After
Description                                     Obligations    One Year    Three Years   Five Years   Five Years
-----------                                     -----------    --------    -----------   ----------   ----------
                                                                         (in thousands)
Long-term debt.............................       $249,012   $       --    $       --   $       --      $249,012
Operating leases(1)........................        209,289       59,894        97,384       24,534        27,477
                                                  --------   ----------    ----------   ----------      --------
Total contractual cash obligations.........       $458,301   $   59,894    $   97,384   $   24,534      $276,489
                                                  ========   ==========    ==========   ==========      ========

-----------------

(1) Includes store operating leases, which generally provide for payment of direct operating costs in addition to rent. These obligation amounts include future minimum lease payments and exclude such direct operating costs.

COMMERCIAL COMMITMENTS(1)


                                                                 Amount of Commitment Per Period
                                                -----------------------------------------------------------------
                                                   Total      Less Than      One to       Four to        After
Description                                     Obligations    One Year    Three Years   Five Years    Five Years
-----------                                     -----------    --------    -----------   ----------    ----------
                                                                          (in thousands)
Trade letters of credit outstanding(2).....      $137,813      $137,813      $    --       $    --        $    --
Standby letters of credit(2)...............         5,202         5,202           --            --             --
Raw material purchase guarantees(3)........         4,500            --        4,500            --             --
Contingent purchase price payments(4)......            --            --           --            --             --
                                                 --------      --------      -------       -------        -------
Total commercial commitments...............      $147,515      $143,015      $ 4,500       $    --        $    --
                                                 ========      ========      =======       =======        =======

--------------

(1) Excludes purchase orders for merchandise and supplies in the normal course of business, which are fulfilled (or expire if not fulfilled) within 12 months.

(2) Issued under our revolving credit facility. At February 2, 2003, there were no outstanding borrowings under this facility.

(3) Represents the maximum amount guaranteed for the purchase of raw materials by Productos Textiles, S.A. de C.V., one of our suppliers.

(4) Represents contingent purchase price payments to Mr. Klein. As part of the Calvin Klein acquisition purchase price, Mr. Klein will receive contingent purchase price payments for 15 years equal to 1.15% of total worldwide net sales of products bearing any of the Calvin Klein brands. Such payment would have been $20.1 million for fiscal 2002.

MARKET RISK

     Financial instruments held by us include cash equivalents and long-term debt. Based upon the amount of cash equivalents held by us at February 2, 2003 and the average net amount of cash equivalents which we currently anticipate holding during fiscal 2003, we believe that a change of 100 basis points in interest rates would not have a material effect on our financial position. The long-term debt note to our consolidated financial statements in our Annual Report on Form 10-K incorporated by reference in this prospectus outlines the principal amounts, interest rates, fair values and other terms required to evaluate the expected sensitivity of interest rate changes on the fair value of our fixed rate long-term debt.

SEASONALITY

     Historically our business has been seasonal, with higher sales and income in the second half of the year which coincides with our two peak retail selling seasons. Our first peak selling season runs from the start of the back-to-school and fall selling season beginning in August and continues through September, and our second peak selling season is the Christmas selling season which begins on the weekend following Thanksgiving and continues through the week after Christmas.

     Also contributing to the strength of the second half is the high volume of fall shipments to wholesale customers, which as a result of sales leverage generate more profit than spring shipments. Historically, the spring selling season at wholesale, with its lower sales volume, combines with similar retail seasonality to make the first quarter weaker than the other quarters. In the future, however, some of this historical seasonality is expected to be moderated, especially in the first quarter of the year. This is due to the impact of the substantial level of royalty, design and similar fee revenues from Calvin Klein, which tend to be earned more evenly throughout the year.

ADOPTION OF NEW ACCOUNTING STANDARD

     In 2002, we adopted FASB Statement No. 142, "Goodwill and Other Intangible Assets." This standard requires that goodwill and other indefinitely lived intangible assets not be amortized, but instead be tested for impairment. The notes to our consolidated financial statements provide information regarding the impact that such amortization had on our net income and earnings per share in 2001 and 2000. During 2002, we completed the required transitional impairment tests. No impairment resulted from these tests.

ACCOUNTING POLICIES INVOLVING SIGNIFICANT ESTIMATES

     Our financial statements are based on the selection and application of significant accounting policies, which require management to make significant estimates and assumptions. We believe that the following are the more critical judgmental areas in the application of our accounting policies that currently affect our financial condition and results of operations:

     Sales allowance accrual -- We have arrangements with many of our department and specialty store customers to support their sales of our products. We establish accruals which, based on a review of the individual customer arrangements and the expected performance of our products in their stores, we believe will be required to satisfy our obligations to them. It is possible that our estimates could vary from actual results, which would require adjustment to the allowance accruals.

     Inventories -- We state our inventories at the lower of cost or market. When market conditions indicate that inventories may need to be sold below cost, we write down our inventories to the estimated net realizable value. We believe that all inventory writedowns required at February 2, 2003 have been recorded. If market conditions were to change, it is possible that the required level of inventory reserves would need to be adjusted.

     Income taxes -- As of February 2, 2003, we have deferred tax assets totaling $51.4 million, of which $33.0 million relates to tax loss and credit carryforwards which begin to expire principally in 2010. Realization of these carryforwards is primarily dependent upon our achievement of future taxable income. Based on the extended expiration dates and projections of future taxable income, we have determined that realization of these assets is more likely than not. If future changes to market conditions require us to change our judgment as to realization, it is possible that material adjustments to deferred tax assets may be required.

     Goodwill and other intangible assets -- As discussed above and in the notes to our audited consolidated financial statements, in fiscal 2002 we adopted FASB Statement No. 142. This statement requires, among other things, that goodwill and other indefinitely lived intangible assets no longer be amortized, and instead be tested for impairment based on fair value. An impairment loss could have a material adverse impact on our financial condition and results of operations. Performance of the goodwill impairment tests requires significant judgments regarding the allocation of net assets to the reporting unit level, which is the level at which the impairment tests are required. The determination of whether an impairment exists also depends on, among other factors, the estimated fair value of the reporting units, which itself depends in part on market conditions.

     Investment in Gant AB -- As of February 2, 2003, other noncurrent assets included $13.4 million for an equity investment in Gant AB, which owns the Gant trademark. We evaluate annually whether the carrying amount of this investment is impaired based on the estimated fair market value of Gant AB.

     Medical claims accrual -- We self-insure a significant portion of our employee medical costs. Based on trends and the number of covered employees, we record estimates of medical claims which have been incurred but not paid. If actual medical claims varied significantly from these estimates, an adjustment to the medical claims accrual would be required.

     Pension benefits -- Included in the calculations of expense and liability for our pension plans are various assumptions, including return on assets, discount rate and future compensation increases. Based on these assumptions, and due in large part to the poor performance of U.S. equity markets in the past few years, we have certain unrecognized costs for our pension plans at February 2, 2003. Depending on future asset performance and discount rates, we could be required to amortize these costs in the future which could have a material effect on future pension expense. We are currently estimating that our fiscal 2003 pension expense will increase by approximately $5.0 million compared with fiscal 2002. We could be required to fund a significant portion of pension costs, beginning as early as fiscal 2004.

                                    BUSINESS

OVERVIEW

     We are one of the largest apparel and footwear companies in the world, with a heritage dating back over 120 years. We design and market nationally recognized branded dress shirts, sportswear and footwear. We believe we market one in three of the dress shirts sold in the United States and have a leading position in men's sportswear tops and men's casual footwear. Our portfolio of brands includes our own brands, Van Heusen, Bass and IZOD, and our licensed brands, Arrow, Geoffrey Beene, Kenneth Cole New York, Reaction by Kenneth Cole and DKNY. We recently acquired Calvin Klein, a leading lifestyle design and marketing company, whose brands enjoy high global recognition.

     We design, source and market substantially all of our products on a brand-by-brand basis targeting distinct consumer demographics and lifestyles. We market our brands at multiple price points and across multiple channels of distribution. This allows us to provide products to a broad range of consumers, while minimizing competition among our brands and reducing our reliance on any one demographic group, merchandise preference or distribution channel. Currently, our products are distributed at wholesale through more than 10,000 doors in national and regional department, mid-tier department, mass market, specialty and independent stores in the United States. We also leverage our apparel design and sourcing expertise by offering private label programs to retailers. Our wholesale business represents our core business and we believe that it is the basis for our brand equity. As a profitable complement to our wholesale business, we also market our products directly to consumers through our Van Heusen, IZOD, Geoffrey Beene and Bass retail stores, primarily located in outlet malls throughout the United States.

THE CALVIN KLEIN ACQUISITION

     On February 12, 2003, we acquired Calvin Klein. Over the past 30 years, we believe Calvin Klein has become one of the best known designer names in the world. We believe that the Calvin Klein brands -- Calvin Klein, cK and cK Calvin Klein -- complement our existing portfolio of brands by providing us with the opportunity to market products at higher price points, in higher-end distribution channels and to different consumer groups than our existing product offerings. Although the Calvin Klein brand is well established and, we believe, enjoys strong brand awareness among consumers worldwide, there are numerous product areas in which no products, or only a limited number of products, are offered under any Calvin Klein label, including men's and women's better sportswear, footwear and certain accessories. We believe our expertise in brand management, product design, sourcing and other logistics provides us with the ability to successfully expand product offerings and distribution under the Calvin Klein brands while preserving the brands' prestige and global presence. As a result, we believe we have the opportunity to realize sales growth and enhanced profitability.

     Worldwide retail sales of products sold under the Calvin Klein brands exceeded $3 billion in calendar 2002. These products are sold primarily under licenses and other arrangements and include jeans, underwear, fragrances, eyewear, men's tailored clothing, ties, shoes, hosiery, socks, swimwear, watches, coats, leather goods, table top and soft home furnishings and accessories. Calvin Klein also designs, manufactures and markets high-end ready-to-wear collection apparel and accessories for men and women under the Calvin Klein brand. We believe these collections are an important factor in maintaining the Calvin Klein image. The collection apparel and accessories are sold to a limited number of high-end department stores and independent boutiques throughout the world and through three company-operated stores located in New York City, Dallas and Paris. We have recently entered into an agreement to license the existing collection apparel businesses to Vestimenta, one of the world's leading manufacturers and distributors of women's and men's high-end ready-to-wear apparel, commencing with the spring 2004 collection. During the period prior to our license of the businesses, we will transfer the operations of the businesses to Vestimenta. Calvin Klein controls all design operations and product development for most of its licensees and all of its collection apparel, which it will continue to do under its agreement with Vestimenta. Calvin Klein oversees a worldwide marketing and advertising budget of over $200 million, the majority of which is funded by its licensees. We believe that maintaining control over design and advertising through Calvin Klein's dedicated in-house teams plays a key role in the continued strength of the Calvin Klein brands.

     The total net consideration paid for our acquisition of Calvin Klein was $438.0 million, subject to post-closing purchase price adjustments, and was comprised of $408.0 million in net cash and $30.0 million of our common stock issued to the sellers. In addition, as part of the purchase price and in consideration of Mr. Klein's sale to us of all of his rights under a design services letter agreement with Calvin Klein, Mr. Klein received a warrant to purchase 320,000 shares of our common stock at $28 per share and will receive contingent purchase price payments based on worldwide net sales of products bearing any of the Calvin Klein brands for a period of 15 years. Upon our acquisition of Calvin Klein, the design services letter agreement was terminated. In addition, Mr. Klein entered into a three-year consulting agreement with us for $1.0 million per year.

OUR COMPETITIVE STRENGTHS

     WE HAVE A DIVERSIFIED PORTFOLIO OF NATIONALLY RECOGNIZED BRANDS. We have developed a portfolio of brands targeted to a broad spectrum of consumers. Our owned brands have long histories -- Bass dates back to 1876, Van Heusen to the early 1920s and IZOD to the 1930s -- and enjoy high recognition within their respective consumer segments. Our design and marketing teams use each brand's particular qualities, identities and price points to strategically position each brand to target a distinct consumer base. We develop our owned and licensed brands to complement each other and to generate strong consumer loyalty. The acquisition of Calvin Klein and its prestigious brands provides us with the opportunity to develop businesses that target different consumer groups at higher price points and in higher-end distribution channels than our other brands, as well as with significant global opportunities due to the worldwide recognition of the Calvin Klein brands.

     WE HAVE AN ESTABLISHED MULTI-CHANNEL DISTRIBUTION MODEL. We have a diversified sales distribution strategy that includes an established multi-channel wholesale business and a complementary retail store base. We believe that the wholesale channel provides us with the best means of promoting a fully conceptualized image for each of our brands. Currently, we distribute our products through more than 10,000 doors in the United States in national and regional department, mid-tier department, mass market, specialty and independent stores. We believe that we are a top vendor for many of our key wholesale customers. In addition, we operate over 700 retail stores, primarily in outlet malls throughout the United States, under the Van Heusen, IZOD, Bass and Geoffrey Beene names. We believe our profitable retail division is an important complement to our wholesale operations because we believe that our stores further enhance consumer awareness of our brands, including by offering products that are not available in our wholesale lines, while also providing a means for managing excess inventory.

     WE ARE A LEADER IN THE DRESS SHIRT AND SPORTSWEAR TOPS MARKETS. Our dress shirt brands have the highest market share in the $2 billion U.S. dress shirt market. We believe we market one in three of the dress shirts sold in the United States. In 2002, sales of our dress shirt brands were approximately 42% of dress shirt sales in U.S. department stores, which is the largest sales channel for dress shirts. We also continue to experience sales growth in the large and fragmented $10 billion U.S. men's sportswear tops market. We believe that the high recognition and depth of our brand offerings enables us to maintain, and offers us the opportunity to increase, main floor space with our customers. We enjoy well-developed, long-standing relationships with most national and regional department store retailers. We regularly introduce into our product lines products with innovative qualities, such as stain resistance, flexible fit and wrinkle free technology, and we also provide visual display fixtures and in-store marketing. We believe these measures help build brand identification and loyalty with consumers, strengthen our value to our consumers and enhance our customer relationships.

     WE HAVE A STABLE AND DIVERSIFIED BUSINESS. Our diversified portfolio of apparel brands and apparel and footwear products and our use of multiple channels of distribution has allowed us to develop a business that produces results that are not dependent on any one demographic group, merchandise preference or distribution channel. We believe that our diversification reduces our reliance on any single market or product category and increases the stability of our business. Our acquisition of Calvin Klein provides us with a significantly expanded source of licensing revenues which we believe adds to the stability of our business. In addition, we will be able to broaden our consumer reach and diversify our business with the Calvin Klein brands, as Calvin Klein targets a different demographic group than our current product offerings and is intended to be sold at different price points than our other products.

     WE HAVE HAD SUCCESS IN ACQUIRING, MANAGING, DEVELOPING AND POSITIONING NEW BRANDS. Over the past several years, we have been successful in acquiring, managing, developing and positioning several brands within our existing business. In 1995, we acquired the IZOD brand, and since then have grown it into the leading main floor department store men's sportswear tops brand. We have grown the wholesale sales of IZOD by over 400% since 1995, and we believe IZOD currently represents approximately 20% of total main floor selling space in the major U.S. department stores. We began marketing IZOD dress shirts in the third quarter of 2001 and recently introduced a line of IZOD footwear for market-testing purposes. We licensed the Arrow brand in July 2000 and began to reposition it in the dress shirt and sportswear market as the mid-tier department store complement to the Van Heusen brand. In addition, over the past few years, we have introduced and marketed DKNY dress shirts, which now represent over 3% of the total department store dress shirt sales in the United States. For the three-year period from 2000 through 2002, DKNY was the fourth best-selling designer dress shirt in U.S. department stores. In July 2000, we assumed the license for Kenneth Cole New York dress shirts. Since fiscal 2001, which was our first full year of operations under the Kenneth Cole license, our Kenneth Cole New York sales have grown 27.9%. We later expanded the brand offerings under that license by introducing Reaction by Kenneth Cole dress shirts, a more youthful counterpart to the Kenneth Cole New York products. We believe our core competencies in brand management, product design, sourcing and logistics enable us to effectively manage, develop and position new brands and profitably expand our business. We believe that this expertise will enable us to execute our strategy for developing and growing Calvin Klein.

     WE HAVE SOPHISTICATED AND ESTABLISHED SOURCING, LOGISTICS, WAREHOUSE AND DISTRIBUTION SYSTEMS. Our centralized capabilities for worldwide procurement and sourcing support our efforts to deliver to our customers competitive, high quality and low cost goods on a timely basis. We have an extensive, established network of worldwide sourcing partners which allows us to meet our customers' needs in an efficient manner, with neither reliance on any one vendor or factory, nor reliance on vendors or factories in any one country. We have a long history of working with many of our sourcing partners and have become an integral part of their businesses. In addition, we are committed to the enforcement of human rights standards, which is a priority for us and, we believe, for our customers. We also operate a system of wholesale and retail distribution centers which we believe have sufficient capacity to accommodate future growth, including our strategies for Calvin Klein, without a significant increase in capital expenditures. We believe that our investments in logistics and supply chain management allow us to respond rapidly to changes in sales trends and customer demands while enhancing our inventory management efficiencies. We believe our customers can better manage their inventories as a result of our continuous analysis of sales trends, our broad array of product availability and our quick response capabilities.

     WE HAVE A HIGHLY EXPERIENCED MANAGEMENT TEAM. Our executive management team has extensive experience in the apparel industry, and many of our senior executives have spent the majority of their professional careers with us. Bruce
J. Klatsky, our Chairman and Chief Executive Officer, and Mark Weber, our President and Chief Operating Officer, have each been with us for over 30 years. In addition, the other 22 members of our senior management team have an average of 23 years of industry experience.

OUR BUSINESS STRATEGY

         We intend to continue to expand and develop our position as a leading multi-branded marketer of apparel and footwear and further the development of our brands domestically and internationally. We intend to capitalize on the significant opportunities presented by our recent acquisition of Calvin Klein, as well as focus on strengthening our core business, through the execution of the following strategies:

     MANAGEMENT AND DEVELOPMENT OF THE CALVIN KLEIN BRANDS. The acquisition of Calvin Klein provides us with the opportunity to use our core competencies to expand the product offerings under the globally-recognized Calvin Klein brands and to bring these new product offerings into additional channels of distribution. Additionally, we believe we that can realize significant corporate and administrative cost savings within the Calvin Klein business. We intend to do this while preserving the brands' prestige and global presence. We believe we will be able to broaden our consumer reach and diversify our business with the Calvin Klein brands, as Calvin Klein targets a different demographic group than our current product offerings and is intended to be sold at different price points than our other products. In addition to extending the Calvin Klein brands, product offerings and consumer reach, we expect to realize significant cost savings by utilizing our infrastructure in managing the expenses of Calvin Klein. Our primary development and growth initiatives include:

     o MAINTAIN AND ENHANCE THE CORE CALVIN KLEIN LICENSING BUSINESS. We intend to continue to license the Calvin Klein brands to existing licensees and to seek additional licensing partners as profitable opportunities arise. We believe that licensing the brands provides us with a relatively stable flow of revenues with high margins and enables us to market globally the Calvin Klein brands across multiple product categories, further enhancing the image and reach of these lifestyle brands.

     o DEVELOP A CALVIN KLEIN MEN'S BETTER SPORTSWEAR LINE. As Calvin Klein does not currently offer men's better sportswear, we plan to launch a men's better sportswear line in fall 2004, reflecting the Calvin Klein style and capitalizing on the strong Calvin Klein brand identity. These products will target better fashion department and specialty store customers and be sold in sportswear collection areas, complementing the existing main floor sportswear offerings of our other brands. We expect to capitalize on our experience in developing successful sportswear lines, sourcing expertise and strong wholesale customer relationships to take advantage of this market opportunity. We believe that the uniqueness and strength of the Calvin Klein image will enable it to become a prominent brand in the men's better sportswear sector.

     o LICENSE A CALVIN KLEIN WOMEN'S BETTER SPORTSWEAR LINE. We recently entered into a strategic licensing arrangement with Kellwood to develop a women's better sportswear line to be marketed in North, Central and South America under the Calvin Klein name. Women's better sportswear is not currently offered under any of the Calvin Klein brands. Under the terms of the arrangement, Kellwood will collaborate with Andrew Grossman and Alexander Vreeland, who have formed a new business venture with Jay Schottenstein, G.A.V., to help develop and launch the line. Design, sales and marketing will be the responsibility of Messrs. Grossman and Vreeland, while Kellwood will be responsible for production, sourcing and distribution and providing working capital relating to G.A.V.'s performance under the license agreement. We will have design and customer approval and will control branding, advertising and public relations. It is our current expectation that this new line will launch in the United States as early as the spring 2004 season and not later than the fall 2004 season. We believe that this line will become a prominent brand in the women's better sportswear sector because of the uniqueness and strength of the Calvin Klein image.

     o LICENSE, AND TRANSFER THE OPERATIONS OF, THE EXISTING CALVIN KLEIN MEN'S AND WOMEN'S HIGH-END READY-TO-WEAR COLLECTION APPAREL BUSINESSES. We recently entered into an agreement to license our men's and women's high-end ready-to-wear collection apparel businesses to Vestimenta, one of the world's leading manufacturers and distributors of women's and men's high-end ready-to-wear apparel. The license is an exclusive, worldwide, 10-year license for the Calvin Klein Collection brand. During a transition period, we will transfer the operations of our collection apparel businesses to Vestimenta. Vestimenta will be responsible for the merchandising, manufacturing, quality control, selling, warehousing and shipping aspects of such businesses. Our Calvin Klein design and advertising teams will be responsible for substantially all design, marketing, advertising and public relations aspects of the collection apparel businesses and will approve the wholesale customers to which Vestimenta will sell the collections. We believe this business relationship will optimize our global opportunities, enhance the brand image of Calvin Klein and result in cost savings.

     o OPERATE CALVIN KLEIN RETAIL OUTLET STORES. We intend to enhance our retail position by opening Calvin Klein stores in premium outlet malls that are consistent with the Calvin Klein image and in which other prestige designers maintain stores. We currently intend to open between 75 and 85 Calvin Klein outlet stores over time in such premium outlet malls. We believe that the strength of the Calvin Klein brands, our strong presence and considerable experience operating stores in outlet malls across the United States and our established relationships with landlords of the premium outlet malls should enable us to successfully execute this strategy.

     o REDUCE OVERHEAD EXPENSES. We believe that Calvin Klein's corporate overhead and back office expenses are significantly higher than required by the size and needs of its business. We intend to significantly reduce these costs and integrate many Calvin Klein overhead functions with our current operations, thereby increasing the cash flow and profitability of Calvin Klein. It is not our intention to reduce the in-house marketing and advertising and design divisions of Calvin Klein.

     CONTINUE TO STRENGTHEN THE COMPETITIVE POSITION AND IMAGE OF OUR CURRENT BRAND PORTFOLIO. We intend for each of our brands to be a leader in its respective market segment, with strong consumer awareness and consumer loyalty. We believe that our brands are successful in their respective segments because we have strategically positioned each brand to target a distinct consumer demographic. We will continue to design and market our branded products to complement each other, satisfy lifestyle needs, emphasize product features important to our target consumers and produce consumer loyalty.

     o ENHANCE OUR RELATIONSHIPS. We will seek to increase our market share within the dress shirt, sportswear and footwear segments by enhancing our relationships with existing customers and gaining increased floor space. We believe the broad appeal and diversity of our products, together with our customer, advertising and marketing support and our ability to offer products with innovative qualities, will enable us to expand and develop relationships with apparel retailers in the United States and internationally. In addition, we will continue to provide private label products as profitable opportunities arise.

     o INCREASE OUR SPORTSWEAR MARKET PENETRATION. We believe that our brands offer retailers advantages over many of the current less recognized labels available on the main floor due to the name recognition of our brands, the style, price and value equation we offer and the customer, advertising and marketing support that we provide. Our wholesale men's sportswear sales have increased 16.9% from 1998 to 2002. We believe that our share of the men's sportswear tops market in 2002 in U.S. department stores was 6.8%, compared to 4.8% in 2000. We believe our brands' advantages, as well as expected growth in this large and fragmented segment of the men's apparel market, provide us with an opportunity for further growth.

     o EXPAND OUR NETWORK OF LICENSING PARTNERS FOR FUTURE PRODUCT EXTENSION. We believe our nationally recognized brand names provide us with growth opportunities in product licensing. We will seek to strengthen our existing licensing relationships and to align ourselves with new licensing partners to take advantage of these growth opportunities as they arise. These opportunities may include the licensing of our brand names across other product categories and internationally.

     OPTIMIZE SUPPLY CHAIN AND LOGISTICS EFFICIENCIES. To address the needs of our customers, we are continuing to make investments and develop strategies to enhance our ability to provide timely product availability and delivery. Our investments in sophisticated systems should allow us to continue to reduce the cycle time between the design of products to the delivery of those products to our customers. We believe the enhancement of our supply chain efficiencies and working capital management through the effective use of our distribution network and overall infrastructure will allow us to better control costs and provide improved service to our customers.

OUR BUSINESS

     Our business includes the design, sourcing and marketing of a varied selection of branded and private label dress shirts, sportswear and footwear as well as the licensing of our brands for an assortment of products. Prior to our acquisition of Calvin Klein, our business was reported in two segments: (1) Apparel and (2) Footwear and Related Products. Our Apparel segment was operated in two groups: dress shirts and sportswear. The acquisition of Calvin Klein impacted the way we manage and analyze our operating results. As a result, we have changed the way we report our segment data, and we now report the following two business segments: (1) Apparel and Footwear and (2) Calvin Klein Licensing. Sales of our products are made principally in the United States.

APPAREL AND FOOTWEAR

     DRESS SHIRTS

     We market our dress shirts principally under the Van Heusen, Arrow, IZOD, Geoffrey Beene, cK Calvin Klein, Kenneth Cole New York, Reaction by Kenneth Cole and DKNY brands.

     Our dress shirt business, which generated, through the wholesale channel, 22.7% of our fiscal 2002 revenues, includes the design and marketing of dress shirts in a broad selection of styles and colors that are sold at retail price points generally ranging from $20 to $65 a shirt.

     The Van Heusen dress shirt has provided a strong foundation for us for most of our history and is the best selling dress shirt brand in the United States. The Van Heusen dress shirt targets the updated classical consumer, is marketed at opening to moderate price points and is distributed through more than 3,500 doors, principally in department stores, including Belk, Federated, JCPenney, May and Saks, and through our Van Heusen retail stores.

     The Arrow dress shirt targets the updated classical consumer, is marketed at opening to moderate price points and is distributed through more than 2,000 doors, principally in mid-tier department stores, including Kohl's and Sears. The Arrow dress shirt is positioned as a mid-tier department store complement to Van Heusen. We

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

market Arrow dress shirts under a license agreement with Cluett American Corp. that expires on June 30, 2007 and which we may extend through June 30, 2017.

     IZOD dress shirts were launched in the third quarter of fiscal 2001. The IZOD dress shirt targets the modern traditional consumer, is marketed at moderate price points and is distributed through more than 1,200 doors, principally in department stores, including Belk, JCPenney and May.

     The Geoffrey Beene dress shirt is the best selling designer dress shirt brand in U.S. department stores in the United States. The Geoffrey Beene dress shirt targets the more style conscious consumer, is marketed at moderate to upper moderate price points and is distributed through more than 2,500 doors, principally in department stores, including Federated, Marshall Field's, May and Saks, and through our Geoffrey Beene retail stores. We market Geoffrey Beene dress shirts under a license agreement with Geoffrey Beene Inc. that expires on December 31, 2008 and which we may extend through December 31, 2013.

     cK Calvin Klein dress shirts were launched for the holiday 2002 season. The cK Calvin Klein dress shirt targets the classical contemporary consumer, is marketed at better price points and currently is distributed through more than 550 doors, principally in department and specialty stores, including Federated, Marshall Field's and May. We market cK Calvin Klein dress shirts under a license agreement with Calvin Klein, which we entered into prior to our acquisition of Calvin Klein.

     The Kenneth Cole New York dress shirt targets the modern consumer, is marketed at better price points and is distributed through more than 650 doors, principally in department stores including Dillards, Federated, Marshall Field's and May. The Reaction by Kenneth Cole dress shirt targets the more youthful, modern consumer, is marketed at opening better to better price points and is distributed through more than 350 doors, principally in department stores, including Federated and May. We market the two Kenneth Cole brands of dress shirts under a license agreement with K.C.P.L., Inc. that expires on December 31, 2005.

     The DKNY dress shirt targets the contemporary consumer, is marketed at better price points and is distributed principally in department and specialty stores, including Federated, Marshall Field's and Saks. We market DKNY dress shirts under a license agreement with Donna Karan Studio that expires on June 30, 2004.

     In addition, we sell dress shirts under the Etienne Aigner and FUBU labels pursuant to license agreements that expire May 31, 2004 and December 31,2003, respectively.

     We also offer private label programs to retailers. Private label offerings allow a retailer to sell its own line of exclusive merchandise and give the retailer control over distribution of the product. These programs present an opportunity for us to leverage our design, sourcing and logistics expertise. Our private label customers work with our designers to develop shirts in the styles, sizes and cuts that the customers desire to sell in their stores under their private labels. Private label programs offer the consumer quality product and offer the retailer the opportunity to enjoy product exclusivity at generally higher margins. Private label products, however, generally do not have the same level of consumer recognition as branded products and private label manufacturers do not generally provide retailers with the same breadth of services and in-store sales and promotional support as branded manufacturers. We market private label dress shirts to national department and mass market stores. Our private label programs include Stafford for JCPenney, Grant Thomas for Lord & Taylor, Cezani for Saks and Puritan and George for Wal-Mart.

     SPORTSWEAR

     We market our sportswear principally under the IZOD, Van Heusen, Arrow and Geoffrey Beene brands. Our sportswear business, which generated 50.7% of our fiscal 2002 revenues, includes men's knit and woven sports shirts, sweaters, bottoms, swimwear, boxers and outerwear marketed at wholesale and sportswear, accessories and other apparel for men and women offered in our Van Heusen, IZOD and Geoffrey Beene retail stores.

     IZOD is the best selling main floor department store men's sportswear tops brand. IZOD apparel consists of active-inspired men's sportswear, including sweaters, knit and woven sports shirts, slacks, fleecewear and microfiber jackets. IZOD sportswear targets the active consumer, is marketed at moderate to upper moderate price points and is distributed through more than 2,400 doors, principally in department stores, including Belk, Federated, JCPenney, May and Saks, and through our IZOD retail stores. Our IZOD stores offer men's and women's active-inspired sportswear, with a focus on golf, travel and resort apparel.

     Van Heusen is the best selling main floor department store men's woven sport shirt brand in the United States. Van Heusen sportswear also includes knit sport shirts and sweaters. Like Van Heusen dress shirts, Van

Heusen sport shirts and sweaters target the updated classical consumer, are marketed at opening to moderate price points and are distributed through more than 3,500 doors, principally in department stores, including Belk, Federated, JCPenney, May and Saks, and through our Van Heusen retail stores. Our Van Heusen stores offer a range of men's products from dress furnishings to sportswear, as well as women's sportswear.

     Arrow sportswear targets the updated classical consumer, is marketed at moderate price points and is distributed through more than 2,000 doors, principally in mid-tier department stores, including Kohl's and Sears. Arrow sportswear consists of men's knit and woven tops, sweaters and bottoms. We market Arrow sportswear at wholesale under the same license agreement as Arrow dress shirts.

     Geoffrey Beene sportswear targets a more style conscious consumer than IZOD, Van Heusen and Arrow and is positioned as a designer label for men's woven and knit sports shirts on the main floor of department stores. Geoffrey Beene sportswear is marketed at upper moderate price points and is distributed through more than 800 doors, principally in department stores, including Federated, Marshall Field's and May, and through our Geoffrey Beene retail stores. Our Geoffrey Beene stores offer men's furnishings, casual and dress casual sportswear and women's casual and dress casual sportswear, under a license agreement which expires on December 31, 2005, which we may extend for up to two additional three-year periods, the last of which would end on December 31, 2011. We market Geoffrey Beene men's sportswear at wholesale under the same license agreement as the Geoffrey Beene dress shirts.

     Our extensive resources in both product development and sourcing have permitted us to market private label sport shirts to department and mass market stores. Our private label programs include Cherokee and Merona for Target and Puritan for Wal-Mart. We also market private label sport shirts to companies in service industries, including airlines and restaurant chains.

     FOOTWEAR

     Sales of our footwear and related products generated 25.8% of our fiscal 2002 revenues. The products include casual and dress casual shoes for men, women and children marketed at wholesale and in our Bass retail stores and Bass apparel and accessories for men and women offered only in our Bass retail stores.

     The Bass brand has a leading position in men's casual footwear in the United States. Bass footwear is generally known for its classic American style, is marketed at moderate price points and is distributed through more than 3,600 doors, principally in department and specialty shoe stores, including Dillards, Federated and May, as well as in our Bass retail stores. Our Bass stores typically carry a modified assortment of Bass footwear from our wholesale line, as well as styles not available at wholesale. Most of our stores also carry Bass apparel for men and women, as well as accessories such as handbags, belts and travel gear. Bass brand products are sold in over 30 countries including through 38 Bass stores offering exclusively Bass footwear and footwear-related products operated by distributors.

     In the fall of 2002, we introduced a line of IZOD footwear consisting of men's and women's active footwear for market-testing purposes. IZOD footwear is marketed at moderate to upper moderate price points and is distributed in Belk, Federated, May and Saks.

     LICENSING

     We license our brands globally for a broad range of products. The licensing of our brands generated 0.8% of our fiscal 2002 revenues. We believe licensing revenue from our licensing partners provides us with a relatively stable flow of revenues with high margins, and extends and strengthens our brands globally.

     We grant licensing partners the right to manufacture and sell at wholesale specified products under one or more of our brands. In addition, certain foreign licensees are granted the right to open retail stores under the licensed brand name and sell only goods under that name in such stores. A substantial portion of the sales by our domestic licensing partners are made to our largest wholesale customers. As compensation for our contributions under these agreements, each licensing partner pays us royalties based upon its sales of our branded products, subject generally, to payment of a minimum royalty. These payments generally range from 3.0% to 7.0% of the licensing partners' sales of the licensed products. In addition, licensing partners are generally required to spend an amount equal to between 2.0% and 5.0% of their sales to advertise our products. We provide support to our business partners and seek to preserve the integrity of our brand names by taking an active role in the design, quality control, advertising,

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

marketing and distribution of each licensed product, most of which are subject to our prior approval and continuing oversight.

     We license our Van Heusen, IZOD, IZOD Club and G.H. Bass & Co. brand names for various products worldwide. We also sublicense to others the Arrow and Geoffrey Beene brand names for various products. Our largest licensing partners in fiscal 2002 by licensing revenues paid to us were:

     o   Fishman & Tobin, Inc. accounting for approximately 18%

     o   Oxford Industries, Inc. accounting for approximately 15%

     o   Block Sportswear, Inc. accounting for approximately 14%

     We license under approximately 60 license agreements. The products offered by our key domestic licensing partners include:

LICENSING PARTNER                                                               PRODUCT CATEGORY
-----------------                                                               ----------------
Block Sportswear, Inc..........................................  Van Heusen and IZOD "big and tall" sportswear
Custom Leather Canada Limited..................................  Van Heusen belts
Fishman & Tobin, Inc...........................................  Van Heusen and IZOD boys' sportswear
Host Apparel, Inc..............................................  Van Heusen pajamas and robes
Aptaker Co., Inc. d/b/a Nouveau Eyewear........................  Van Heusen and G.H. Bass eyewear
Randa Neckwear Corp............................................  Van Heusen neckwear
Tropical Sportswear International, Inc.........................  Van Heusen men's pants
Westport Corporation...........................................  Van Heusen small leather goods
Clearvision Optical Company, Inc...............................  IZOD eyewear
Gold Toe Brand, Inc............................................  IZOD and IZOD Club hosiery
Humphrey's Accessories LLC.....................................  IZOD belts
International Home Textiles, Inc...............................  IZOD soft home furnishing products
Kellwood Company...............................................  IZOD women's sportswear and, commencing 2004, swimwear
Knothe Corporation.............................................  IZOD sleepwear and loungewear
Mallory & Church Corporation...................................  IZOD neckwear
Peerless Delaware, Inc.........................................  IZOD tailored clothing
Oxford Industries, Inc.........................................  IZOD Club men's and women's golf apparel

     Additional products sold bearing our marks include Van Heusen underwear, handkerchiefs, scarves and hosiery and IZOD leather outerwear. A large number of our Van Heusen licenses are with foreign licensees that offer dress shirts and sportswear under that brand name.

CALVIN KLEIN LICENSING

     An important source of revenues for Calvin Klein is its business arrangements with licensees and other third parties worldwide that manufacture and distribute globally a broad array of products under the Calvin Klein brands. On a pro forma basis reflecting our acquisition of Calvin Klein, Calvin Klein's royalty, design and similar fees would have generated 8.0% of our fiscal 2002 revenues. We believe royalty, design and similar fees from business partners provide us with a relatively stable flow of revenues with high margins, and extend and strengthen our brands globally. For fiscal 2002, approximately 52% of revenues from Calvin Klein's business partners was generated by its domestic business partners and approximately 48% was generated by its foreign business partners. Worldwide retail sales of products sold under the Calvin Klein brands exceeded $3 billion in calendar 2002. Calvin Klein combines its design, marketing and imaging skills with the specific manufacturing, distribution and geographic capabilities of its business partners to enter into new product categories and extend existing lines of business. Calvin Klein's largest business partners in terms of royalty, design and similar fees paid to Calvin Klein in fiscal 2002 were:

     o   Warnaco, Inc. accounting for approximately 36%

     o Calvin Klein Cosmetics Corporation (Unilever N.V.) accounting for approximately 23%

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

     o   Marchon Eyewear, Inc. accounting for approximately 9%

         Calvin Klein has a approximately 30 licensing and other strategic arrangements. The products offered by Calvin Klein's key business partners include:

BUSINESS PARTNER                                                 PRODUCT CATEGORY
----------------                                                 ----------------
Warnaco, Inc............................................    Men's, women's and children's jeanswear; men's
                                                            underwear and sleepwear; women's intimate
                                                            apparel and sleepwear; women's swimwear
                                                            (commencing in 2004)
Calvin Klein Cosmetics Corporation
(Unilever N.V.).........................................    Men's, women's and children's fragrance and
                                                            bath products
Marchon Eyewear Inc.....................................    Men's and women's optical frames and
                                                            sunglasses
O.B.T. Co., Ltd (Japan).................................    Men's and women's cK Calvin Klein bridge
                                                            apparel and certain casual attire and women's
                                                            coats and accessories
CK Jeanswear Europe, S.p.A..............................    Men's, women's and children's jeanswear and
                                                            women's belts
CK Jeanswear Asia Ltd...................................    Men's, women's and children's jeanswear
Design Works Inc........................................    Soft home furnishing products
CK Watch Co., Ltd (Swatch SA)...........................    Men's and women's watches and clocks
McGregor Industries, Inc................................    Men's and women's socks and women's tights
Peerless Delaware, Inc..................................    Men's tailored clothing

Additional products sold bearing Calvin Klein brands include certain men's furnishings and small leather goods, table top furnishings, women's better footwear and swimwear and men's dress footwear. Kellwood, together with G.A.V., will be introducing a line of women's better sportswear under the Calvin Klein brand commencing in 2004 and Vestimenta will produce the men's and women's high-end ready-to-wear apparel under the Calvin Klein Collection label, commencing with the spring 2004 collections.

     With respect to revenues generated from the sale of Calvin Klein men's underwear and sleepwear and women's intimate apparel and sleepwear, Warnaco pays us an administration fee based on Warnaco's worldwide sales of underwear, intimate apparel and sleepwear bearing any of the Calvin Klein marks under an administration agreement between Calvin Klein and Warnaco. As a result of our acquisition of Calvin Klein, Warnaco is entitled to control design and advertising related to the sale of underwear, intimate apparel and sleepwear products bearing the Calvin Klein name. See "--Trademarks."

WHOLESALE CUSTOMERS

     Our wholesale business represents our core business and we believe that it is the basis for our brand equity. Currently, our products are distributed at wholesale through more than 10,000 doors in national and regional department, mid-tier department, mass market, specialty and independent stores in the United States. A few of our customers, including Federated, JCPenney, Kohl's, May and Wal-Mart account for significant portions of our revenues. Sales to our five largest customers were 30.7% of our revenues in fiscal 2002, 27.7% of our revenues in fiscal 2001 and 28.3% of our revenues in fiscal 2000. No single customer accounted for greater than 10% of our revenues in fiscal 2002.

     We believe we provide our customers with a significantly high level of service. We have six separate sales forces covering the following products and product categories:

     o   national brand dress shirts-- Van Heusen, Arrow and IZOD

     o designer brand dress shirts-- cK Calvin Klein, Geoffrey Beene, Kenneth Cole New York, Reaction by Kenneth Cole and DKNY

     o   Van Heusen and Geoffrey Beene sportswear

     o   IZOD sportswear

     o   Arrow sportswear

     o   Bass and IZOD footwear

Each sales force includes a team of sales professionals that work closely with our customers providing them with a dedicated level of service including designing a focused selling strategy for each brand while ensuring that each brand's particular qualities and identities are strategically positioned to target a distinct consumer base. Our customers offer our dress shirts and men's sportswear on the main floor of their stores and we offer our customers merchandising support with visual display fixtures and in-store marketing. When a line of our products is displayed in a stand-alone area on the main floor, we are able to further enhance brand recognition, to permit more complete merchandising of our lines and to differentiate the presentation of products. We believe the broad appeal of our products, with multiple well known brands offering differing styles at different price points, together with our customer, advertising and marketing support and our ability to offer products with innovative qualities, allow us to expand and develop relationships with apparel retailers in the United States.

     We believe that our investments in logistics and supply chain management allow us to respond rapidly to changes in sales trends and consumer demands while enhancing our inventory management efficiencies. We believe our customers can better manage their inventories as a result of our continuous analysis of sales trends, our broad array of product availability and our quick response capabilities. Certain of our products can be ordered at any time through our EDI replenishment systems. For customers who reorder these products, we generally ship these products within one to two days of order receipt.

     The Calvin Klein men's and women's high-end ready-to-wear collection apparel and accessories are sold to a limited number of high-end department stores and independent boutiques throughout the world, including Bergdorf Goodman, Neiman Marcus, Nordstrom and Saks. We also operate three stores that offer the collections. Ranging in size from 5,400 to 20,000 square feet, these stores are located in New York City, Dallas and Paris.

RETAIL STORES

     We operate over 700 retail stores under the Van Heusen, IZOD, Bass and Geoffrey Beene names. Ranging in size from 1,000 to 11,000 square feet, with an average of approximately 4,000 square feet, our stores are primarily located in outlet malls throughout the United States. We believe our profitable retail division is an important complement to our wholesale operations because we believe that the stores further enhance consumer awareness of our brands, including by offering products that are not available in our wholesale lines, while also providing a means for managing excess inventory.

     Our Van Heusen outlet stores offer men's dress shirts and neckwear, men's and women's sportswear, including woven and knit shirts, sweaters, bottoms and outerwear, and men's and women's accessories. The stores are targeted to the value-conscious, middle American consumer.

     Our IZOD outlet stores offer men's and women's active-inspired sportswear, including knit and woven shirts, sweaters, bottoms and activewear. These stores focus on golf, travel and resort clothing.

     Our Bass outlet stores offer a modified assortment of Bass footwear from our wholesale line, as well as styles not available at wholesale. Most of our stores also carry apparel for men and women, including tops, bottoms and outerwear and accessories such as handbags, wallets, belts and travel gear.

     Our Geoffrey Beene outlet stores offer men's dress shirts and neckwear, men's and women's sportswear including woven and knit shirts, sweaters, bottoms and outerwear and men's and women's accessories. These stores are targeted towards a more fashion-conscious, designer-oriented consumer.

     We also market selected Bass/G.H. Bass & Co. and IZOD footwear and IZOD sportswear over the Internet on a limited basis.

DESIGN

     Our business depends on our ability to stimulate consumer tastes and demands, as well as on our ability to remain competitive in the areas of quality and price.

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

     A significant factor that plays a key role in the continued strength of our brands is our in-house design teams. We form separate teams of designers and merchandisers for each of our brands, and with respect to Calvin Klein, for each product category, creating a structure that focuses on the special qualities and identity of each brand and product. These designers and merchandisers consider consumer taste and lifestyle and trends when creating a brand or product plan for a particular season. The process from initial design to finished product varies greatly, but generally spans six to ten months prior to each selling season. Apparel and footwear product lines are developed primarily for two major selling seasons, spring and fall. However, certain of our product lines offer more frequent introductions of new merchandise.

     Calvin Klein has developed a cohesive team of senior design directors who share a vision for the Calvin Klein brands and who each lead a separate design team. We intend to maintain the in-house design teams of Calvin Klein. These teams will continue to control all design operations and product development for most licensees and other strategic alliances. In addition, new teams sharing the same vision will be assembled to play a key role in developing our men's better sportswear line, and oversee all design operation and product development in connection with the licensing of a women's better sportswear line.

SOURCING AND PRODUCTION

     To address the needs of our customers, we are continuing to make investments and develop strategies to enhance our ability to provide our customers with timely product availability and delivery. Our investments in sophisticated systems should allow us to reduce the cycle time between the design of products to the delivery of those products to our customers. We believe the enhancement of our supply chain efficiencies and working capital management through the effective use of our distribution network and overall infrastructure will allow us to better control costs and provide improved service to our customers.

     Approximately 225 different manufacturers produce our products in over 300 factories worldwide. During fiscal 2002, in excess of 95% of our products were produced by manufacturers located in foreign countries. We source finished products and raw materials. Raw materials include fabric, buttons, thread, labels, leather and similar materials. Raw materials and production commitments are generally made two to six months prior to production and quantities are finalized at that time. We believe we are one of the largest procurers of shirting fabric in the world. Finished products consist of manufactured and fully assembled products ready for shipment to our customers and our stores. Most of our dress shirts and all of our sportswear are sourced and manufactured to our specifications by independent manufacturers in the Far East, Indian subcontinent, Middle East, Caribbean and Central America who meet our quality, cost and human rights requirements. Our footwear is sourced and manufactured to our specifications by independent manufacturers who meet our quality, cost and human rights requirements, principally located in the Far East, Europe, South America and the Caribbean. No single supplier is critical to our production needs, and we believe that an ample number of alternative suppliers exist should we need to secure additional or replacement production capacity and raw materials. Given our extensive network of sourcing partners, we believe we are able to obtain goods at low cost and on a timely basis.

     Our foreign offices and buying agents enable us to monitor the quality of the goods manufactured by, and the delivery performance of, our suppliers, which includes the enforcement of human rights standards through our on-going approval and monitoring system. In addition, sales are monitored regularly at both the retail and wholesale levels and modifications in production can be made either to increase or reduce inventories. We continually seek additional suppliers throughout the world for our sourcing needs and place our orders in a manner designed to limit the risk that a disruption of production at any one facility could cause a serious inventory problem. We have not experienced significant production delays or difficulties in importing goods. Our purchases from our suppliers are effected through individual purchase orders specifying the price and quantity of the items to be produced.

     Approximately 7% of our dress shirts are manufactured in our domestic apparel manufacturing facility located in Ozark, Alabama. This facility, which we own, is approximately 108,000 square feet, and is utilized by us primarily as a quick response facility, including by fulfilling product replenishment orders.

WAREHOUSING AND DISTRIBUTION

     To facilitate distribution, our products are shipped from manufacturers to our wholesale and retail warehousing and distribution centers for inspection, sorting, packing and shipment to our customers. Ranging in size from 67,000 to 575,000 square feet, our centers are located in North Carolina, Tennessee, Pennsylvania, Georgia,

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

Arkansas, Maine and New Jersey. Each of our centers is generally dedicated to serving either our wholesale customers or our retail stores. Our warehousing and distribution centers are designed to provide responsive service to our customers and our retail stores, as the case may be, on a cost-effective basis. This includes the use of various forms of electronic communications to meet customer needs, including advance shipping notices for all major customers. We believe our current warehousing and distribution centers have sufficient capacity to accommodate future growth, including our strategies for Calvin Klein, without a significant increase in capital expenditures. We further believe that our distribution centers and capabilities compare favorably on a cost and service basis with those of our competitors and that these constitute part of our core competencies.

ADVERTISING AND PROMOTION

     We market substantially all of our products on a brand-by-brand basis targeting distinct consumer demographics and lifestyles. Our marketing programs are an integral feature of our product offerings. Advertisements generally portray a lifestyle rather than a specific item. We intend for each of our brands to be a leader in its respective market segment, with strong consumer awareness and consumer loyalty. We believe that our brands are successful in their respective segments because we have strategically positioned each brand to target a distinct consumer demographic. We will continue to design and market our products to complement each other, satisfy lifestyle needs, emphasize product features important to our target consumers and produce consumer loyalty.

     We advertise our brands primarily in national print media, including fashion, entertainment/ human interest, business, men's, women's, niche and sports magazines and The New York Times. We also participate in cooperative advertising programs with our customers, as we believe that brand awareness and in-store positioning are further strengthened by our contributions to such programs.

     With respect to our retail operations, we rely upon local outlet mall developers to promote traffic for their centers. Outlet center developers employ multiple formats, including signage (highway billboards, off-highway directional signs, on-site signage and on-site information centers), print advertising (brochures, newspapers and travel magazines), direct marketing (to tour bus companies and travel agents), radio and television, and special promotions.

     In acquiring Calvin Klein, we believe we acquired one of the best known designer names in the world. One of the efforts that has helped to establish the Calvin Klein image has been its high-profile, cutting-edge advertising campaigns that have stimulated admiration, publicity, curiosity and debate. Calvin Klein has a dedicated in-house advertising agency with experienced in-house creative and media teams that develop and execute a substantial portion of the advertising for products under the Calvin Klein brands. The teams work closely with other functional areas within Calvin Klein and its licensing and other business partners to deliver a consistent and unified brand message to the consumer. Calvin Klein oversees a worldwide marketing and advertising budget of over $200 million, a majority of which is funded by its licensees.

     Calvin Klein products are advertised primarily in national print media, through outdoor signage and, with respect to fragrances, in television advertising spots. We believe promotional activities throughout the year further strengthen brand awareness of the Calvin Klein brands. The spring and fall Calvin Klein high-end ready-to-wear apparel collections are presented at major fashion shows in New York City and Milan, which typically generate extensive media coverage. Other Calvin Klein promotional efforts include in-store appearances by fashion models, providing wardrobes to celebrities for award ceremonies, product launches, gift-with-purchase programs, charity events and special corporate-sponsored events.

     It is our intention to continue the Calvin Klein advertising and promotional practices and strategies. In order to accomplish this, we intend to leave the Calvin Klein marketing and advertising teams in place and to continue to maintain the Calvin Klein advertising and promotions budget at or above recent historical levels.

TRADEMARKS

     We own the Van Heusen, Bass, G.H. Bass & Co., IZOD and IZOD Club brands, as well as related trademarks and lesser-known names. As a result of our acquisition of Calvin Klein, we beneficially own the Calvin Klein, cK and cK Calvin Klein marks. Calvin Klein and Warnaco are co-owners of the Calvin Klein Trademark Trust, which is the sole and exclusive title owner of substantially all registered Calvin Klein, cK and cK Calvin Klein trademarks. The sole purpose of the trust is to hold these marks. Calvin Klein maintains and protects the marks on behalf of the trust pursuant to a servicing agreement. The trust exclusively licenses to Warnaco on a perpetual, royalty-free basis the use of the marks on men's underwear and sleepwear and women's intimate apparel and sleepwear, and to Calvin Klein on a perpetual, royalty-free basis the use of the marks on all other products. Warnaco pays us a fee based on Warnaco's worldwide sales of underwear, intimate apparel and sleepwear products bearing any of the Calvin Klein marks under an administration agreement between Calvin Klein and Warnaco.

     In acquiring the Calvin Klein, cK and cK Calvin Klein marks, we agreed to allow Mr. Calvin Klein to retain the right to use his name, on a non-competitive basis, with respect to his right of publicity, unless those rights were already being used in the Calvin Klein business. We also granted Mr. Klein a royalty-free, worldwide right to use the Calvin Klein mark with respect to certain personal businesses and activities, such as motion picture, television and video businesses; a book business; writing, speaking and/or teaching engagements; non-commercial photography; charitable activities; and architectural and industrial design projects, subject to certain limitations designed to protect the image and prestige of the Calvin Klein brands and to avoid competitive conflicts.

     Our trademarks are the subject of registrations and pending applications throughout the world for use on a variety of apparel, footwear and related products, and we continue to expand our worldwide usage and registration of new and related trademarks. In general, trademarks remain valid and enforceable as long as the marks continue to be used in connection with the products and services with which they are identified and, as to registered trade names, the required registration renewals are filed. In markets outside of the United States, particularly those where products bearing any of our brands are not sold by us or any of our licensees or other authorized users, our rights to the use of trademarks may not be clearly established.

     We regard the license to use our trademarks and our other intellectual property rights in and to the trademarks as valuable assets in marketing our products and, on a worldwide basis, vigorously seek to protect them against infringement. We are susceptible to others imitating our products and infringing our intellectual property rights. This is especially the case since our acquisition of Calvin Klein, as the Calvin Klein brands enjoy significant worldwide consumer recognition and its generally higher pricing provides significant opportunity and incentive for counterfeiters and infringers. Calvin Klein has a broad, proactive enforcement program, which we believe has been generally effective in controlling the sale of counterfeit products in the United States and in major markets abroad. We have taken enforcement action with respect to our other marks on an as-needed basis.

OUR RELATIONSHIP WITH MR. KLEIN

     In order to assist in a seamless transition of our acquisition of Calvin Klein, we have entered into a three-year consulting agreement with Mr. Klein for $1.0 million per year. Mr. Klein is available to consult on advertising, marketing, design, promotion and publicity aspects of Calvin Klein.

     Prior to our acquisition of Calvin Klein, Calvin Klein was obligated to pay Mr. Klein and his heirs in perpetuity a percentage of sales of certain products bearing any of the Calvin Klein brands under a design services letter agreement. In connection with our acquisition of Calvin Klein, we bought all of Mr. Klein's rights under that agreement in consideration of a warrant to purchase our common stock and for granting him the right to receive from us contingent purchase price payments for a period of 15 years based on a percentage of total worldwide net sales of products bearing any of the Calvin Klein brands. In addition, Mr. Klein was released from all of his obligations under that agreement, including his obligation to render design services to Calvin Klein, and the design services letter agreement was terminated. On a pro forma basis reflecting our acquisition of Calvin Klein, such payment to Mr. Klein would have been $20.1 million for fiscal 2002. Our obligation to make contingent purchase price payments to Mr. Klein in connection with our acquisition of Calvin Klein is guaranteed by our Calvin Klein subsidiaries and is secured by a subordinated pledge of all of the equity interests in our Calvin Klein subsidiaries and a subordinated lien on substantially all of our domestic Calvin Klein subsidiaries' assets. Events of default under the agreements governing the collateral for our contingent payment obligations to Mr. Klein, include, but are not limited to (1) our failure to make payments to Mr. Klein when due, (2) covenant defaults, (3) cross-defaults to other indebtedness in excess of an agreed amount, (4) events of bankruptcy, (5) monetary judgment defaults and (6) a change of control, including the sale of any portion of the equity interests in our Calvin Klein subsidiaries. An event of default under those agreements would permit Mr. Klein to foreclose on his security interest in the collateral. In addition, if we fail to pay Mr. Klein a contingent purchase price payment when due and such failure to pay continues for 60 days or more after a final judgment by a court is rendered relating to our failure to pay, Mr. Klein will no longer be restricted from competing with us as he otherwise would be under the non-competition provisions contained in the purchase agreement relating to our acquisition of Calvin Klein, although he would still not be able to use any of the Calvin Klein brands or any similar trademark in any competing business.

COMPETITION

     The apparel industry is competitive as a result of its fashion orientation, its mix of large and small producers, the flow of domestic and imported merchandise and the wide diversity of retailing methods. Some of our larger branded apparel competitors include Polo/Ralph Lauren, Tommy Hilfiger, Nautica, Perry Ellis and Chaps. As a result of our acquisition of Calvin Klein, we believe Donna Karan, Ralph Lauren's Purple Label, Giorgio Armani, Gucci and Prada also will be our competitors. In addition, we face significant competition from retailers, including our own wholesale customers, through their private label programs.

     The footwear industry is characterized by fragmented competition. Consequently, retailers and consumers have a wide variety of choices regarding brands, style and price. However, over the years, the Bass brand has maintained an important position in casual footwear, while we have extended the brand's offerings to modern, contemporary casual and dress casual styles. We believe that few of our competitors have the overall men's and women's brand recognition of Bass. Our primary footwear competitors include Dockers, Timberland, Rockport, Sperry and Naturalizer.

     We compete primarily on the basis of style, quality and service. Our business depends on our ability to stimulate consumer tastes and demands, as well as on our ability to remain competitive in the areas of quality, service and price. We believe we are particularly well positioned to compete in the apparel and footwear industries. Our diversified portfolio of apparel brands and apparel and footwear products and our use of multiple channels of distribution has allowed us to develop a business that produces results which are not dependent on any one demographic group, merchandise preference or distribution channel. We have developed a portfolio of brands that appeal to a broad spectrum of consumers. Our owned brands have long histories and enjoy high recognition within their respective consumer segments. We develop our owned and licensed brands to complement each other and to generate strong consumer loyalty. The acquisition of Calvin Klein and its prestigious brands provides us with the opportunity to develop businesses that target different consumer groups at higher price points and in higher-end distribution channels than our other brands, as well as with significant global opportunities due to the worldwide recognition of the Calvin Klein brands.

TARIFFS AND IMPORT RESTRICTIONS

     A substantial portion of our products is manufactured by contractors located outside the United States. These products are imported and are subject to U.S. customs laws, which impose tariffs as well as import quota restrictions for textiles and apparel established by the U.S. government. In addition, a portion of our imported products is eligible for certain duty-advantaged programs commonly known as NAFTA, AGOA, CBTPA and CBI. While importation of goods from some countries from which we obtain goods may be subject to embargo by U.S. Customs authorities if shipments exceed quota limits, we closely monitor import quotas and can, in most cases, shift production to contractors located in countries with available quotas. The existence of import quotas has, therefore, not had a material adverse effect on our business. Moreover, with the gradual elimination of textile and apparel quotas over the next few years by the World Trade Organization, these quota restrictions will no longer affect our business in most countries.

PROPERTIES

     The general location, use, ownership status and approximate size of the principal properties which we currently occupy are set forth below:


                                                                                                        APPROXIMATE
                                                                                          OWNERSHIP       AREA IN
                LOCATION                                       USE                          STATUS      SQUARE FEET
                --------                                       ---                          ------      -----------
New York, New York..................      Corporate, apparel and footwear                   Leased         138,000
                                          administrative offices and showrooms
Bridgewater, New Jersey.............      Corporate and apparel administrative offices      Leased         163,000
S. Portland, Maine..................      Footwear administrative offices                   Leased          99,000
Ozark, Alabama......................      Apparel manufacturing facilities                   Owned         108,000
Reading, Pennsylvania...............      Apparel warehouse and distribution center          Owned         410,000
Chattanooga, Tennessee..............      Apparel warehouse and distribution center          Owned         451,000
Chattanooga, Tennessee..............      Apparel storage                                   Leased          60,000

Schuylkill Haven, Pennsylvania......      Apparel warehouse and distribution center          Owned         251,000
Austell, Georgia....................      Apparel warehouse and distribution center         Leased         421,000
Brinkley, Arkansas..................      Apparel warehouse and distribution center          Owned         112,000
Wilton, Maine.......................      Footwear warehouse and distribution center         Owned         352,000
North Jay, Maine....................      Footwear warehouse and distribution center         Owned          67,000
Jonesville, North Carolina..........      Apparel and footwear warehouse and                 Owned         575,000
                                          distribution center
Hong Kong...........................      Corporate, apparel and footwear                   Leased          18,000
                                          administrative offices

     In addition, we lease certain other administrative/support offices in various domestic and international locations. We also currently operate and lease over 700 apparel and footwear retail stores in the United States.

     In connection with our acquisition of Calvin Klein, we acquired leases for administrative offices and showrooms in New York, New York, where we occupy approximately 159,000 square feet, a warehouse and distribution center in North Bergen, New Jersey, where we occupy approximately 180,000 square feet, and certain other administrative/support offices and retail stores in various domestic and international locations, including three outlet stores and four full-priced company-operated stores, three of which sell collection apparel and accessories and one of which sold jeanswear. The company-operated store that sold jeanswear was located in London and was closed in June 2003. We intend to close the distribution center in New Jersey in connection with our licensing arrangement with Vestimenta and the three outlet stores.

EMPLOYEES

     As of August 3, 2003, we employed approximately 5,047 persons on a full-time basis and approximately 3,907 persons on a part-time basis. Approximately 4.2% of our employees are represented for the purpose of collective bargaining by five different unions. Additional persons, some represented by these five unions, are employed from time to time based upon our manufacturing schedules and retailing seasonal needs. Our collective bargaining agreements generally are for three-year terms. One of these agreements, which covers 62 employees, expired in May 2003. We are in the process of negotiating a new collective bargaining agreement for these employees. We believe that our relations with our employees are satisfactory.

ENVIRONMENTAL MATTERS

     Our facilities and operations are subject to various environmental, health and safety laws and regulations, including the proper maintenance of asbestos-containing materials. In addition, we may incur liability under environmental statutes and regulations with respect to the contamination of sites that we own or operate or previously owned or operated (including contamination caused by prior owners and operators of such sites, abutters or other persons) and the off-site disposal of hazardous materials. We believe our operations are in compliance with terms of all applicable laws and regulations.

LEGAL PROCEEDINGS

     We are a party to certain litigation which, in our management's judgment based in part on the opinions of legal counsel, will not materially negatively impact our financial position.

                                   MANAGEMENT

     The following table sets forth the name, age and position of each of our directors and executive officers:

NAME                                           AGE          POSITION
----                                           ---          --------
Bruce J. Klatsky...............................55      Chairman of the Board and Chief Executive Officer; Director
Mark Weber.....................................54      President and Chief Operating Officer; Director
Emanuel Chirico................................46      Executive Vice President and Chief Financial Officer
Francis K. Duane...............................46      Vice Chairman, Sportswear
Allen E. Sirkin................................61      Vice Chairman, Dress Shirts
Diane M. Sullivan..............................48      Vice Chairman, Footwear
Michael Zaccaro................................57      Vice Chairman, Retail Apparel
Edward H. Cohen*...............................64      Director
Joseph B. Fuller...............................46      Director
Joel H. Goldberg...............................60      Director
Marc Grosman(o)+...............................48      Director
Dennis F. Hightower*(o)+.......................61      Director
David A. Landau(o)+............................37      Director
Harry N.S. Lee.................................60      Director
Bruce Maggin*..................................60      Director
Henry Nasella*.................................56      Director
Christian Nather...............................37      Director
Peter J. Solomon(o)+...........................64      Director

--------------
*           Member of the Audit Committee
(o)         Member of the Nominating Committee
+           Member of the Compensation Committee

     Mr. Bruce J. Klatsky has been employed by us in various capacities over the last 30 years, and was our President from 1987 to March 1998. Mr. Klatsky was named Chief Executive Officer in June of 1993 and Chairman of the Board in June of 1994.

     Mr. Mark Weber has been employed by us in various capacities over the last 30 years, had been a Vice President since 1988, was Vice Chairman since 1995 and was named President and Chief Operating Officer in 1998.

     Mr. Emanuel Chirico joined us as Vice President and Controller in 1993. Mr. Chirico was named Executive Vice President and Chief Financial Officer in 1999.

     Mr. Francis K. Duane became our Vice Chairman, Sportswear in February 2001, after serving as President of our IZOD division since May 1998. From 1996 until 1998, he was President, Worldwide Sales, of Guess, Inc., an apparel company.

     Mr. Allen E. Sirkin has been employed by us since 1985. He served as Chairman of our Apparel Group from 1990 until 1995 and was named Vice Chairman, Dress Shirts in 1995.

     Ms. Diane M. Sullivan joined us as Vice Chairman, Footwear in September 2001. From 1999 until 2001, she was President, Chief Operating Officer and a Director of The Stride Rite Corporation, a footwear company. From 1997 until 1999, Ms. Sullivan was a Group President with The Stride Rite Corporation.

     Mr. Michael Zaccaro became our Vice Chairman, Retail Apparel in April 2002. Prior to that he was Group President, Van Heusen and IZOD Retail from August 2001 until April 2002, President, IZOD Retail from January 1999 until July 2001 and President, Van Heusen Retail from August 1996 until December 1998.

     Mr. Edward H. Cohen has served as one of our directors since 1987 and is also a director of Franklin Electronic Publishers, Inc., Levcor International, Inc., Merrimac Industries, Inc. and Gilman & Ciocia, Inc. He was a partner in the law firm of Rosenman & Colin LLP from 1972 until its February 1, 2002 merger with Katten Muchin Zavis, at which time he became, and currently is, counsel to the merged firm of Katten Muchin Zavis Rosenman.

     Mr. Joseph B. Fuller has served as one of our directors since 1991 and is also a director of Merrimac Industries, Inc. He is currently, and has been for more than the past five years, the Chief Executive Officer and a director of Monitor Company, a management consulting firm.

     Dr. Joel H. Goldberg has served as one of our directors since 1997 and is also a director of Hampshire Group, Limited as well as Merrimac Industries, Inc. He is currently, and has been for more than the past five years, the President of Career Consultants, Inc., a management consulting firm.

     Mr. Marc Grosman has served as one of our directors since 1997 and is also a director of Aigle SA. He is the Founder, and has been for more than the past five years, the Chief Executive Officer of Marc Laurent SA, the owner of a chain of European apparel stores which trades under the name CELIO.

     Mr. Dennis F. Hightower has served as one of our directors since 1997 and is also a director of The Gillette Company, Northwest Airlines Corporation, PanAmSat Corporation and The TJX Companies, Inc. Although he is currently a retired business executive, he was a Professor of Management at Harvard University School of Business Administration from July 1996 until May 2000, and Chief Executive Officer of Europe Online Networks S.A. from June 2000 until February 2001.

     Mr. David A. Landau became one of our directors in February 2003. Mr. Landau has been a partner of Apax Partners, Inc., an international private equity investment group, and the head of Apax's U.S. Consumer/Retail Group since 1998.

     Mr. Harry N.S. Lee has served as one of our directors since 1995. He is currently, and for more than the past five years has been, the Managing Director of TAL Apparel Limited, an apparel manufacturer and exporter based in Hong Kong.

     Mr. Bruce Maggin has served as one of our directors since 1987 and is also a director of Central European Media Enterprises Ltd. and Avalon Digital Marketing Systems. He is currently the Principal of The H.A.M. Media Group, LLC, a media investment company. From 1999 until 2002, Mr. Maggin was the Chief Executive Officer of TDN, Inc. (d/b/a at TVMedia, Inc.), a marketer of interactive television advertising.

     Mr. Henry Nasella became one of our directors in February 2003. He has been a venture partner of Apax Partners, an international private equity investment group, since he joined Apax in 2001. From 1999 until 2001, Mr. Nasella was Chairman of Online Retail Partners Inc., a private venture capital and information technology services company. From 1994 to 1999, he was Chairman and Chief Executive Officer of Star Markets Co., Inc., a privately held food retailer.

     Mr. Christian Nather became one of our directors in February 2003. From 1993 to 2001, he was a partner of McKinsey & Company, a management consulting firm, with a focus in the consumer goods and retail sector. Mr. Nather has been a partner of Apax Partners, an international private equity investment group, since he joined Apax in 2001.

     Mr. Peter J. Solomon has served as one of our directors since 1987 and is also a director of BKF Capital Group, Inc., Monro Muffler Brake, Inc. and Office Depot, Inc. He is currently, and has been for more than the past five years, the Chairman of Peter J. Solomon L.P., an investment banking firm.

     Each of our executive officers holds the office indicated until his or her successor is chosen and qualified at the regular meeting of the board of directors held immediately following our annual meeting of stockholders.

     In addition, Mr. Tom Murry is continuing as President and Chief Operating Officer of Calvin Klein. Prior to joining Calvin Klein in 1996, Mr. Murry spent six years as Corporate President of Tahari, Ltd., a women's apparel manufacturer.

     The Apax affiliates purchased our Series B convertible preferred stock for $250.0 million in February 2003, the proceeds of which we used to pay a portion of the purchase price for Calvin Klein. Pursuant to the certificate of designations, preferences and rights for the Series B convertible preferred stock, the holders of such stock have the right to elect separately as a class up to three directors to our board of directors and one of those directors to our audit committee, compensation committee, executive committee and nominating committee. David A. Landau, Henry Nasella and Christian Nather were elected by the Apax affiliates as their designees on our board of directors. Mr. Landau was designated to serve on the compensation, executive and nominating committees and Mr. Nasella was designated to serve on the audit committee.

                             PRINCIPAL STOCKHOLDERS


         The following table sets forth information with respect to the persons who are known by us to be the beneficial owners of more than five percent of our common stock as of August 3, 2003. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities as well as the right to acquire securities under options and convertible securities. In computing the number of shares beneficially owned by a person and the percent of ownership of that person, shares subject to options and convertible securities held by that person that are presently exercisable or convertible or will become exercisable or convertible within 60 days are deemed outstanding. These shares are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to the following tables, the persons named in the tables have sole voting and investment power with respect to all of our stock shown as beneficially owned by them. As of August 3, 2003, we had outstanding 30,334,763 shares of common stock.

                                                                           AMOUNT
NAME AND ADDRESS OF                                                    BENEFICIALLY         PERCENT OF
BENEFICIAL OWNER                                                           OWNED               CLASS
----------------                                                           -----               -----
Apax affiliates(1)..................................................    18,540,642              37.9%
Vaneton International, Inc.(2)......................................     4,481,101              14.8%
   P.O. Box 3340
   Road Town
   Tortola, British Virgin Islands
Dimensional Fund Advisors Inc.(3)...................................     1,934,100               6.4%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, California 90401
Putnam, LLC(4)......................................................     1,637,715               5.4%
   One Post Office Square
   Boston, Massachusetts 02109

--------------

(1) Apax Managers, Inc., 445 Park Avenue, New York, New York 10022, Apax Partners Europe Managers Limited, 15 Portland Place, London, England W1B 1PT and Apax Europe V GP Co. Limited, 13-15 Victoria Road, St. Peter Port, Guernsey, Channel Islands, may be deemed to beneficially own an aggregate of 18,540,642 shares of our common stock representing 37.9% of our outstanding common stock. The Apax shares consist solely of the shares of our common stock issuable upon the conversion of shares of our Series B convertible preferred stock. Of the Apax shares, Apax Partners Europe Managers Limited and its affiliate Apax Europe V GP Co. Limited, may be deemed to beneficially own an aggregate of 14,338,097 shares of our common stock, issuable upon conversion of 7,733.3 shares of Series B convertible preferred stock acquired by certain private equity funds. Apax Partners Europe Managers Limited is the discretionary investment manager and Apax Europe V GP Co. Limited is the general partner of the general partner of those funds. Apax Partners Europe Managers Limited and Apax Europe V GP Co. Limited have shared voting and dispositive power over such shares. Of the Apax shares, Apax Managers, Inc. may be deemed to beneficially own an aggregate of 4,202,545 shares of our common stock, issuable upon conversion of 2,266.7 shares of Series B convertible preferred stock acquired by certain private equity funds. Apax Managers, Inc. is the general partner of the general partner of those funds. Information as to the beneficial ownership of Apax Partners Europe Managers Limited, Apax Europe V GP Co. Limited and Apax Managers, Inc. (other than the amount of shares of common stock beneficially owned and percentage ownership) is based upon a Schedule 13D dated February 21, 2003 and filed with the SEC.

(2) Dr. Richard Lee, 6/F TAL Building, 49 Austin Road, Kowloon, Hong Kong, may be deemed to beneficially own the 4,481,101 shares of our common stock owned of record by Vaneton International, Inc. Dr. Lee and Vaneton International have shared voting and dispositive power over such shares. Information as to the beneficial ownership of Vaneton International and Dr. Lee (other than percentage ownership) is based upon a Schedule 13G dated February 28, 2003 and filed with the SEC.

(3) Dimensional Fund Advisors Inc., a registered investment adviser, furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the common stock owned by such investment companies, commingled group trusts and separate accounts. Dimensional disclaims beneficial ownership of those securities. Information as to the beneficial ownership of Dimensional (other than percentage ownership) is based upon a Schedule 13G dated February 11, 2003 and filed with the SEC.

(4) Putnam, LLC, d/b/a Putnam Investments, and its affiliates Marsh & McLennan Companies, Inc. ("MMC"), Putnam Investments' parent holding company, and Putnam Investment Management, LLC ("PIM") and The Putnam Advisory Company, LLC ("PAC"), subsidiaries of Putnam Investments and registered investment advisers, may be deemed to beneficially own an aggregate of 1,637,715 shares of our common stock. Securities beneficially owned by MMC and Putnam Investments consist of securities beneficially owned by PIM and PAC. PIM is the investment adviser to the Putnam family of mutual funds. PAC is the investment adviser to Putnam Investments' institutional clients. PIM and PAC may be deemed to own beneficially the shares of our common stock owned by their clients. Each of PIM and PAC has dispository power over the shares of our common stock which it may be deemed to own beneficially as investment manager and PAC has shared voting power over the shares of our common stock held by its institutional clients. MMC and Putnam Investments do not have the power to vote or dispose of, or direct the voting or disposition of, any of the shares of our common stock. Information as to the beneficial ownership of Putnam Investments and its affiliates (other than percentage ownership) is based upon a Schedule 13G dated February 14, 2003 and filed with the SEC.

         The following table sets forth information with respect to the number of shares of our common stock beneficially owned, as of August 3, 2003, by:

     o   each of our current directors,

     o   the Chief Executive Officer,

     o the four most highly compensated executive officers other than the Chief Executive Officer with respect to fiscal 2002, and

     o   all of our current directors and executive officers as a group.


                                                                                       AMOUNT
                                                                                    BENEFICIALLY  PERCENT OF
NAME                                                                                  OWNED(1)       CLASS
----                                                                                  --------       -----
Emanuel Chirico(2).....................................................                178,604         *
Edward H. Cohen........................................................                 33,922         *
Francis K. Duane.......................................................                 68,333         *
Joseph B. Fuller.......................................................                 31,051         *
Joel H. Goldberg.......................................................                 39,666         *
Marc Grosman...........................................................                 20,666         *
Dennis F. Hightower....................................................                  8,667         *
Bruce J. Klatsky.......................................................                567,846       1.8%
David A. Landau(3).....................................................                     --        --
Harry N.S. Lee(4)......................................................                 27,864         *
Bruce Maggin...........................................................                 56,808         *
Henry Nasella(3).......................................................                     --        --
Christian Nather(3)....................................................                     --        --
Allen E. Sirkin........................................................                168,202         *
Peter J. Solomon.......................................................                 45,917         *
Mark Weber.............................................................                318,271        1.0
All directors and executive officers as a group (18 persons)...........              1,649,983       5.2%

---------------

*    Less than 1% of class.

(1) The figures in the table are based upon information furnished to us by the directors and executive officers. The figures do not include the shares held for the executive officers in the Master Trust for the PVH Stock Fund. The PVH Stock Fund is one of the investment options under our Associates Investment Plans (referred to as AIPs), which are employee benefit plans under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. Participants in the AIPs who make investments in the PVH Stock Fund may direct the vote of shares of our common stock held in the Master Trust for the PVH Stock Fund only with respect to tender or exchange offers subject to Section 13(e) or Section 14(d) of the Exchange Act, and matters which, if approved or disapproved, would result in a change in control of our company (as defined in the AIPs). The committee that administers the AIP, which is referred to as the AIP Committee, has the right to vote such shares for all other matters. These participants also have the right, subject to certain limitations, to receive a distribution of shares of our common stock held for their benefit in the Master Trust, but the AIP Committee makes all other decisions regarding the disposition of common stock held in the Master Trust.

(2) Mr. Chirico's figure does not include the 1,155,544 shares (3.7%) of our common stock held in the Master Trust for the PVH Stock Fund as of December 31, 2002 for all participants in the AIPs who invest in the PVH Stock Fund. Mr. Chirico is a member of the AIP Committee, which has the power, under most circumstances, to vote and dispose of the shares held in the Master Trust.

(3) David A. Landau is a partner, Henry Nasella is a venture partner and Christian Nather is a partner of Apax Partners. Apax Managers, Inc., Apax Partners Europe Managers Limited and Apax Europe V GP Co. Limited, affiliates of Apax Partners, together beneficially own shares of our Series B convertible preferred stock that are currently convertible into 18,540,642 shares of our common stock. See Note 1 of the prior table.

(4) Harry N.S. Lee is an indirect minority shareholder of Vaneton International, Inc., which beneficially owns
     4,481,101 shares of common stock. See Note 2 to the prior table.

     The figures in the foregoing table include 1,000 shares owned by a family foundation of which Mr. Hightower is trustee, 190 shares held by Mr. Klatsky's child, as to which Mr. Klatsky has disclaimed beneficial ownership, 12,000 shares held by Mr. Maggin as custodian for his children, as to which Mr. Maggin has disclaimed beneficial ownership, and 100 shares held by Mr. Sirkin's wife as custodian for one of Mr. Sirkin's children, as to which Mr. Sirkin has disclaimed beneficial ownership.

     The foregoing table also includes shares which the following directors and executive officers have the right to acquire within 60 days of August 3, 2003 upon the exercise of options granted under our stock option plans: Emanuel Chirico, 175,104 shares; Edward H. Cohen, 27,922 shares; Francis K. Duane, 68,333 shares; Joseph B. Fuller, 27,922 shares; Joel Goldberg, 19,666 shares; Marc Grosman, 19,666 shares; Dennis Hightower, 7,667 shares; Bruce J. Klatsky, 511,321 shares; Harry N.S. Lee, 26,864 shares; Bruce Maggin, 27,922 shares; Allen E. Sirkin, 168,102 shares; Peter J. Solomon, 27,922 shares; Mark Weber, 285,793 shares; and all directors and executive officers as a group, including the foregoing, 1,473,370 shares.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

OUR RELATIONSHIP WITH APAX

     In connection with our acquisition of Calvin Klein, affiliates of Apax Managers, Inc. and Apax Partners Europe Managers Limited invested $250.0 million in our company through the purchase of 10,000 shares of a new series of Series B convertible preferred stock. As of August 3, 2003, these shares were convertible into 37.9% of our common stock. For a description of the Series B convertible preferred stock, see "Description of Certain Other Indebtedness and Preferred Stock--Preferred Stock--Series B Convertible Preferred Stock." Also, in connection with the sale of the Series B convertible preferred stock, we granted the Apax affiliates certain registration and other investor rights. Under certain circumstances the Apax affiliates are entitled to elect up to three directors to our board of directors and to have appointed to each of the audit committee, compensation committee, executive committee and nominating committee of our board one of their directors. David A. Landau, Henry Nasella and Christian Nather have been elected by the Apax affiliates to our board of directors. Mr. Landau was appointed to serve on the compensation, nominating and executive committees of our board and Mr. Nasella to the audit committee.

     Also in connection with our acquisition of Calvin Klein, the Apax affiliates provided us with a term loan. The term loan provided for a $100.0 million initial advance and for up to $25.0 million in a subsequent advance prior to June 30, 2003. The additional $25.0 million of the term loan was drawn down on March 14, 2003. We used a portion of the net proceeds of the offering of the outstanding notes to repay the outstanding balance of $125.0 million of the term loan, plus accrued interest.

OUR RELATIONSHIP WITH KATTEN MUCHIN ZAVIS ROSENMAN

     For more than the past three fiscal years, our general outside counsel has been the law firm of Katten Muchin Zavis Rosenman (including its predecessor firm, Rosenman & Colin LLP), of which Mr. Cohen, one of our directors, is of counsel. Mr. Cohen does not share in any fees we pay that firm and his compensation is not based on our fees. We continue to engage Katten Muchin Zavis Rosenman in 2003.

OUR RELATIONSHIP WITH CAREER CONSULTANTS INC.

     We paid a total of $1.0 million to Mr. Goldberg, one of our directors, Career Consultants Inc. and S&K Associates, Inc. for management consulting and recruiting services they provided to us in fiscal 2002. We paid a total of $755,172 in fiscal 2001 and a total of $903,661 in fiscal 2000 to Mr. Goldberg, Career Consultants and S&K Associates for similar services. Mr. Goldberg is President and a majority shareholder of Career Consultants Inc. and of S&K Associates, Inc. We continue to engage the services of Mr. Goldberg, Career Consultants Inc. and S&K Associates, Inc. in 2003.

OUR RELATIONSHIP WITH TAL APPAREL LIMITED

     We purchased $14.4 million during fiscal 2002, $2.7 million in fiscal 2001 and $2.8 million in fiscal 2000 of products and services from TAL Apparel Limited and certain related companies. Mr. Lee, one of our directors, is a director of TAL Apparel Limited. We continue to purchase goods from these companies during 2003.

OUR RELATIONSHIP WITH MONITOR COMPANY

     In connection with its investment in our Series B convertible preferred stock, the Apax affiliates engaged Monitor Company to conduct a consumer study with respect to the Calvin Klein and cK brands. The fee and costs for this engagement was approximately $536,700. Under our agreement with the Apax affiliates, we reimbursed them for the fee and costs of the study. Mr. Fuller, one of our directors, is the President and Chief Executive Officer of Monitor Company. We have not engaged Monitor Company to perform services for us for more than the past three fiscal years.

OUR RELATIONSHIP WITH PETER J. SOLOMON L.P.

     Peter J. Solomon Company Limited, a predecessor firm of Peter J. Solomon L.P., provided services to us during fiscal 2001 in connection with certain strategic issues. During fiscal 2000, Peter J. Solomon Company Limited provided services to us in connection with our purchase of the Van Heusen trademarks in the countries

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where we previously did not own the mark, and from time to time, provided advice with regard to certain other strategic issues. We did not engage the services of Peter J. Solomon L.P. in fiscal 2002. Mr. Solomon, one of our directors, is Chairman of Peter J. Solomon L.P.





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          DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS AND PREFERRED STOCK

SENIOR SECURED REVOLVING CREDIT FACILITY

     In October 2002 we, together with certain of our subsidiaries, as co-borrowers, entered into a new senior secured revolving credit facility with a syndicate of lending institutions led by JPMorgan Chase Bank. The revolving credit facility consists of a $325.0 million five-year revolving credit facility, including up to $20.0 million available for standby letters of credit and with no sub-limit on trade letters of credit. Advances under the revolving credit facility are also limited to a borrowing base consisting of specified percentages of eligible categories of assets.

     There were no outstanding borrowings as of May 4, 2003. If borrowed, we have the option to pay interest on the revolving credit facility at the prime interest rate in effect from time to time, plus an applicable margin ranging from 0% to 0.50% or LIBOR plus an applicable margin ranging from 1.75% to 2.50%, in either case depending upon our interest coverage ratio and the type of loan.

     The advances under the revolving credit facility may be prepaid, in whole or in part at any time without penalty or premium (other than a termination fee and LIBOR breakage costs). Subject to certain exceptions, the revolving credit facility requires mandatory prepayments with the proceeds of asset sales or other dispositions and the issuance of new equity and debt securities. All obligations under the revolving credit facility are secured by liens on substantially all of our assets and our domestic subsidiaries' assets, including the working capital assets of our domestic Calvin Klein subsidiaries, and a pledge of all of the equity interests in our Calvin Klein subsidiaries. In addition, our revolving credit facility is guaranteed by all of our domestic subsidiaries that are not co-borrowers.

     The revolving credit facility contains a number of covenants, including maintenance of a specified financial ratio, under certain circumstances, on a consolidated basis and certain covenants that limit, among other things, our ability to (1) incur debt, (2) incur liens, (3) pay dividends or distributions to our stockholders, (4) prepay, retire, repurchase or redeem indebtedness, (5) repurchase or redeem capital stock, (6) sell assets and (7) merge or consolidate with other companies.

     Events of default under the revolving credit facility include, but are not limited to (1) our failure to pay principal or interest when due, (2) our material breach of any representation or warranty, (3) covenant defaults, (4) cross-defaults to other indebtedness in excess of an agreed amount, (5) events of bankruptcy, (6) monetary judgment defaults, (7) customary defaults under the Employee Retirement Income Security Act, (8) a change of control, (9) impairment of loan documentation, security or seniority over subordinated debt and (10) certain tax liens. In addition, if we cease to own 100% of the fully-diluted equity in our co-borrowers, such event could also result in an event of default.

7 3/4% DEBENTURES

     In November 1993, we issued $100.0 million aggregate principal amount of 7 3/4% debentures due 2023, all of which remain outstanding as of the date of this prospectus. Interest on the debentures is payable semi-annually in arrears on May 15 and November 15 of each year. The debentures are senior to all existing and future subordinated indebtedness and will be pari passu with the notes being offered by this prospectus.

     The indenture governing the debentures contains certain covenants which limit our ability to (1) incur liens, (2) enter into sale and lease back transactions, (3) incur subsidiary debt and (4) merge or consolidate with other companies or sell substantially all of our assets.

     The debentures are not redeemable at our option prior to maturity. If we pay any dividend on our capital stock or repurchase, redeem or otherwise acquire our capital stock when, in either case, it would cause our consolidated net worth to be less than $175.0 million plus 50% of our cumulative consolidated net income since the issuance of the debentures, then the holders of the debentures, may, at their option, require us to redeem their debentures, in whole or in part, at a redemption price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.

     So long as our revolving credit facility is secured by a lien on our and our subsidiaries' assets, the debentures are required to be secured equally and ratably with the revolving credit facility and the credit documents governing the revolving credit facility provide for this equal and ratable security interest for the debentures. The

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debentures are currently secured by liens on all collateral securing our revolving credit facility, ratably with our revolving credit facility lenders.

     Events of default under the indenture governing the debentures include, but are not limited to (1) our failure to pay principal or interest when due, (2) covenant defaults, (3) cross-defaults to other indebtedness in excess of an agreed amount and (4) events of bankruptcy.

9 1/2% SENIOR SUBORDINATED NOTES

     In April 1998, we issued $150.0 million aggregate principal amount of unsecured 9 1/2% senior subordinated notes due 2008, all of which remain outstanding as of the date of this prospectus. Interest on these notes is payable semi-annually in arrears on May 1 and November 1 in each year. The notes are subordinate to all senior debt, which includes our revolving credit facility and future indebtedness for borrowed money, including the notes issued in connection with the offering of the outstanding notes.

     The indenture governing the notes contains certain restrictive covenants, including limitations on our ability to (1) incur liens, (2) incur indebtedness,
(3) pay dividends or make distributions to our stockholders, (4) repurchase or redeem capital stock, (5) sell assets and (6) merge or consolidate with other companies. The indenture prohibits the incurrence of subordinated debt senior to the notes and subsidiary guarantees of subordinated debt.

     The notes may be redeemed at our option, in whole or in part, at any time, on or after May 1, 2003, at a redemption price equal to 104.75% of the principal amount of the notes in the first year. The redemption price declines ratably to par on May 1, 2006, plus in each case accrued and unpaid interest to the date of redemption.

     If we undergo a change in control, we will be required to offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. If we sell certain of our assets, we may be required to use the net cash proceeds remaining after any required repayment of senior debt, to offer to repurchase the notes at 100% of the principal amount plus accrued and unpaid interest to the date of purchase.

     Events of default under the indenture governing the notes include, but are not limited to (1) our failure to pay principal or interest when due, (2) covenant defaults, (3) cross-defaults to other indebtedness in excess of an agreed amount, (4) monetary judgment defaults and (5) events of bankruptcy.

PREFERRED STOCK

     Under our certificate of incorporation, as amended, our board of directors is authorized, subject to any limitations prescribed by law, without further action by our stockholders, to issue up to 150,000 shares of preferred stock, par value $100 per share, in one or more series or classes and to establish the designations, preferences, qualifications, privileges, limitations, restrictions, option, conversion rights and other special or relative rights of any series of preferred stock issued. To the extent that we redeem or repurchase any shares of our Series B convertible preferred stock, we will not have the ability to issue additional shares of our Series B convertible preferred stock, but we will be able to redesignate and reissue those shares in any series other than as Series B convertible preferred stock.

     The issuance of shares of preferred stock could adversely affect the voting power and other rights of holders of our common stock. Because our board of directors, without stockholder action, may fix the terms of the preferred stock, the preferred stock could be issued quickly with terms designed to defeat a proposed takeover of us or to make the removal of our management more difficult. The authority to issue preferred stock or rights to purchase preferred stock could be used to discourage a change in control of us. Our management is not aware of any such threatened transaction to obtain control of us, and our board of directors has no current plans to designate and issue any additional shares of preferred stock.

     We have designated shares of Series A convertible preferred stock and Series B convertible preferred stock, the terms of which are described below.

     SERIES A CONVERTIBLE PREFERRED STOCK

     In connection with our rights agreement, dated as of June 10, 1986, as amended, with the Bank of New York, as rights agent, we authorized 125,000 shares of Series A convertible preferred stock and declared a

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distribution of one right to purchase Series A convertible preferred stock for each outstanding share of our common stock. As a result of subsequent stock splits, each outstanding share of common stock now carries with it one-fifth of one right. Under certain circumstances, each right entitles the registered holder to acquire from us one one-hundredth of a share of our Series A convertible preferred stock at an exercise price of $100.

     SERIES B CONVERTIBLE PREFERRED STOCK

     On February 12, 2003, in connection with the investment by affiliates of Apax Managers, Inc. and Apax Partners Europe Managers Limited in us, we issued the Apax affiliates 10,000 shares of our Series B convertible preferred stock for an aggregate purchase price of $250.0 million. Lehman Brothers acted as broker-dealer of the transaction and purchased from us and sold to the Apax affiliates the Series B convertible preferred stock.

     The holders of the Series B convertible preferred stock are entitled to receive annual dividends of 8% per annum payable in cash. If we elect not to pay a cash dividend for any quarter then, the Series B convertible preferred stock will be treated for purposes of the payment of future dividends and upon conversion, redemption or liquidation as if an in-kind dividend had been paid. As of August 3, 2003, the liquidation preference of our Series B convertible preferred stock was $259.6 million, as we elected not to pay a cash dividend for the quarters ended May 4, 2003 and August 3, 2003. The holders of at least a majority of the outstanding Series B convertible preferred stock may elect to deem a sale of our company to be a liquidation.

     Our Series B convertible preferred stock is convertible into common stock, at the option of the holder, at an initial conversion rate, equal to the quotient of the liquidation preference of our Series B convertible preferred stock divided by the purchase price of $14 per share, which is subject to adjustments for stock splits, dividends and combinations, reorganizations, mergers, consolidations, reclassifications and the issuance and sale of additional common stock. As of August 3, 2003, the outstanding shares of the Series B convertible preferred stock were convertible into 18,540,642 shares of our common stock. If at any time after February 12, 2007, the market price of our common stock for any 60 consecutive trading days equals or exceeds 225% of the then conversion price of the Series B convertible preferred stock, we may convert all of the Series B convertible preferred stock into that number of fully paid and nonassessable shares of our common stock determined according to a specified formula. Following conversion of shares of the Series B convertible preferred stock, the holders of the shares of our common stock issued upon conversion will be entitled to receive dividends at the same rate as all other holders of our common stock.

     On or after the later of (A) the six month anniversary of the maturity date of the notes, or (B) November 1, 2008, the holders holding a majority of the Series B convertible preferred stock may require us to redeem the Series B convertible preferred stock at a price equal to 100% of the liquidation preference on the redemption date.

     The holders of the Series B convertible preferred stock, voting as a separate series, are entitled to elect directors to our board of directors, as follows:

     o as long as at least 65% of our Series B convertible preferred stock is outstanding, the holders are entitled to elect three directors;

     o as long as more than 35% of our Series B convertible preferred stock is outstanding, the holders are entitled to elect two directors; and

     o as long as more than 10% of our Series B convertible preferred stock is outstanding, the holders are entitled to elect one director.

     For all matters put to a stockholder vote, each holder of the Series B convertible preferred stock, voting together with the holders of our common stock, is entitled to the number of votes equal to the number of shares of our common stock into which the shares of our Series B convertible preferred stock could be converted at the record date, or if not established, at the time of such vote.

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     While shares of the Series B convertible preferred stock are outstanding, we will not, without first obtaining the written consent or affirmative vote of the holders of at least a majority of the outstanding shares of our Series B convertible preferred stock, voting separately as a class:

     o   change the terms of our Series B convertible preferred stock;

     o issue preferred stock or convertible securities which would be senior to or on parity with our Series B convertible preferred stock with respect to dividends or a liquidation;

     o increase the number of shares of our Series B convertible preferred stock;

     o amend our certificate of incorporation or by-laws in a way that would have an adverse effect on the Series B convertible preferred stock;

     o   increase the number of our directors above 14;

     o   increase our debt above previously-agreed levels;

     o   declare or pay dividends except as previously agreed; or

     o   agree to take any of the previously described actions.




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                                 EXCHANGE OFFER


REASONS FOR THE EXCHANGE OFFER

     We entered into a registration rights agreement with the initial purchasers in connection with the issuance of the notes. The registration rights agreement provides that we will take the following actions, at our expense, for the benefit of the holders of the outstanding notes:

     o we will file the registration statement, of which this prospectus forms a part, within 120 days of the date we issue the outstanding notes. The exchange notes will have terms substantially identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, certain registration rights and additional interest for failure to observe specified obligations in the registration rights agreement;

     o we will cause the registration statement to be declared effective under the Securities Act within 210 days after the date we issue the outstanding notes; and

     o we will keep this exchange offer open for at least 30 days, or longer if required by applicable law, after the date on which notice of this exchange offer is mailed to the holders.

     The holder of each outstanding note surrendered in this exchange offer will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the later of
(1) the last interest payment date on which interest was paid on the outstanding note surrendered or (2) if no interest has been paid on the outstanding note, from May 5, 2003.

     If:

     (1) because of any change in law or in applicable interpretations by the staff of the SEC, we are not permitted to effect an exchange offer;

     (2) this exchange offer is not consummated within 250 days after the date we issued the outstanding notes;

     (3) any initial purchaser notifies us after this exchange offer has been completed that its outstanding notes are not eligible to be exchanged for exchange notes; or

     (4) certain holders are prohibited by law or SEC policy from participating in this exchange offer or may not resell the exchange notes acquired by them in this exchange offer without delivering a prospectus, other than this prospectus, then we will file with the SEC, and cause to become effective, a shelf registration statement to cover resales of transfer restricted securities by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement.

     If we fail to comply with specified obligations under the registration rights agreement, we will be required to pay additional interest to holders of the notes. Please see "Description of Notes -- Registered Exchange Offer; Registration Rights" for details regarding the registration rights agreement and the circumstances under which we will be required to pay additional interest.

     Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of this exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in this exchange offer. Any holder may

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tender some or all of its outstanding notes pursuant to this exchange offer.
However, outstanding notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes will be substantially identical in all material respects to the form and terms of the outstanding notes, except that:

     (1) the exchange notes will have been registered under the Securities Act and will not bear legends restricting their transfer; and

     (2) the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of this exchange offer, all of which rights will terminate when this exchange offer is terminated.

     The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, both series will be treated as a single class of debt securities under that indenture. For a description of the indenture, see "Description of the Notes."

     This exchange offer is not conditioned on any minimum aggregate principal amount of outstanding notes being tendered for exchange.

     As of the date of this prospectus, $150.0 million aggregate principal amount of the outstanding notes were outstanding. Solely for reasons of administration, we have fixed the close of business on ____________, 2003 as the record date for this exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the outstanding notes entitled to participate in this exchange offer.

     Holders of the outstanding notes do not have appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the indenture in connection with this exchange offer. We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreement.

     We will be deemed to have accepted for exchange validly tendered outstanding notes when we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving, and delivering to the tendering holders, the exchange notes.

     If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for such unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date of this exchange offer.

     Holders who tender outstanding notes in this exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to this exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with this exchange offer. See "-- Fees and Expenses" and "-- Transfer Taxes."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     This exchange offer expires at 5:00 p.m., New York City time, on ________, 2003, unless we, in our sole discretion, extend this exchange offer, in which case the term "expiration date" will mean the latest date and time to which this exchange offer is extended.

     In order to extend this exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes by public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

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     We reserve the right, in our sole discretion:

     o   to delay accepting for exchange any outstanding notes;

     o to extend this exchange offer or to terminate this exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under "-- Conditions" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

     o subject to the terms of the registration rights agreement, to amend the terms of this exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend this exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of outstanding notes of such amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

     CONDITIONS

     Notwithstanding any other term of this exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may terminate or amend this exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if in our reasonable judgment:


     o the exchange notes to be received will not be tradeable by the holder without restriction under the Securities Act, the Exchange Act, and without material restriction under the blue sky or securities laws of substantially all of the states of the United States; or

     o any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer which, in our sole judgment, might materially impair our ability to proceed with this exchange offer or any material adverse development has occurred in any such existing action or proceeding with respect to us or any of our subsidiaries; or

     o any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with this exchange offer or materially impair the contemplated benefits of this exchange offer to us; or

     o any governmental approval has not been obtained, which approval we, in our sole discretion, deem necessary for the consummation of this exchange offer as contemplated by this prospectus.

     In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

     o the representations described under "--Procedures for Tendering" and "Plan of Distribution"; and

     o such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to an appropriate form for registration of the exchange notes under the Securities Act.

     We expressly reserve the right, at any time or at various times, to extend the period of time during which this exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to the holders. During any such extensions, all outstanding notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of this exchange offer.

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     We expressly reserve the right to amend or terminate this exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of this exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus forms a part or the qualification of the indenture under the Trust Indenture Act of 1939.

     If we determine in our sole discretion that any of the conditions are not satisfied, we may (l) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend this exchange offer and retain all outstanding notes tendered prior to the expiration date, subject, however, to the rights of holders to withdraw the outstanding notes (see "-- Withdrawal of Tenders") or (3) waive the unsatisfied conditions with respect to this exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

PROCEDURES FOR TENDERING

     Only a holder of record may tender outstanding notes in this exchange offer. To tender in this exchange offer, a holder must:

     o complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent before 5:00 p.m., New York City time, on the expiration date; or

     o in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the outstanding notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message must be received by the exchange agent before 5:00 p.m., New York City time, on the expiration date.

     In addition, either:

     o the exchange agent must receive the outstanding notes along with the letter of transmittal; or

     o the exchange agent must receive, before 5:00 p.m., New York City time, on the expiration date, timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, according to the procedure for book-entry transfer described below; or

     o the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under the caption " -- Exchange Agent" on or before the expiration date. To receive confirmation of valid tender of outstanding notes, a holder should contact the exchange agent at the telephone number listed under the caption "-- Exchange Agent."

     The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder completing a letter of transmittal tenders less than all of its outstanding notes, the tendering holder should fill in the applicable box of the letter of transmittal. The amount of outstanding notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

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     The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of this exchange offer. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either:

     o make appropriate arrangements to register ownership of the outstanding notes in the owner's name; or

     o obtain a properly completed bond power from the registered holder of outstanding notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     If the applicable letter of transmittal is signed by the record holder(s) of the outstanding notes tendered, the signature must correspond with the name(s) written on the face of the outstanding notes without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the outstanding notes.

     A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an "eligible institution." Eligible institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible institution if the outstanding notes are tendered:

     o by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     o   for the account of an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of outstanding notes will not be deemed made until those defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost

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to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under this exchange offer only after the exchange agent timely receives:

     o outstanding notes or a timely book-entry confirmation that outstanding notes have been transferred in the exchange agent's account at DTC; and

     o a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     Holders should receive copies of the applicable letter of transmittal with the prospectus. A holder may obtain additional copies of the applicable letter of transmittal for the outstanding notes from the exchange agent at its offices listed under the caption "-- Exchange Agent." By signing the letter of transmittal, or causing DTC to transmit an agent's message to the exchange agent, each tendering holder of outstanding notes will represent to us that, among other things:

     o any exchange notes that the holder receives will be acquired in the ordinary course of its business;

     o the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

     o if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

     o if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those exchange notes (see the caption "Plan of Distribution"); and

     o the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of us or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

     The exchange agent will establish an account with respect to the outstanding notes at DTC for purposes of this exchange offer promptly after the date of this prospectus.

     With respect to the outstanding notes, any participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account in accordance with DTC's ATOP procedures for transfer.

     However, the exchange for the outstanding notes so tendered will only be made after a book-entry confirmation of such book-entry transfer of the outstanding notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. For this purpose, "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering outstanding notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

GUARANTEED DELIVERY PROCEDURES

     Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable procedures described above before 5:00 p.m., New York City time, on the expiration date may tender if:

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     o   the tender is made through an eligible institution;

     o before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

         o setting forth the name and address of the holder and the registered number(s) and the principal amount of outstanding notes tendered;

         o     stating that the tender is being made by guaranteed delivery;

         o guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry transfer confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

         o the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry transfer confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

     Upon written request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

         Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time before 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC or a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under the caption "-- Exchange Agent."

     Any notice of withdrawal must:

     o specify the name of the person who tendered the outstanding notes to be withdrawn;

     o identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes to be withdrawn; and

     o where certificates for outstanding notes have been transmitted, specify the name in which the outstanding notes were registered, if different from that of the withdrawing holder.

     If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

     o   the serial numbers of the particular certificates to be withdrawn; and

     o a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

     If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of this exchange offer. We will return any outstanding notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, according to the procedures described above, those outstanding notes will be credited to an account

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maintained with DTC, for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. You may retender properly withdrawn outstanding notes by following one of the procedures described under the caption "-- Procedures for Tendering" above at any time on or before the expiration date.

     A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under the caption "-- Exchange Agent."

EXCHANGE AGENT

     SunTrust Bank, has been appointed as exchange agent for this exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed in writing to the exchange agent addressed as follows:


  By Registered or Certified Mail:   By Hand or Overnight Delivery:

  SunTrust Bank                      SunTrust Bank
  25 Park Place, 24th Floor          c/o ComputerShare Trust Company of New York
  Atlanta, Georgia 30303             88 Pine Street, 19th Floor
  Attention: Jack Ellerin            New York, New York  10005

                                     By Facsimile:
                                     (404) 588-7335


     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     o certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

     o exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the outstanding notes;

     o tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

     o a transfer tax is imposed for any reason other than the exchange of outstanding notes under this exchange offer.

     If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

FEES AND EXPENSES

     We will bear the expense of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates' officers and employees.

     We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. We will, however, pay the

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

exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services, including the reasonable fees and expenses of its counsel.

     We will pay the cash expenses to be incurred in connection with this exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of this exchange offer. Expenses incurred in connection with this exchange offer will be deferred and charged to expense over the term of the exchange notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Participation in this exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under this exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

     o as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     o otherwise set forth in the offering circular distributed in connection with the private offering of the outstanding notes.

     In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer for the purpose of participating in a distribution of the exchange notes:

     o    could not rely on the applicable interpretations of the SEC; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

         Upon completion of this exchange offer, holders of the notes will not be entitled to any further registration rights agreements, except under limited circumstances.

RESALE OF THE EXCHANGE NOTES

         Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that the exchange notes issued under this exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

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     o   such holder is not an "affiliate" of ours within the meaning of Rule
         405 under the Securities Act;

     o such exchange notes are acquired in the ordinary course of the holder's business; and

     o the holder does not intend to participate in the distribution of such exchange notes.

     Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

     o cannot rely on the position of the staff of the SEC enunciated in "Exxon Capital Holdings Corporation" (available May 13, 1989), "Morgan Stanley & Co. Incorporated" (available June 5, 1991), "Shearman & Sterling" (available July 2, 1993) or similar interpretive letters; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes pursuant to this exchange offer, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.




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

                            DESCRIPTION OF THE NOTES

     Phillips Van-Heusen issued the outstanding notes, and the exchange notes will be issued by Phillips-Van Heusen, under an indenture dated May 5, 2003 between itself and SunTrust Bank, as trustee. The outstanding notes and the exchange notes are collectively treated as a single class for all purposes under the indenture, including the calculation of percentages and the determination of rights respecting waivers, amendments, voting, redemptions, offers to purchase and ranking as to payment. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

     Certain terms used in this "Description of the Notes" are defined under the subheading "-- Certain Definitions." In this description, "Phillips-Van Heusen" refers only to Phillips-Van Heusen Corporation and not to any of its subsidiaries.

     The following description is only a summary of the material provisions of the indenture and the Registration Rights Agreement. We urge you to read the indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the notes. A copy of each of the indenture and the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

BRIEF DESCRIPTION OF THE NOTES

     The notes are:

     o    unsecured senior obligations of Phillips-Van Heusen; and

     o senior in right of payment to any future Subordinated Obligations of Phillips-Van Heusen.

     The exchange notes are substantially identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, certain registration rights and additional interest for failure to observe specified obligations in the Registration Rights Agreement.

PRINCIPAL, MATURITY AND INTEREST

     Phillips-Van Heusen issued the outstanding notes initially in an aggregate principal amount of $150.0 million. The notes mature on May 1, 2013. Subject to Phillips-Van Heusen's compliance with the covenant described under "-- Certain Covenants -- Limitation on Indebtedness," Phillips-Van Heusen is permitted to issue additional notes under the indenture in an unlimited aggregate principal amount. The notes and any additional notes issued under the indenture will be treated as a single class for all purposes of the indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this "Description of the Notes," references to the notes include any additional notes actually issued.

     Interest on exchange notes will accrue from the last interest payment date on which interest was paid on the outstanding notes surrendered for them, or, if no interest has been paid on such outstanding notes, from May 5, 2003. Phillips-Van Heusen will not pay interest on the outstanding notes accepted for exchange. Interest on the notes accrues at the rate of 8 1/8% per annum and is payable semiannually in arrears on May 1 and November 1, commencing on November 1, 2003. Phillips-Van Heusen makes each interest payment to the registered holders of the notes on the immediately preceding April 15 and October 15.

     Interest on the notes accrues from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

     Except as set forth below, Phillips-Van Heusen is not entitled to redeem the notes at its option prior to May 1, 2008.

     On and after May 1, 2008, Phillips-Van Heusen will be entitled at its option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of registered holders of the notes on the related record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

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          PERIOD                                                        PRICE

          2008........................................................104.063%

          2009........................................................102.708%

          2010........................................................101.354%

          2011 and thereafter.........................................100.000%

     Prior to May 1, 2006, Phillips-Van Heusen may at its option on one or more occasions redeem notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes originally issued at a redemption price (expressed as a percentage of principal amount) of 108.125%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

     (1) at least 65% of such aggregate principal amount of notes remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by Phillips-Van Heusen or its Affiliates); and

     (2) each such redemption occurs within 90 days after the date of the related Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

     If Phillips-Van Heusen is redeeming less than all of the notes at any time, the trustee will select notes on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate.

     Phillips-Van Heusen will redeem notes of $1,000 in whole and not in part. Phillips-Van Heusen will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. Phillips-Van Heusen will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

     Phillips-Van Heusen is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, Phillips-Van Heusen may be required to offer to purchase notes as described under the captions "-- Change of Control" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock." Phillips-Van Heusen may at any time and from time to time purchase notes in the open market or otherwise.

RANKING

     SENIOR INDEBTEDNESS VERSUS NOTES

     The indebtedness evidenced by the notes is unsecured and ranks pari passu in right of payment to the Senior Indebtedness of Phillips-Van Heusen. As of May 4, 2003, after giving pro forma effect to the use of the net proceeds of the sale of the outstanding notes, Phillips-Van Heusen's Senior Indebtedness would have been approximately $399.6 million, including $248.4 million of secured indebtedness.

     SECURED INDEBTEDNESS AND SUBSIDIARY LIABILITIES VERSUS NOTES

     The notes are unsecured obligations of Phillips-Van Heusen. Secured debt and other secured obligations of Phillips-Van Heusen (including obligations with respect to the Credit Agreement, $100.0 million aggregate principal amount of 7 3/4% Debentures due 2023 and Phillips-Van Heusen's obligation to make contingent purchase price payments to Mr. Calvin Klein) are effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations. See "Business -- Our Relationship with Mr. Klein" and "Description of Certain Other Indebtedness and Preferred Stock" for a description of these obligations.

     A portion of Phillips-Van Heusen's operations is conducted through its subsidiaries. Claims of creditors of the subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by the subsidiaries, have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Phillips-Van Heusen, including holders of the notes. The notes are effectively subordinated to creditors (including trade creditors) of Phillips-Van Heusen's subsidiaries. As of May 4, 2003, after giving pro forma effect to the use of the net proceeds of the sale of the outstanding notes, the total liabilities of Phillips-Van Heusen's subsidiaries would have been approximately $179.7 million, of which approximately $149.0 million consists of indebtedness or guarantees under the Credit Agreement. In addition, the Calvin Klein subsidiaries have guaranteed Phillips-Van Heusen's obligation to make contingent purchase price payments to Mr. Calvin Klein, which obligation is secured by a subordinated pledge of all of the equity interests in the Calvin Klein subsidiaries and a subordinated lien on substantially all of Phillips-Van Heusen's domestic Calvin Klein subsidiaries' assets.

REGISTERED EXCHANGE OFFER; REGISTRATION RIGHTS

     Phillips-Van Heusen agreed pursuant to the Registration Rights Agreement that it will, subject to certain exceptions,

     (1) within 120 days after the Issue Date, file a registration statement (the "Exchange Offer Registration Statement") with the SEC with respect to a registered offer (the "Registered Exchange Offer") to exchange the outstanding notes for new notes of Phillips-Van Heusen, which we refer to as the exchange notes, having terms substantially identical in all material respects to the outstanding notes (except that the exchange notes will not contain terms with respect to transfer restrictions);

     (2) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 210 days after the Issue Date;

     (3) as soon as practicable after the effectiveness of the Exchange Offer Registration Statement (the "Effectiveness Date"), offer the exchange notes in exchange for the surrender of the outstanding notes; and

     (4) keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the outstanding notes.

This prospectus is part of the Exchange Offer Registration Statement filed in compliance with these provisions.

     For each note tendered to Phillips-Van Heusen pursuant to the Registered Exchange Offer, Phillips-Van Heusen will issue to the holder of such note an exchange note having a principal amount equal to that of the surrendered note.

     Under existing SEC interpretations, the exchange notes will be freely transferable by registered holders other than Phillips-Van Heusen's Affiliates after the Registered Exchange Offer without further registration under the Securities Act if such holders of the exchange notes represent to Phillips-Van Heusen in the Registered Exchange Offer that they are acquiring the exchange notes in the ordinary course of its business, that they have no arrangement or understanding with any person to participate in the distribution of the exchange notes and that they are not affiliates of Phillips-Van Heusen, as such terms are interpreted by the SEC; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving exchange notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the outstanding notes) with the prospectus contained in the Exchange Offer Registration Statement.

     Under the Registration Rights Agreement, Phillips-Van Heusen is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such exchange notes for 180 days following the effective date of the Exchange Offer Registration Statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

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     A registered holder of outstanding notes (other than certain specified holders) who wishes to exchange those notes for exchange notes in the Registered Exchange Offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an affiliate of Phillips-Van Heusen, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     In the event that:

     (1) any change in law or applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer; or

     (2) for any other reason Phillips-Van Heusen does not consummate the Registered Exchange Offer within 250 days of the Issue Date; or

     (3) an initial purchaser of the outstanding notes shall notify us following consummation of the Registered Exchange Offer that outstanding notes held by it are not eligible to be exchanged for exchange notes in the Registered Exchange Offer; or

     (4) certain holders are prohibited by law or SEC policy from participating in the Registered Exchange Offer or may not resell the exchange notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus (other than this prospectus ), then, Phillips-Van Heusen will, subject to certain exceptions,

     (1) promptly file a shelf registration statement (the "Shelf Registration Statement") with the SEC covering resales of the outstanding notes or the exchange notes, as the case may be;

     (2) (A) in the case of clause (1) (in (1)- (4) above) above, use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 210th day after the Issue Date and (B) in the case of clause (2), (3) or (4) above, use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 90th day after the date on which the obligation to file a Shelf Registration Statement arises; and

     (3) keep the Shelf Registration Statement effective until the earliest of
         (A) the time when the notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses
         (c), (e), (f) and (h) of Rule 144, (B) two years from the Issue Date and (C) the date on which all notes registered thereunder are disposed of in accordance therewith.

     Phillips-Van Heusen will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the outstanding notes or the exchange notes, as the case may be. A holder selling such outstanding notes or exchange notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

     Phillips-Van Heusen will pay additional cash interest on the applicable outstanding notes and exchange notes, subject to certain exceptions,

     (1) if Phillips-Van Heusen fails to file an Exchange Offer Registration Statement with the SEC on or prior to the 120th day after the Issue Date,

     (2) if the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 210th day after the Issue Date or, if obligated to file a Shelf Registration Statement pursuant to clause 2(A) above, a Shelf Registration Statement is not declared effective by the SEC on or prior to the 210th day after the Issue Date,

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     (3) if the Registered Exchange Offer is not consummated on or before the
         40th day after the Exchange Offer Registration Statement is declared effective,

     (4) if obligated to file the Shelf Registration Statement, Phillips-Van Heusen fails to file the Shelf Registration Statement with the SEC on or prior to the 30th day after the date (the "Shelf Filing Date") on which the obligation to file a Shelf Registration Statement arises,

     (5) if obligated to file a Shelf Registration Statement pursuant to clause 2(B) above, the Shelf Registration Statement is not declared effective on or prior to the 90th day after the Shelf Filing Date, or

     (6) after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (6) a "Registration Default");

from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

     The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. Phillips-Van Heusen will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the outstanding notes and the exchange notes.

     All references in the indenture, in any context, to any interest or other amount payable on or with respect to the outstanding notes and exchange notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

     If Phillips-Van Heusen effects the Registered Exchange Offer, it will be entitled to close the Registered Exchange Offer 30 days after the commencement thereof provided that Phillips-Van Heusen has accepted all outstanding notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each holder of the notes shall have the right to require that Phillips-Van Heusen repurchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of registered holders on the relevant record date to receive interest due on the relevant interest payment date):

     (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Phillips-Van Heusen; (for the purposes of this clause (1), such person shall be deemed to beneficially own any Voting Stock of a Person (the "specified person") held by any other Person (the "parent entity"), if such person is the beneficial owner (as defined above in this clause
         (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of the parent entity and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the parent entity);

     (2) individuals who on the Issue Date constituted the board of directors of Phillips-Van Heusen (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of Phillips-Van Heusen was approved by a vote of a majority of the directors of Phillips-Van Heusen then still in office who were either directors on the Issue Date or whose election

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         or nomination for election was previously so approved) cease for any reason to constitute a majority of Phillips-Van Heusen's board of directors then in office;

     (3) the adoption of a plan relating to the liquidation or dissolution of Phillips-Van Heusen; or

     (4) any merger, consolidation, reorganization, sale or other similar transaction in connection with which any holder of the Series B convertible preferred stock exercises the right to deem such transaction a liquidation event pursuant to the terms of the Series B convertible preferred stock.

         Within 30 days following any Change of Control, Phillips-Van Heusen will mail a notice to each holder of the notes with a copy to the trustee (the "Change of Control Offer") stating:

     (1) that a Change of Control has occurred and that such holder has the right to require us to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of registered holders on the relevant record date to receive interest on the relevant interest payment date);

     (2) the circumstances and relevant facts regarding such Change of Control;

     (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

     (4) the instructions, as determined by us, consistent with the covenant described hereunder, that a holder must follow in order to have its notes purchased.

     Phillips-Van Heusen will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Phillips-Van Heusen and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     Phillips-Van Heusen will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Phillips-Van Heusen will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

     The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Phillips-Van Heusen and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Phillips-Van Heusen and the initial purchasers of the notes. Phillips-Van Heusen has no present intention to engage in a transaction involving a Change of Control, although it is possible that it could decide to do so in the future. Subject to the limitations discussed below, Phillips-Van Heusen could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Phillips-Van Heusen's capital structure or credit ratings. Restrictions on Phillips-Van Heusen's ability to Incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness," "-- Limitation on Liens" and "-- Limitation on Sale/Leaseback Transactions." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of such transactions.

     In the event a Change of Control occurs at a time when Phillips-Van Heusen is prohibited from purchasing notes, it may seek the consent of its lenders to the purchase of notes or may attempt to refinance the borrowings that contain such prohibition. If Phillips-Van Heusen does not obtain such a consent or repay such borrowings, it will remain prohibited from purchasing notes. In such case, Phillips-Van Heusen's failure to offer to purchase notes would constitute a Default under the indenture, which would, in turn, constitute a default under the Credit Agreement.

     Future indebtedness that Phillips-Van Heusen may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a

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Change of Control. Moreover, the exercise by the holders of their right to require Phillips-Van Heusen to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Phillips-Van Heusen. Finally, Phillips-Van Heusen's ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The definition of "Change of Control" includes a disposition of all or substantially all of the assets of Phillips-Van Heusen to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of Phillips-Van Heusen. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require Phillips-Van Heusen to make an offer to repurchase the notes as described above.

     The provisions under the indenture relative to Phillips-Van Heusen's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

CERTAIN COVENANTS

     The indenture contains covenants including, among others, the following:

     LIMITATION ON INDEBTEDNESS

     (a) Phillips-Van Heusen will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that Phillips-Van Heusen and any future Subsidiary Guarantor will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio would be greater than 2.0 to 1.

     (b) Notwithstanding the foregoing paragraph (a), Phillips-Van Heusen and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

     (1) Indebtedness Incurred by Phillips-Van Heusen and the Restricted Subsidiaries (including Restricted Subsidiaries that become Subsidiaries after the Issue Date) pursuant to the Credit Agreement; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of
            (A) $325.0 million and (B) the Borrowing Base, less in the case of clause (A) the sum of all mandatory principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "-- Limitation on Sale of Assets and Subsidiary Stock" (which principal payments in the case of revolving loans are accompanied by a corresponding permanent commitment reduction);

     (2) Indebtedness owed to and held by Phillips-Van Heusen or a Restricted Subsidiary (other than a Securitization Subsidiary); provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Phillips-Van Heusen or a Restricted Subsidiary (other than a Securitization Subsidiary)) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon;

     (3) the outstanding notes and the exchange notes (other than any additional notes);

     (4) the Existing Notes and any other Indebtedness outstanding on the Issue Date after giving effect to the use of the net proceeds of the sale of the outstanding notes (other than Indebtedness described in clause (1), (2), (3) or (10) of this covenant);

     (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by Phillips-Van Heusen (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired


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            by Phillips-Van Heusen); provided, however, that at the time of such acquisition and after giving pro forma effect thereto, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (5) and then outstanding does not exceed $5.0 million (including any Refinancing Indebtedness with respect thereto);

     (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6) of paragraph (b); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause
            (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

     (7) Hedging Obligations consisting of Interest Rate Agreements, Currency Agreements or Commodity Agreements not entered into for speculative purposes;

     (8) obligations in respect of performance, bid and surety bonds and completion guarantees provided by Phillips-Van Heusen or any Restricted Subsidiary in the ordinary course of business;

     (9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of its Incurrence;

     (10) Indebtedness of Phillips-Van Heusen consisting of (A) guarantees of payments of accounts payable of third-party manufacturing facilities up to the amount of the commitment therefor on the Issue Date but in any event not to exceed $4.5 million and (B) obligations of Calvin Klein for the payment of letters of credit issued on its behalf up to the amount of the commitment therefor on the Issue Date but in any event not to exceed $1.5 million;

     (11) Purchase Money Indebtedness and Capital Lease Obligations Incurred by Phillips-Van Heusen or a Restricted Subsidiary to acquire property in the ordinary course of business and which do not in the aggregate exceed $10.0 million at any time outstanding;

     (12)   the Subsidiary Guaranty of a Subsidiary Guarantor;

     (13) any Permitted Guarantee by a Restricted Subsidiary described in clause (iii) of the definition of "Permitted Guarantees" or any Indebtedness Incurred by a Restricted Subsidiary as a co-borrower of Indebtedness of Phillips-Van Heusen described in clause (iii) of the definition of "Permitted Guarantees";

     (14) Indebtedness of a Foreign Restricted Subsidiary which at any time outstanding does not exceed the greater of (A) the Foreign Borrowing Base of such Foreign Restricted Subsidiary and (B) an amount which, when taken together with all Indebtedness Incurred by all other Foreign Restricted Subsidiaries and then outstanding, does not exceed $5.0 million in the aggregate;

     (15) Indebtedness Incurred by a Securitization Subsidiary in a Qualified Securitization Transaction; and

     (16) Indebtedness of Phillips-Van Heusen and any future Subsidiary Guarantors in an aggregate principal amount which, when taken together with all other Indebtedness of Phillips-Van Heusen and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (15) above or paragraph (a)) does not exceed $30.0 million.

     (c) Notwithstanding the foregoing, neither Phillips-Van Heusen nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of Phillips-Van Heusen or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with this covenant:

     (1) any Indebtedness remaining outstanding under the Credit Agreement after the application of the net proceeds of the sale of the notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

     (2) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Phillips-Van Heusen, in its sole discretion, will classify such item of

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            Indebtedness at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses; and

     (3) Phillips-Van Heusen will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

     The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, however, that the amount thereof is included in Consolidated Interest Expense of Phillips-Van Heusen and its consolidated Restricted Subsidiaries as accrued.

     LIMITATION ON RESTRICTED PAYMENTS

     (a) Phillips-Van Heusen will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Phillips-Van Heusen or such Restricted Subsidiary makes such Restricted Payment:

     (1) a Default shall have occurred and be continuing (or would result therefrom);

     (2) Phillips-Van Heusen is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or

     (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

            (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which financial statements are available on or prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

            (B) 100% of the aggregate Net Cash Proceeds received by Phillips-Van Heusen from the issuance or sale of its Capital Stock, including Capital Stock issued pursuant to a stock option or similar plan established by Phillips-Van Heusen (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of Phillips-Van Heusen and other than an issuance or sale to an employee stock ownership plan or to a trust established by Phillips-Van Heusen or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by Phillips-Van Heusen from its stockholders subsequent to the Issue Date; plus

            (C) the amount by which Indebtedness of Phillips-Van Heusen is reduced on Phillips-Van Heusen's balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of Phillips-Van Heusen convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Phillips-Van Heusen (less the amount of any cash, or the fair value of any other property, distributed by Phillips-Van Heusen upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by Phillips-Van Heusen or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds of sales to a Subsidiary of Phillips-Van Heusen or to an employee stock ownership plan or a trust established by Phillips-Van Heusen or any of its Subsidiaries for the benefit of their employees); plus

            (D) an amount equal to the sum of (x) the reduction, net of costs, in the Investments (other than Permitted Investments) made by Phillips-Van Heusen or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by Phillips-Van Heusen or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to Phillips-Van Heusen's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in

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                  the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by Phillips-Van Heusen or any Restricted Subsidiary in such
               Person or Unrestricted Subsidiary; plus

            (E)   $7.5 million.


     (b)  The preceding provisions will not prohibit:

     (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of Phillips-Van Heusen (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Phillips-Van Heusen or an employee stock ownership plan or to a trust established by Phillips-Van Heusen or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by Phillips-Van Heusen from its stockholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds of such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

     (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of Phillips-Van Heusen or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

     (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

     (4) the payment of dividends by Phillips-Van Heusen on its common stock in an annual amount of up to $0.15 per outstanding share of common stock; provided, however, that such payment will be included in the calculation of the amount of Restricted Payments;

     (5) repurchases by Phillips-Van Heusen of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from the calculation of the amount of Restricted Payments; and

     (6) other Restricted Payments not exceeding $15.0 million in the aggregate at any one time outstanding; provided, however, that (A) at the time of such Restricted Payments, no Default or Event of Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments will be excluded in the calculation of the amount of Restricted Payments.

For purposes of determining compliance with this "Limitation on Restricted Payments" covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described above, Phillips-Van Heusen may order and classify, and from time to time may reclassify, such Restricted Payment if that classification would have been permitted at the time such Restricted Payment was made and at the time of the reclassification.

     LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

     Phillips-Van Heusen will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to Phillips-Van Heusen or a Restricted Subsidiary or pay any Indebtedness owed to Phillips-Van Heusen, (b) make any loans or advances to Phillips-Van Heusen or (c) transfer any of its property or assets to Phillips-Van Heusen, except:

     (1)    with respect to clauses (a), (b) and (c),

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            (i)   any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (after giving effect to the use of the net proceeds of the sale of the outstanding notes);

            (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Phillips-Van Heusen (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Phillips-Van Heusen) and outstanding on such date;

            (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of clause (1) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable in any material respect to the holders of the notes than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

            (iv) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition and so long as the consummation of such transaction would not result in a Default or Event of Default;

            (v) any encumbrance or restriction under applicable corporate law or regulation relating to the payment of dividends or distributions;

            (vi) any encumbrance or restriction contained in the terms of any Indebtedness permitted to be Incurred under the indenture; provided that such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being Incurred if Phillips-Van Heusen's board of directors determines that any such encumbrance or restriction will not adversely affect Phillips-Van Heusen's ability to make principal or interest payments on the notes; and

            (vii) any encumbrance or restriction with respect to Indebtedness or other contractual requirements of a Securitization Subsidiary in connection with and, in the good faith determination of Phillips-Van Heusen's board of directors, necessary to effectuate, a Qualified Securitization Transaction; provided, however, that such encumbrance or restriction applies only to such Securitization Subsidiary; and

         (2) with respect to clause (c) only,

            (i) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

            (ii) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

     LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

     (a) Phillips-Van Heusen will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

     (1) Phillips-Van Heusen or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by Phillips-Van Heusen's board of directors, of the shares and assets subject to such Asset Disposition;

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     (2)    in the case of an Asset Disposition other than an Asset Swap, at least 75% of the consideration thereof received by Phillips-Van Heusen or such Restricted Subsidiary is in the form of cash or cash equivalents; and

     (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Phillips-Van Heusen (or such Restricted Subsidiary, as the case may be)

            (A) to the extent Phillips-Van Heusen elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of Phillips-Van Heusen or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to Phillips-Van Heusen or an Affiliate of Phillips-Van Heusen) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

            (B) to the extent Phillips-Van Heusen elects to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

            (C) to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the notes (and to holders of other Senior Indebtedness of Phillips-Van Heusen designated by Phillips-Van Heusen) to purchase notes (and such other Senior Indebtedness of Phillips-Van Heusen) pursuant to and subject to the conditions contained in the indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, Phillips-Van Heusen or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

     Notwithstanding the foregoing provisions of this covenant, Phillips-Van Heusen and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $20.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

     (1) the assumption of Indebtedness of Phillips-Van Heusen or any Restricted Subsidiary and the release of Phillips-Van Heusen or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

     (2) securities, notes or other obligations received by Phillips-Van Heusen or any Restricted Subsidiary from the transferee to the extent converted within 90 days by Phillips-Van Heusen or such Restricted Subsidiary into cash or Temporary Cash Investments.

     (b) In the event of an Asset Disposition that requires the purchase of notes (and other Senior Indebtedness of Phillips-Van Heusen) pursuant to clause
(a)(3)(C) above, Phillips-Van Heusen will purchase notes tendered pursuant to an offer by Phillips-Van Heusen for the notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of Phillips-Van Heusen was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of Phillips-Van Heusen, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, Phillips-Van Heusen will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof. Phillips-Van Heusen shall not be required to make such an offer to purchase notes (and other Senior Indebtedness of Phillips-Van Heusen) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

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         (c) Phillips-Van Heusen will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Phillips-Van Heusen will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

         LIMITATION ON AFFILIATE TRANSACTIONS

         (a) Phillips-Van Heusen will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of Phillips-Van Heusen (an "Affiliate Transaction") unless:

     (1) the terms of the Affiliate Transaction are no less favorable to Phillips-Van Heusen or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

     (2) if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of Phillips-Van Heusen disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of Phillips-Van Heusen's board of directors; and

     (3) if such Affiliate Transaction involves an amount in excess of $17.5 million, Phillips-Van Heusen's board of directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to Phillips-Van Heusen and its Restricted Subsidiaries or is not less favorable to Phillips-Van Heusen and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

     (b) The provisions of the preceding paragraph (a) will not prohibit:

     (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "-- Limitation on Restricted Payments";

     (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business;

     (3) loans or advances to employees in the ordinary course of business in accordance with past practices of Phillips-Van Heusen or its Restricted Subsidiaries, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time;

     (4) the payment of fees and compensation to, and the provision of employee benefit arrangements and indemnity for the benefit of, directors, officers and employees of Phillips-Van Heusen or any of its Restricted Subsidiaries entered into in the ordinary course of business;

     (5) any transaction between Phillips-Van Heusen and a Restricted Subsidiary or between Restricted Subsidiaries (other than Securitization Subsidiaries);

     (6) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because Phillips-Van Heusen or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

     (7) the issuance or sale of any Capital Stock (other than Disqualified Stock) of Phillips-Van Heusen;

     (8) any agreement or arrangement in effect on the Issue Date (after giving effect to the use of the net proceeds of the sale of the outstanding notes) or any amendment or replacement thereof; provided, however, that any such amendment or replacement is not less favorable in any material respect to Phillips-Van Heusen or any of its Restricted Subsidiaries than that in effect on the Issue Date;

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     (9)    sales or other dispositions of accounts receivable or licensing royalties and related assets to a Securitization Subsidiary in a Qualified Securitization Transaction which are customarily transferred in such a transaction; and

     (10) purchases by Phillips-Van Heusen or any Restricted Subsidiary from TAL Apparel Limited and related companies in the ordinary course of business on terms no less favorable to Phillips-Van Heusen or such Restricted Subsidiary than those that could be obtained at the time in arm's length dealings with an unrelated Person.

     LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     Phillips-Van Heusen

     (1) will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than Phillips-Van Heusen or a Restricted Subsidiary other than a Securitization Subsidiary), and

     (2) will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' or other legally required qualifying shares) to any Person (other than Phillips-Van Heusen or a Restricted Subsidiary other than a Securitization Subsidiary), unless

            (A) immediately after giving effect to such issuance, sale or other disposition, neither Phillips-Van Heusen nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary;

            (B) immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by Phillips-Van Heusen and such Investment would be permitted to be made under the covenant described under "-- Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition; or

            (C) immediately after giving effect to such issuance, sale or other disposition of Capital Stock, other than Disqualified Stock, such Restricted Subsidiary would continue to be a Restricted Subsidiary, and in the case of each of (A), (B) and (C), such issuance, sale or other disposition complies with, and the proceeds thereof are applied in accordance with, the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock."

     LIMITATION ON LIENS

     Phillips-Van Heusen will not, and will not permit any Restricted
Subsidiary to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien on any property or asset now owned or hereafter acquired by Phillips-Van Heusen or such Restricted Subsidiary without making effective provision whereby any and all notes then or thereafter outstanding will be secured by a Lien equally and ratably with (or, if the obligation to be secured by such Lien is subordinated in right of payment to the notes, prior to) any and all other obligations thereby secured for so long as any such obligations shall be so secured.

     The foregoing restriction does not, however, apply to:

         (a) Liens existing on the Issue Date after giving effect to the use of the net proceeds of the sale of the outstanding notes;

         (b) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations;

         (c) Liens to secure Purchase Money Indebtedness that is otherwise permitted under the indenture; provided that (i) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, the cost of the acquisition or construction that is the subject of the Purchase Money

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     Indebtedness and (ii) such Lien is limited in the manner described in the definition of Purchase Money Indebtedness;

         (d) Liens securing Capital Lease Obligations; provided, however, that such Lien does not extend to any property other than that subject to the underlying lease;

         (e) Liens in favor of landlords contained in leases and subleases of real property granted by Phillips-Van Heusen or any Restricted Subsidiary or inventory or fixtures located on the leased real property; provided, however, that such Liens are in the ordinary course of business, are on terms customary for leases of such type and do not materially impair the use of the liened property in the operation of the business of Phillips-Van Heusen or the Restricted Subsidiary;

         (f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

         (g) Liens imposed by law, including, carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

         (h) Liens for taxes, assessments and governmental charges not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

         (i) Liens securing Indebtedness Incurred under clause (b)(1) of the covenant described under "--Limitation on Indebtedness" above;

         (j) Liens securing Indebtedness owed by a Restricted Subsidiary to Phillips-Van Heusen or to any other Restricted Subsidiary (other than a Securitization Subsidiary);

         (k) Liens on the property of any Restricted Subsidiary existing at the time such Person becomes a Subsidiary and not incurred as result of (or in connection with or in anticipation of) such Person becoming a Subsidiary; provided, however, that such Liens do not extend to or cover any property or assets of Phillips-Van Heusen or any of the Restricted Subsidiaries other than the property encumbered at the time such Person becomes a Subsidiary and do not secure Indebtedness with a principal amount in excess of the principal amount outstanding at such time;

         (l) Liens securing the outstanding notes and the exchange notes;

         (m) Liens to secure taxes not yet due or which are being contested in good faith by Phillips-Van Heusen or a Restricted Subsidiary;

         (n) Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured; provided that such Lien extends to or covers only the same property that secures the Indebtedness being refinanced;

         (o) Liens (excluding in all cases Liens securing Limited Originator Recourse obligations) on (i) accounts receivable and related assets transferred to, or on accounts receivable and related assets of, a Securitization Subsidiary in connection with a Qualified Securitization Transaction and (ii) licensing royalties and related assets transferred to, or on licensing royalties and related assets of, a Securitization Subsidiary in connection with a Qualified Securitization Transaction in an aggregate amount of up to 15% of the total revenues from royalties or similar licensing payments of Phillips-Van Heusen and its Restricted Subsidiaries;

         (p) Liens securing Indebtedness Incurred under clause (b)(14) of the covenant described under "--Limitation on Indebtedness" above; or

         (q) Liens (exclusive of any Lien of any type otherwise permitted under clauses (a) through (p) above) securing Indebtedness for borrowed money of Phillips-Van Heusen or any Restricted Subsidiary in an aggregate principal amount which, together with the aggregate amount of Attributable Indebtedness deemed to be outstanding in respect of all Sale/Leaseback Transactions entered into pursuant to clause (a) of the covenant described under "Limitation of Sale/Leaseback Transactions" below (exclusive of any such Sale/Leaseback Transactions otherwise permitted under clauses (a) through (p) above), does not at the time

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     such Indebtedness is incurred exceed the greater of $40.0 million and 15%
     of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of Phillips-Van Heusen as of the end of the most recent fiscal quarter for which financial statements are available.

     Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

     LIMITATION ON SALE/LEASEBACK TRANSACTIONS

     Phillips-Van Heusen will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) Phillips-Van Heusen or such Subsidiary would be entitled to (A) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the notes pursuant to the covenant described under "-- Limitation on Liens," (ii) the net proceeds received by Phillips-Van Heusen or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by Phillips-Van Heusen's board of directors) of such property and
(iii) Phillips-Van Heusen applies the proceeds of such transaction in compliance with the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock."

     MERGER AND CONSOLIDATION

     Phillips-Van Heusen will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

     (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States, any State thereof or the District of Columbia and the Successor Company (if not Phillips-Van Heusen) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form satisfactory to the trustee, all of the obligations of Phillips-Van Heusen under the notes and the indenture;

     (2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

     (3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; and

     (4) Phillips-Van Heusen shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture;

provided, however, that clauses (3) and (4) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to Phillips-Van Heusen or (B) Phillips-Van Heusen merging with an Affiliate of Phillips-Van Heusen solely for the purpose and with the sole effect of reincorporating Phillips-Van Heusen in another jurisdiction.

     For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Phillips-Van Heusen, which properties and assets, if held by Phillips-Van Heusen instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Phillips-Van Heusen on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Phillips-Van Heusen.

     The Successor Company will be the successor to Phillips-Van Heusen and shall succeed to and be substituted for Phillips-Van Heusen, and may exercise every right and power of Phillips-Van Heusen under the indenture, and Phillips-Van Heusen, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

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     Phillips-Van Heusen will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

     (1) except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to Phillips-Van Heusen or an Affiliate of Phillips-Van Heusen), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith Phillips-Van Heusen provides an Officers' Certificate to the trustee to the effect that Phillips-Van Heusen will comply with its obligations under the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

     (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

     (3) Phillips-Van Heusen delivers to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the indenture.

     FUTURE SUBSIDIARY GUARANTORS

     Phillips-Van Heusen will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of Phillips-Van Heusen (other than Permitted Guarantees) or to Incur any Indebtedness under paragraph (a) or paragraph (b)(16) of the covenant described under "-- Limitation on Indebtedness" unless such Restricted Subsidiary simultaneously executes and delivers a Guaranty Agreement providing for the unconditional and irrevocable Guarantee of the notes by such Restricted Subsidiary, jointly and severally with all other Subsidiary Guarantors. If the Indebtedness to be Guaranteed is subordinated to the notes, the Guarantee of such Indebtedness will be subordinated to the Guarantee of the notes to the same extent as the Indebtedness to be Guaranteed is subordinated to the notes. Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the notes will provide by its terms that it will be automatically and unconditionally released and discharged upon either:

     (1) the release or discharge of such Guarantee of payment of such other Indebtedness, except a discharge by or as a result of payment under such Guarantee; or

     (2) any sale or transfer, other than to Phillips-Van Heusen or a Subsidiary of Phillips-Van Heusen, of all of Phillips-Van Heusen's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale or transfer is made in compliance with the applicable provisions of the indenture.

     COVENANT REMOVAL

     During any period of time that both (1) the notes are rated Investment Grade by each of Moody's Investor Service, Inc. and Standard & Poor's Ratings Group and (2) no Default or Event of Default shall have occurred and be continuing, Phillips-Van Heusen and its Restricted Subsidiaries will not be subject to the covenants described under "-- Limitation on Indebtedness," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Assets and Subsidiary Stock," -- Limitation on Affiliate Transactions," "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries" and clause
(3) of the first paragraph under "-- Merger and Consolidation."

SEC REPORTS

     Notwithstanding that Phillips-Van Heusen may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Phillips-Van Heusen will file with the SEC and provide the trustee (and, only if Phillips-Van Heusen is no longer subject to such reporting requirements, holders of the notes) with such annual

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reports and such information, documents and other reports as are specified in
Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections.

     In addition, Phillips-Van Heusen will furnish to the holders of the notes and to prospective investors, upon the requests of such holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.

DEFAULTS

     Each of the following is an Event of Default:

     (1) a default in the payment of interest on the notes when due, continued for 30 days;

     (2) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

     (3) the failure by Phillips-Van Heusen to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above;

     (4) the failure by Phillips-Van Heusen to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness," "-- Limitation on Restricted Payments," "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries," "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase notes), "-- Limitation on Affiliate Transactions," "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," or "-- Limitation on Liens," "-- Limitation on Sale/Leaseback Transactions," "-- Future Subsidiary Guarantors," or "-- SEC Reports";

     (5) the failure by Phillips-Van Heusen or any Restricted Subsidiary to comply for 60 days after notice with its other covenants, obligations, warranties or agreements contained in the indenture;

     (6) Indebtedness of Phillips-Van Heusen, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $15.0 million (the "cross acceleration provision");

     (7) certain events of bankruptcy, insolvency or reorganization of Phillips-Van Heusen, a Subsidiary Guarantor or any Significant Subsidiary (the "bankruptcy provisions");

     (8) a judgment or order is rendered against Phillips-Van Heusen, a Subsidiary Guarantor or any Significant Subsidiary, which requires the payment in money by Phillips-Van Heusen, a Subsidiary Guarantor or any Significant Subsidiary either individually or in the aggregate, of an amount (to the extent not covered by insurance) in excess of $15.0 million and such judgment or order remains unsatisfied, undischarged, unvacated, unbonded and unstayed for 60 days (the "judgment default provision"); or

     (9) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify Phillips-Van Heusen of the default and Phillips-Van Heusen does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Phillips-Van Heusen occurs and is continuing, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes. Under certain

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circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

     Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

     (1) such holder has previously given the trustee notice that an Event of Default is continuing;

     (2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

     (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

     (4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

     (5) holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

     If a Default occurs, is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is in the best interests of the holders of the notes. In addition, Phillips-Van Heusen is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Phillips-Van Heusen is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action it is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of a note then outstanding and affected thereby, an amendment or waiver may not, among other things:

     (1) reduce the amount of notes whose holders must consent to an amendment;

     (2) reduce the rate of or extend the time for payment of interest on any note;

     (3)    reduce the principal of or extend the Stated Maturity of any note;

     (4) reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under "-- Optional Redemption" above;

     (5)    make any note payable in money other than that stated in the note;

     (6) impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes;

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     (7)    make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

     (8) make any change in the ranking or priority of any note that would adversely affect the holders of the notes; or

     (9) make any change in any Subsidiary Guaranty that would adversely affect the holders of the notes.

     Notwithstanding the preceding, without the consent of any holder of the notes, Phillips-Van Heusen, and the trustee, may amend the indenture:

     (1)    to cure any ambiguity, omission, defect or inconsistency;

     (2) to provide for the assumption by a successor corporation of the obligations of Phillips-Van Heusen and the Subsidiary Guarantors under the indenture;

     (3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

     (4) to add guarantees with respect to the notes, including any Subsidiary Guaranties, or to secure the notes;

     (5) to add to the covenants of Phillips-Van Heusen or a Restricted Subsidiary for the benefit of the holders of the notes or to surrender any right or power conferred upon Phillips-Van Heusen or a Restricted Subsidiary;

     (6) to make any change that does not adversely affect the rights of any holder of the notes; or

     (7) to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

     The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, Phillips-Van Heusen is required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The notes were issued in registered form and are transferable only upon the surrender of the notes being transferred for registration of transfer. Phillips-Van Heusen may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     At any time, Phillips-Van Heusen may terminate all of its obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

     In addition, at any time Phillips Van Heusen may terminate its obligations under "-- Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and Subsidiary Guarantors and the judgment default provision described under "-- Defaults" above and the limitations contained in clause (3) of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     Phillips-Van Heusen may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Phillips-Van Heusen exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If Phillips-Van Heusen exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause
(4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (8) under "-- Defaults"

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above or because of the failure of Phillips-Van Heusen to comply with clause (3)
of the first paragraph under "-- Certain Covenants -- Merger and Consolidation" above. If Phillips-Van Heusen exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

     In order to exercise either of its defeasance options, Phillips-Van Heusen must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law). In addition, in order to exercise Phillips-Van Heusen's defeasance option, the defeasance must not result in or constitute a Default or Event of Default under the indenture.

CONCERNING THE TRUSTEE

     SunTrust Bank is the trustee under the indenture. We have appointed the trustee as Registrar and Paying Agent with regard to the notes. In addition, SunTrust Bank is the exchange agent. See "Exchange Offer -- Exchange Agent."

     The indenture contains certain limitations on the rights of the trustee, should it become a creditor of Phillips-Van Heusen, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent Person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Phillips-Van Heusen or any Subsidiary will have any liability for any obligations of Phillips-Van Heusen or any Subsidiary under the notes, any Subsidiary Guaranty or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

     The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means:

     (1)    any property, plant or equipment used in a Related Business;

     (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Phillips-Van Heusen or another Restricted Subsidiary; or

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     (3)    Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Phillips-Van Heusen or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable).

     "Asset Disposition" means (i) an Asset Swap or (ii) any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by of Phillips-Van Heusen or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

     (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than of Phillips-Van Heusen or a Restricted Subsidiary);

     (2) all or substantially all the assets of any division or line of business of Phillips-Van Heusen or any Restricted Subsidiary; or

     (3) any other assets of Phillips-Van Heusen or any Restricted Subsidiary outside of the ordinary course of business of Phillips-Van Heusen or such Restricted Subsidiary

     (other than, in the case of clauses (1), (2) and (3) above),

            (A) a disposition by a Restricted Subsidiary to Phillips-Van Heusen or by Phillips-Van Heusen or a Restricted Subsidiary to a Restricted Subsidiary (other than a Securitization Subsidiary);

            (B) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments" or a Permitted Investment and (y) a disposition of all or substantially all of the assets of Phillips-Van Heusen in accordance with the covenant described under "Merger and Consolidation";

            (C) a disposition of assets with a fair market value of less than $2.0 million;

            (D) disposals of obsolete, damaged or worn out equipment or property or property that is no longer useful in the conduct of Phillips-Van Heusen's business and that, in either case, is disposed of in the ordinary course of business; and

            (E) any disposition of accounts receivable, licensing royalties and related assets to or of a Securitization Subsidiary pursuant to a Qualified Securitization Transaction.

     "Asset Swap" means any exchange of property or assets of Phillips-Van Heusen or any Restricted Subsidiary (including shares of Capital Stock of a Restricted Subsidiary) for property or assets of another Person (including shares of Capital Stock of a Person whose primary business is a Related Business) that are intended to be used by Phillips-Van Heusen or any Restricted Subsidiary in a Related Business, including, to the extent necessary to equalize the value of the assets being exchanged, cash of any party to such asset swap.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

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     "Average Life" means, as of the date of determination, with respect to any
Indebtedness, the quotient obtained by dividing:

     (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

     (2)    the sum of all such payments.

     "Borrowing Base" means, as of any date of determination, an amount equal to
(x) the sum without duplication of (1) 80% of the book value of the accounts receivable of Phillips-Van Heusen and its Restricted Subsidiaries on a consolidated basis and (2) 65% of the book value of the inventory of Phillips-Van Heusen and its Restricted Subsidiaries on a consolidated basis, in each case as of the most recently ended fiscal quarter of Phillips-Van Heusen preceding the date on which the Indebtedness is Incurred, less (y) the Foreign Borrowing Base of any Foreign Restricted Subsidiary to the extent that Indebtedness of such Foreign Restricted Subsidiary Incurred under paragraph
(b)(14)(A) of the covenant described under "Limitation on Indebtedness" is then outstanding.

     "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under "-- Certain Covenants -- Limitations on Liens," a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "CK Amount" for any period means the Design Services Purchase Payments (as defined in the CK Purchase Agreement) paid or payable by Phillips-Van Heusen or any of its Subsidiaries to Mr. Calvin Klein or the Klein Heirs (as defined in the CK Purchase Agreement) for such period pursuant to the CK Purchase Agreement.

     "CK Purchase Agreement" means the Stock Purchase Agreement, dated as of December 17, 2002, among Phillips-Van Heusen, Calvin Klein, Inc., Calvin Klein (Europe), Inc., Calvin Klein (Europe II) Corp., Calvin Klein Europe S.r.l., CK Service Corp., Calvin Klein, Barry Schwartz, Trust for the Benefit of the Issue of Calvin Klein, Trust for the Benefit of the Issue of Barry Schwartz, Stephanie Schwartz-Ferdman and Jonathan Schwartz, as the same may be amended from time to time.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commodity Agreement" means any commodity or raw materials futures contract, commodity or raw materials option, or any other agreement designed to protect against or manage exposure to fluctuations in commodity or raw materials pricing.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are available on or prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

     (1) if Phillips-Van Heusen or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

     (2) if Phillips-Van Heusen or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage

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            Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Phillips-Van Heusen or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

     (3) if since the beginning of such period Phillips-Van Heusen or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Phillips-Van Heusen or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Phillips-Van Heusen and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Phillips-Van Heusen and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

     (4) if since the beginning of such period Phillips-Van Heusen or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

     (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Phillips-Van Heusen or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Phillips-Van Heusen or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets (including Capital Stock), the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Phillips-Van Heusen in accordance with GAAP. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Current Liabilities" as of the date of determination means the aggregate amount of liabilities of Phillips-Van Heusen and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating:

     (1) all intercompany items between Phillips-Van Heusen and any Restricted Subsidiary; and

     (2) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

     "Consolidated Interest Expense" means, for any period, the total interest expense of Phillips-Van Heusen and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by Phillips-Van Heusen or its Restricted Subsidiaries, without duplication:

     (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

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     (2)    amortization of debt discount and debt issuance cost;

     (3)    capitalized interest;

     (4)    non-cash interest expense;

     (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

     (6)    net payments pursuant to Hedging Obligations;

     (7) dividends declared and paid or payable in cash or Disqualified Stock in respect of (A) all Disqualified Stock of Phillips-Van Heusen and
            (B) all Preferred Stock of Restricted Subsidiaries, in each case held by Persons other than Phillips-Van Heusen or a Wholly Owned Subsidiary; provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such stock (expressed as a decimal) for such period (as estimated by the Chief Financial Officer of Phillips-Van Heusen in good faith);

     (8) interest incurred in connection with Investments in discontinued operations;

     (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) Phillips-Van Heusen or any Restricted Subsidiary; and

     (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Phillips-Van Heusen) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income of Phillips-Van Heusen and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

     (1) any net income of any Person (other than Phillips-Van Heusen) if such Person is not a Restricted Subsidiary, except that:

            (A) subject to the exclusion contained in clause (4) below, Phillips-Van Heusen's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Phillips-Van Heusen or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

            (B) Phillips-Van Heusen's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent of any cash actually contributed by Phillips-Van Heusen or a Restricted Subsidiary to such Person during such period;

     (2) any net income (or loss) of any Person acquired by Phillips-Van Heusen or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

     (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Phillips-Van Heusen, except that:

            (A) subject to the exclusion contained in clause (4) below, Phillips-Van Heusen's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Phillips-Van Heusen or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

            (B) Phillips-Van Heusen's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

     (4) any gain (or loss) realized upon the sale or other disposition of any assets of Phillips-Van Heusen, its consolidated Subsidiaries or any other Person (including pursuant to any Sale/Leaseback

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            Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

     (5)    extraordinary gains or losses; and

     (6)    the cumulative effect of a change in accounting principles.

     Notwithstanding the foregoing, for the purposes of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to Phillips-Van Heusen or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Consolidated Net Tangible Assets" as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of Phillips-Van Heusen and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

     (1) minority interests in consolidated Subsidiaries held by Persons other than Phillips-Van Heusen or a Restricted Subsidiary;

     (2) excess of cost over fair value of assets of businesses acquired, as determined in good faith by Phillips-Van Heusen's board of directors;

     (3) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

     (4) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

     (5) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

     (6)    Investments in and assets of Unrestricted Subsidiaries.

     "Credit Agreement" means the Revolving Credit Agreement dated as of October 17, 2002, by and among Phillips-Van Heusen, the Subsidiaries of Phillips-Van Heusen referred to therein, the lenders referred to therein, JPMorgan Chase Bank, as Administrative Agent and Collateral Agent, Lead Arranger and Sole Bookrunner, Fleet Retail Finance Inc., as Co-Arranger and Co-Syndication Agent, Sun Trust Bank, as Co-Syndication Agent, and the CIT Group/Commercial Services, Inc. and Bank of America, N.A., as Co-Documentation Agents, together with the related documents thereto (including any guarantees and security documents, whether in effect on the Issue Date or entered into thereafter), as amended, extended, renewed, restated, replaced, restructured, supplemented or otherwise modified (in whole or in part, and without limitation as to amount of Indebtedness which may be Incurred thereunder, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

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     (1)    matures or is mandatorily redeemable (other than redeemable only for
            Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

     (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

     (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if:

     (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under "--Certain Covenants-- Limitation on Sales of Assets and Subsidiary Stock" and "--Certain Covenants-- Change of Control"; and

     (2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person. For avoidance of doubt, the Series B convertible preferred stock on the terms thereof in effect on the Issue Date is deemed not to constitute Disqualified Stock.

     "EBITDA" for any period means Consolidated Net Income less the CK Amount, plus the following to the extent deducted in calculating such Consolidated Net
Income:

     (1) all income tax expense of Phillips-Van Heusen and its consolidated Restricted Subsidiaries;

     (2)    Consolidated Interest Expense;

     (3) depreciation and amortization expense of Phillips-Van Heusen and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating expense that was paid in cash in a prior period);

     (4) all other non-cash charges of Phillips-Van Heusen and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

     (5) transition costs of up to $24.0 million in connection with the acquisition of Calvin Klein incurred no later than the fourth quarter of Phillips-Van Heusen's 2003 fiscal year; and

     (6) the amount of any deduction in Consolidated Net Income for such period from a write-off of goodwill attributable to the payment of the CK Amount; provided, that such amount shall in no event be greater than the CK Amount deducted in calculating EBITDA;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interest) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount could have been distributed by such Restricted Subsidiary during such period to Phillips-Van Heusen or another Restricted Subsidiary as a dividend or other distribution (which other Restricted Subsidiary could also have made such dividend or other distribution).

     "Equity Offering" means a primary public or private offering of common stock of Phillips-Van Heusen.

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     "Existing Notes" means Phillips-Van Heusen's 9 1/2% Senior Subordinated
Notes due 2008 issued under an indenture dated as of April 22, 1998 between Phillips-Van Heusen and Union Bank of California, N.A., as trustee, and Phillips-Van Heusen's 7 3/4% Debentures due 2023 issued under an indenture dated as of November 1, 1993 between Phillips-Van Heusen and the Bank of New York, as trustee, as amended.

     "Foreign Borrowing Base" means, as of any date of determination and with respect to any Foreign Restricted Subsidiary, an amount equal to (x) the sum without duplication of (1) 80% of the book value of the accounts receivable of such Foreign Restricted Subsidiary and (2) 65% of the book value of the inventory of such Foreign Restricted Subsidiary, in each case as of the most recently ended fiscal quarter of Phillips-Van Heusen preceding the date on which the Indebtedness is Incurred, less (y) any portion of such amount included in the Borrowing Base, but only to the extent such portion is used to determine the amount of Indebtedness which could be Incurred and is then outstanding under clause (b)(1)(B) of the covenant described under "--Limitation on Indebtedness."

     "Foreign Restricted Subsidiary" means any Restricted Subsidiary not incorporated or organized under the laws of the United States, any State thereof or the District of Columbia.

     "GAAP" means generally accepted accounting principles in the United States as in effect as of the Issue Date, including those set forth in:

     (1) opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

     (2) statements and pronouncements of the Financial Accounting Standards Board;

     (3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

     (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

     (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the trustee, pursuant to which a Subsidiary Guarantor guarantees Phillips-Van Heusen's obligations with respect to the notes on the terms provided for in the indenture.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement entered into in the ordinary course of business.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

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     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

     (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

     (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

     (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

     (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

     (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the indenture;

     (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

     (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

     (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

     "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of Phillips-Van Heusen.

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar financial agreement or arrangement including, without limitation, any such arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

     For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments":

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     (1)    "Investment" shall include the portion (proportionate to
            Phillips-Van Heusen's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Phillips-Van Heusen at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Phillips-Van Heusen shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) Phillips-Van Heusen's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to Phillips-Van Heusen's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

     (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of Phillips-Van Heusen.

     "Issue Date" means the date on which the outstanding notes (other than any additional notes) are originally issued.

     "Investment Grade" means (1) with respect to Standard & Poor's Ratings Group, any of the ratings categories from and including AAA to and including BBB- and (2) with respect to Moody's Investors Service, Inc., any of the ratings categories from and including Aaa to and including Baa3.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Limited Originator Recourse" means a reimbursement obligation of Phillips-Van Heusen in connection with a drawing on a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued to support Indebtedness of a Securitization Subsidiary that Phillips-Van Heusen's board of directors determines is necessary to effectuate a Qualified Securitization Transaction; provided, that the available amount of any such form of credit enhancement at any time shall not exceed 10% of the principal amount of such Indebtedness at such time and provided, further, that such reimbursement obligation is permitted to be Incurred by Phillips-Van Heusen pursuant to the covenant described under "--Limitation on Indebtedness" and that any Lien securing such reimbursement obligation is permitted pursuant to the covenant described under "--Limitation on Liens."

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds of the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

     (1) all legal, accounting, financial advisory, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

     (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds of such Asset Disposition;

     (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

     (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Phillips-Van Heusen or any Restricted Subsidiary after such Asset Disposition; provided, however, that any reduction in such reserve after consummation of the Asset Disposition will be deemed a new Asset Disposition with Net Available Cash equal to the amount of such reduction.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock or Indebtedness, means (A) the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents'

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fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof and (B) solely for purposes of paragraph (a)(3)(B) of the covenant described under "-- Limitation on Restricted Payments," the fair market value (as of the date of the transaction and as determined in good faith by the board of directors of Phillips-Van Heusen) of the Capital Stock (other than Disqualified Stock) of a Person (whose primary business is a Related Business) that thereupon becomes a Restricted Subsidiary (other than a Securitization Subsidiary), which Capital Stock constitutes the proceeds received by Phillips-Van Heusen from an issuance or sale of its Capital Stock, net of the fees and taxes described in clause (A) above.

     "Obligations" means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

     "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of Phillips-Van Heusen.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the trustee. The counsel may be an employee of or counsel to Phillips-Van Heusen or the trustee.

     "Permitted Guarantees" means any guarantee by a Restricted Subsidiary (i) outstanding on the Issue Date after giving effect to the use of the net proceeds of the outstanding notes, (ii) of Indebtedness of Phillips-Van Heusen Incurred under clause (b)(1) of the covenant described under "Limitation on Indebtedness" and (iii) of Indebtedness of Phillips-Van Heusen Incurred under a bank credit facility that is Incurred in compliance with the covenant described under "Limitation on Indebtedness" and secured in compliance with the covenant described under "Limitation on Liens ."

     "Permitted Holders" means Apax Managers, Inc. and Apax Partners Europe Managers Limited and their Affiliates.

     "Permitted Investment" means an Investment by Phillips-Van Heusen or any Restricted Subsidiary in:

     (1) Phillips-Van Heusen, a Restricted Subsidiary (other than a Securitization Subsidiary) or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (other than a Securitization Subsidiary); provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

     (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Phillips-Van Heusen or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

     (3)    cash and Temporary Cash Investments;

     (4) receivables owing to Phillips-Van Heusen or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Phillips-Van Heusen or any such Restricted Subsidiary deems reasonable under the circumstances;

     (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (6) loans or advances to employees made in the ordinary course of business consistent with past practices of Phillips-Van Heusen or such Restricted Subsidiary but in any event not to exceed $2.0 million in the aggregate outstanding at any one time;

     (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Phillips-Van Heusen or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

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     (8)    any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock";

     (9) Hedging Obligations in compliance with the covenant descried under "--Limitation on Indebtedness" above;

     (10) any Person to the extent such Investment is in existence on the Issue Date (after giving effect to the use of the net proceeds of the sale of the outstanding notes);

     (11) a Securitization Subsidiary in connection with a Qualified Securitization Transaction which Investments are customary for such transaction; and

     (12) any Person engaged principally in a Related Business prior to such Investment if (i) at the time of such Investment and after giving pro forma effect thereto, Phillips-Van Heusen is entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "Limitation on Indebtedness" above and (ii) the aggregate amount of all Investments made pursuant to this clause
            (12) does not exceed $15.0 million at any one time outstanding; provided that Investments of up to $5.0 million in the aggregate at any one time outstanding shall be permitted under this clause (12) without regard to the requirements of clause (i) of this clause
            (12).

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "Purchase Money Indebtedness" means any Indebtedness of a Person to any seller or other Person incurred to finance the acquisition or construction of any property or assets and which is incurred substantially concurrently therewith, is secured only by the assets so financed and the principal amount of which does not exceed the cost of the assets acquired or constructed.

     "Qualified Securitization Transaction" means any accounts receivable or licensing royalty financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable or licensing royalties and related assets from Phillips-Van Heusen or any Restricted Subsidiary and enters into a third party financing thereof on customary market terms that the board of directors of Phillips-Van Heusen has concluded are fair to Phillips-Van Heusen and its Restricted Subsidiaries.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness.

     "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of Phillips-Van Heusen or any Restricted Subsidiary existing on the Issue Date (after giving effect to the use of the net proceeds of the sale of the outstanding notes) or Incurred in compliance with the indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

     (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

     (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

     (3) unless otherwise permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness," such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or

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            committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of Phillips-Van Heusen or (B) Indebtedness of Phillips-Van Heusen or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Registration Rights Agreement" means the Registration Rights Agreement dated April 30, 2003, among Phillips-Van Heusen and Credit Suisse First Boston LLC, Lehman Brothers Inc. and J.P. Morgan Securities Inc.

     "Related Business" means any business in which Phillips-Van Heusen or any Restricted Subsidiary was engaged on the Issue Date and any business related, ancillary or complementary to any business of Phillips-Van Heusen or any Restricted Subsidiary in which Phillips-Van Heusen or any Restricted Subsidiary was engaged on the Issue Date.

     "Restricted Payment" with respect to any Person means:

     (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to Phillips-Van Heusen or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

     (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Phillips-Van Heusen held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Phillips-Van Heusen (other than a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Phillips-Van Heusen that is not Disqualified Stock);

     (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

     (4) the making of any Investment (other than a Permitted Investment) in any Person.

     "Restricted Subsidiary" means any Subsidiary of Phillips-Van Heusen that is not an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means any arrangement with any Person providing for the leasing by Phillips-Van Heusen or any Restricted Subsidiary of Phillips-Van Heusen, for a period of more than three years, of any real or tangible personal property, which property has been or is to be sold or transferred by Phillips-Van Heusen or such Restricted Subsidiary to such Person in contemplation of such leasing.

     "Securitization Subsidiary" means a Wholly Owned Subsidiary of Phillips-Van Heusen

     (1) that is designated a "Securitization Subsidiary" by the board of directors of Phillips-Van Heusen;

     (2) that does not engage in any activities other than Qualified Securitization Transactions and any activity necessary or incidental thereto;

     (3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

            o is Guaranteed by Phillips-Van Heusen or any Restricted Subsidiary other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse,

            o is recourse to or obligates Phillips-Van Heusen or any other Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, or

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            o     subjects any property or asset of Phillips-Van Heusen or any other Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse; and

     (4) with respect to which neither Phillips-Van Heusen nor any Restricted Subsidiary has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results.

     "Senior Indebtedness" means with respect to any Person:

     (1) Indebtedness of such Person, whether outstanding on the Issue Date (after giving effect to the use of the net proceeds of the sale of the outstanding notes) or thereafter Incurred; and

     (2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above;

unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

     (1)    any obligation of such Person to any Subsidiary;

     (2) any liability for Federal, state, local or other taxes owed or owing by such Person;

     (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

     (4) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

     (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the indenture; or

     (6)    any Capital Stock.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Phillips-Van Heusen within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Phillips-Van Heusen or any Restricted Subsidiary that are reasonably customary in accounts receivable or licensing royalty securitization transactions, as the case may be.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date (after giving effect to the use of the net proceeds of the sale of the outstanding notes) or thereafter Incurred) which is subordinate or junior in right of payment to the notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

     "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

     (1)    such Person;

     (2)    such Person and one or more Subsidiaries of such Person; or

     (3)    one or more Subsidiaries of such Person.

     "Subsidiary Guarantor" means each Restricted Subsidiary of Phillips-Van Heusen that delivers a Guaranty Agreement pursuant to the covenant described under "Future Subsidiary Guarantors."

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     "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of
Phillips-Van Heusen's obligations with respect to the notes.

     "Temporary Cash Investments" means any of the following:

     (1) any investment in direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof;

     (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States, any State thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

     (4) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of Phillips-Van Heusen) organized and in existence under the laws of the United States or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group; and

     (5) investments in securities with maturities of 270 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

     "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

     "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the trustee assigned by the trustee to administer its corporate trust matters.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged and which are not callable at the issuer's option.

     "Unrestricted Subsidiary" means:

     (1)    any Subsidiary of an Unrestricted Subsidiary; and

     (2) any Subsidiary of Phillips-Van Heusen which is designated after the Issue Date as an Unrestricted Subsidiary by a resolution of Phillips-Van Heusen's board of directors;

provided that a Subsidiary may be so designated as an Unrestricted Subsidiary only if

            (A) such designation is in compliance with "--Certain Covenants-- Limitation on Restricted Payments" above;

            (B) such Subsidiary does not own any Capital Stock or Indebtedness of, or hold any Lien on any property of, Phillips-Van Heusen or any Restricted Subsidiary;

            (C) no Default or Event of Default has occurred and is continuing or results therefrom; and

            (D) neither Phillips-Van Heusen nor any Restricted Subsidiary will at any time

                  (i) provide a guarantee of, or similar credit support to, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness),

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                  (ii)   be directly or indirectly liable for any Indebtedness
                         of such Subsidiary, or be directly or indirectly liable for any other Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of such Subsidiary (including any corresponding right to take enforcement action against such Subsidiary), except in the case of clause (i) or (ii) above to the extent

                  (i) that Phillips-Van Heusen or such Restricted Subsidiary could otherwise provide such a guarantee or incur such Indebtedness pursuant to paragraph (a) under "-- Certain Covenants -- Limitation on Indebtedness" above, and

                  (ii) the provision of such guarantee and the incurrence of such Indebtedness otherwise would be permitted under "-- Certain Covenants -- Limitation on Restricted Payments" above.

     Phillips-Van Heusen's board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) Phillips-Van Heusen could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (B) no Default or Event of Default shall have occurred and be continuing.

     Any such designation by Phillips-Van Heusen's board of directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of Phillips-Van Heusen's board of directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by Phillips-Van Heusen or one or more Wholly Owned Subsidiaries.

BOOK-ENTRY, DELIVERY AND FORM

     The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Notes may be transferred in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "--Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

     In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System ("Euroclear") and Clearstream Banking S.A. ("Clearstream")), which may change from time to time.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

     DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its

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Participants. The Participants include securities brokers and dealers (including the initial purchasers of the outstanding notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised us that, pursuant to procedures established by it:

     (1) upon deposit of the Global Notes, DTC will credit the aggregate amount of exchange notes represented by such Global Notes to the accounts of Participants exchanging outstanding notes; and

     (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

     Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

     Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Phillips-Van Heusen and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Phillips-Van Heusen, the trustee nor any agent of Phillips-Van Heusen or the trustee has or will have any responsibility or liability for:

     (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or


     (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Phillips-Van Heusen. Neither Phillips-Van Heusen nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Phillips-Van Heusen and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

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     Transfers between Participants in DTC will be effected in accordance with
DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Phillips-Van Heusen nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

     (1) DTC (a) notifies Phillips-Van Heusen that it is unwilling or unable to continue as depositary for the Global Notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

     (2) Phillips-Van Heusen, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

     (3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

SAME DAY SETTLEMENT AND PAYMENT

     Phillips-Van Heusen will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. Phillips-Van Heusen will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Phillips-Van Heusen expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

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

         Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Phillips-Van Heusen that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.



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                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion of the material U.S. federal income tax consequences of the exchange pursuant to this exchange offer, and the ownership and disposition, of exchange notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated thereunder (the "Regulations") and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

     The discussion generally applies only to beneficial owners that purchased notes for cash in the initial offering at their issue price and hold the notes as "capital assets" (i.e., for investment). The discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers such as banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders of notes that are held through pass-through entities, dealers in securities or foreign currency, and persons holding notes as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction. The discussion does not address any non-income tax considerations, or any foreign, state or local tax consequences.

     As used herein, a U.S. Holder means a beneficial owner of the notes that is for U.S. federal income tax purposes (a) a citizen or individual resident of the United States, (b) a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (c) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of source, or (d) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and has properly elected to continue to be treated as a U.S. person. A Non-U.S. Holder is any holder of the notes that is not a U.S. Holder.

     HOLDERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE OR GIFT TAX LAWS, AS WELL AS FOREIGN, STATE, OR LOCAL LAWS AND TAX TREATIES, AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

EXCHANGE OF NOTES

     In the opinion of our counsel, Katten Muchin Zavis Rosenman, the exchange of outstanding notes for exchange notes pursuant to this exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes as to both U.S. Holders and Non-U.S. Holders of outstanding notes. Therefore, you will not recognize taxable gain or loss as a result of exchanging outstanding notes for exchange notes pursuant to this exchange offer, and the tax basis and holding period of the exchange notes received by you pursuant to this exchange offer will be the same as your adjusted tax basis and holding period for the outstanding notes exchanged therefor.

U.S. FEDERAL INCOME TAXATION OF U.S. HOLDERS

     PAYMENTS OF INTEREST

     If you are a U.S. Holder, interest on your exchange notes generally will be taxable as ordinary interest income at the time payments are accrued or are received, in accordance with your regular method of accounting for U.S. federal income tax purposes. The outstanding notes were not issued with "original issue discount" for U.S. federal income tax purposes.

     ADDITIONAL INTEREST

     As more fully described under "Description of the Notes-- Registered Exchange Offer; Registration Rights," we may be required to pay additional interest on the exchange notes in certain circumstances. Although the matter is not entirely free from doubt, we intend to take the position that a U.S. Holder should not be required to report any additional interest as ordinary income for U.S. federal income tax purposes before such time (if ever) as the additional interest accrues or is received in accordance with such holder's regular method of accounting for U.S. federal income tax purposes.

     SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     Upon the sale, exchange, redemption or other taxable disposition of the exchange notes, you will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange, redemption or other taxable disposition, other than amounts attributable to accrued and unpaid interest (which will be taxed as ordinary interest income to the extent such interest has not been previously included in income), and your adjusted tax basis in the exchange notes. The amount realized by you is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. Your adjusted tax basis in the exchange notes will be as described under this heading under "Exchange of Notes," the same as your adjusted tax basis in the outstanding notes exchanged therefor, less any principal payments you receive. (If you purchase exchange notes, your adjusted tax basis in the exchange notes generally will be your cost for the exchange notes (other than any portion thereof attributable to accrued interest), less any principal payments you receive.)

     The gain or loss you recognize on the sale, exchange, redemption or other taxable disposition of the exchange notes generally will be capital gain or loss. The gain or loss will be long-term capital gain or loss if you have held the exchange notes for a period of more than 12 months, including your holding period in the outstanding notes exchanged therefor. Long-term capital gain is subject to a maximum federal tax rate of 15% for U.S. Holders other than corporations. Capital losses generally cannot be offset against ordinary income.

     BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information returns will be filed with the Internal Revenue Service in connection with payments on the exchange notes and the proceeds from a sale or other disposition of the exchange notes. You will be subject to U.S. federal backup withholding tax on these payments if you fail to provide your taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

U.S. FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

     PAYMENTS OF INTEREST

     If you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income or withholding tax on interest paid on the exchange notes so long as that interest is not effectively connected with your conduct of a trade or business within the U.S. and you:

     o do not actually or constructively own 10% or more of the total combined voting power of all of our stock;

     o are not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code; and

     o are not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of your trade or business.

     In addition, for the exemption from withholding taxes to apply, you must provide us with a properly completed and executed Form W-8 BEN, or other applicable form, as provided for in the Regulations, certifying that you are a foreign person. If you hold the exchange notes through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent. Your agent may then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

     You may also be entitled to the benefits of an income tax treaty under which interest on the exchange notes is subject to a reduced rate of withholding tax or is exempt from U.S. withholding tax, provided a properly executed Form W-8 BEN claiming the exemption is furnished to us and any other applicable procedures are complied with.

     Special rules regarding exemption from, or reduced rates of, U.S. withholding tax may apply in the case of exchange notes held by partnerships or certain types of trusts. Non-U.S. Holders that are partnerships or trusts should consult their tax advisors regarding special rules that may be applicable in their particular circumstances.

     ADDITIONAL INTEREST

     As more fully described under "Description of the Notes -- Registered Exchange Offer; Registration Rights," we may be required to pay additional interest on the exchange notes in certain circumstances. Although not currently anticipated, we may be required (in the event Regulations requiring this are issued in the future) to withhold U.S. federal income tax from any payment of additional interest to you at a rate of 30% unless a tax treaty between the United States and your country of residence reduces or eliminates the withholding tax and you comply with the applicable procedures for claiming treaty benefits. You should consult your own tax advisors as to the tax considerations that relate to the potential payment of additional interest.

     SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     Generally, any capital gain you recognize on the sale, exchange, redemption or other taxable disposition of an exchange note will be exempt from U.S. federal income and withholding tax, provided that:

     o the gain is not effectively connected with your conduct of a trade or business within the U.S.; and

     o if you are an individual, you also are neither present in the U.S. for 183 days or more during the taxable year nor a former citizen or long-term resident of the U.S. subject to special rules that apply to expatriates.

     EFFECTIVELY CONNECTED INCOME

     If interest, gain or other income you recognize on an exchange note is effectively connected with your conduct of a trade or business within the U.S., you will be exempt from the withholding tax previously discussed if you provide us with a properly completed and executed Form W-8 ECI, but generally you will be subject to U.S. federal income tax on the interest, gain or other income at regular federal income tax rates. In addition to regular U.S. federal income tax, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits, as adjusted for certain items, unless you qualify for a lower rate under an applicable tax treaty.

     FEDERAL ESTATE TAXES

     An exchange note held by an individual who at the time of death is not a citizen or resident of the U.S. will not be subject to U.S. federal estate tax, provided that the individual does not actually or constructively own 10% or more of the combined voting power of all our stock and the interest accrued on the exchange notes was not effectively connected with such holder's conduct of a trade or business within the U.S.

     BACKUP WITHHOLDING AND INFORMATION REPORTING

     You may be subject to annual information reporting and U.S. federal backup withholding tax at the applicable rate (currently 28%) on payments of interest and proceeds from a sale or other disposition of the exchange notes unless you provide the certification described under "-- U.S. Federal Income Taxation of Non-U.S. Holders -- Payments of Interest" above. The amount of any backup withholding tax from a payment to you will be allowed as a credit against your U.S. federal income tax liability (if any) and may entitle you to a refund, provided the required information is furnished to the Internal Revenue Service. In any event, we will be required to file information returns with the Internal Revenue Service reporting our payments on the exchange notes.

     You should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes pursuant to this exchange offer, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use
in connection with any such resale. In addition, until       , 2003, all dealers
effecting transactions in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holders) other than commissions or concessions of any brokers or dealers and will indemnify the holders (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     Katten Muchin Zavis Rosenman, New York, New York, will pass upon the validity of the issuance of the exchange notes.

     One of our directors, Edward H. Cohen, is of counsel at the law firm of Katten Muchin Zavis Rosenman and, as of the date of this prospectus, owns 6,000 shares of our common stock and holds options to purchase 27,922 shares that are presently exercisable. Mr. Cohen does not share in any fees we pay that firm and his compensation is not based on our fees.

                                     EXPERTS

     Our consolidated financial statements as of February 2, 2003 and February 3, 2002, and for each of the three years in the period ended February 2, 2003, incorporated by reference in this prospectus have been audited by Ernst & Young LLP, our independent auditors, as stated in their reports appearing therein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of Calvin Klein, Inc. as of December 28, 2002 and December 29, 2001 and for each of the three fiscal years in the period ended December 28, 2002 incorporated in this prospectus which appear in our Current Report on Form 8-K/A dated April 22, 2003 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in such firm's reports, and have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP given on the authority of said firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

     We file reports, proxy statements and other information with the SEC, in accordance with the Exchange Act. You may read and copy our reports, proxy statements and other information filed by us at:

     o the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549; and

     o the public reference facility and at the SEC's regional offices at 233 Broadway, New York, New York 10279 and 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604.

     Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the SEC are also available to the public over the Internet at the SEC's website at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the SEC:

     o Our Annual Report on Form 10-K for the fiscal year ended February 2, 2003;

     o Our Current Report on Form 8-K dated February 12, 2003 and filed on February 26, 2003;

     o Our Current Report on Form 8-K/A dated February 12, 2003 and filed on April 22, 2003;

     o Our Current Report on Form 8-K dated April 8, 2003 and filed on April 16, 2003;

     o Our Current Report on Form 8-K dated April 30, 2003 and filed on May 1, 2003;

     o   Our Current Report on Form 8-K dated May 5, 2003 and filed on May 5,
         2003;

     o Our Current Report on Form 8-K dated May 21, 2003 and filed on May 22, 2003;

     o   Our Quarterly Report on Form 10-Q for the period ended May 4, 2003;

     o Our Current Report on Form 8-K dated August 20, 2003 and filed on August 20, 2003; and

     o All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this exchange offer.

     Any statement contained in a document that is incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any document that is subsequently filed with the SEC and incorporated by reference) modifies or replaces that statement. Any statement so modified or superseded shall not be deemed a part of this prospectus circular except as so modified or superseded.

     While any outstanding notes remain outstanding, we will make available, upon request, to any holder and any prospective purchaser of notes the information required pursuant to Rule 144(d)(4) under the Securities Act, during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address: Investor Relations, Phillips-Van Heusen Corporation, 200 Madison Avenue, New York, New York 10016, telephone (212) 381-3500. You may access our filings on our corporate website at www.pvh.com.

                               [PVH LOGO OMITTED]
                         PHILLIPS-VAN HEUSEN CORPORATION






                                  $150,000,000



                     ---------------------------------------
                                   PROSPECTUS
                     ---------------------------------------


        OFFER TO EXCHANGE UP TO $150,000,000 8 1/8% SENIOR NOTES DUE 2013 FOR ANY AND ALL OUTSTANDING $150,000,000 8 1/8% SENIOR NOTES DUE 2013




                           ____________________, 2003





We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date of this prospectus.

Until __________, 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our by-laws provide that we may indemnify any person to the full extent permitted by the Delaware General Corporation Law, the law of the state in which we are incorporated. Section 145 of the Delaware General Corporation Law empowers a corporation, within certain limitations, to indemnify any person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any suit or proceeding to which he is a party by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as long as he acted in good faith and in a manner which he reasonable believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, he must have had no reasonable cause to believe his conduct was unlawful. In addition, our Certificate of Incorporation provides for a director or officer to be indemnified unless his acts (1) constituted a breach of his fiduciary duties to us or our stockholders, (2) were committed in bad faith or were the result of active or deliberate dishonesty, (3) violated Section 174 of the Delaware General Corporation Law or (4) resulted in a personal gain or financial profit or other advantage to which he is not legally entitled. We also have in effect directors' and officers' liability insurance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  The following exhibits are included in this registration statement:


   4.1 Specimen of Common Stock certificate (incorporated by reference to Exhibit 4 to registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1981).

   4.2 Preferred Stock Purchase Rights Agreement (the "Rights Agreement"), dated June 10, 1986 between registrant and The Chase Manhattan Bank, N.A. (incorporated by reference to Exhibit 3 to registrant's Quarterly Report on Form 10-Q for the period ended May 4, 1986).

   4.3 Amendment to the Rights Agreement, dated March 31, 1987 between registrant and The Chase Manhattan Bank, N.A. (incorporated by reference to Exhibit 4(c) to registrant's Annual Report on Form 10-K for the year ended February 2, 1987).

   4.4 Supplemental Rights Agreement and Second Amendment to the Rights Agreement, dated as of July 30, 1987, between registrant and The Chase Manhattan Bank, N.A. (incorporated by reference to Exhibit
            (c)(4) to registrant's Schedule 13E-4, Issuer Tender Offer Statement, dated July 31, 1987).

   4.5 Third Amendment to Rights Agreement, dated June 30, 1992, from registrant to The Chase Manhattan Bank, N.A. and The Bank of New York (incorporated by reference to Exhibit 4.5 to registrant's Quarterly Report on Form 10-Q for the period ended April 30, 2000).

   4.6 Notice of extension of the Rights Agreement, dated June 5, 1996, from registrant to The Bank of New York (incorporated by reference to Exhibit 4.13 to registrant's Quarterly Report on Form 10-Q for the period ended April 28, 1996).

   4.7 Fourth Amendment to Rights Agreement, dated April 25, 2000, from registrant to The Bank of New York (incorporated by reference to Exhibit 4.7 to registrant's Quarterly Report on Form 10-Q for the period ended April 30, 2000).

   4.8 Supplemental Rights Agreement and Fifth Amendment to the Rights Agreement dated February 12, 2003, between registrant and The Bank of New York (successor to The Chase Manhattan Bank, N.A.), as rights agent (incorporated by reference to Exhibit 4.1 to registrant's Current Report on Form 8-K, filed on February 26, 2003).

   4.9 Indenture, dated as of April 22, 1998, with registrant as issuer and Union Bank of California, N.A., as trustee (incorporated by reference to Exhibit 4.7 to registrant's Quarterly Report on Form 10-Q for the period ended May 3, 1998).

   4.10 Indenture, dated as of November 1, 1993, between registrant and The Bank of New York, as trustee (incorporated by reference to Exhibit
            4.01 to registrant's Registration Statement on Form S-3 (Reg. No. 33-50751) filed on October 26, 1993).

   4.11 First Supplemental Indenture, dated as of October 17, 2002 to Indenture dated as of November 1, 1993 between registrant and The Bank of New York, as trustee (incorporated by reference to Exhibit
            4.15 to registrant's Quarterly Report on Form 10-Q for the period ended November 3, 2002).

   4.12 Second Supplemental Indenture, dated as of February 12, 2002 to Indenture, dated as of November 1, 1993, between registrant and the Bank Of New York, as trustee (incorporated by reference to Exhibit
            4.2 to registrant's Current Report on Form 8-K, filed on February 26, 2003).

   4.13 Registration Rights Agreement, dated as of February 12, 2003, by and among registrant, the Calvin Klein 2001 Revocable Trust, Barry Schwartz, Trust for the Benefit of the Issue of Calvin Klein, Trust for the Benefit of the Issue of Barry Schwartz, Stephanie Schwartz-Ferdman and Jonathan Schwartz, and the Investors listed therein (incorporated by reference to Exhibit 10.7 to registrant's Current Report on Form 8-K, filed on February 26, 2003).

   4.14 Indenture, dated as of May 5, 2003, between registrant and SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.13 to registrant's Quarterly Report on Form 10-Q for the period ended May 4, 2003).

   4.15 Form of Exchange Security, filed by reference to Exhibit A to the Indenture filed herewith as Exhibit 4.14 (incorporated by reference to Exhibit 4.13 to registrant's Quarterly Report on Form 10-Q for the period ended May 4, 2003).

+  4.16     Registration Rights Agreement, dated April 30, 2003, among registrant and CreditSuisse First Boston LLC, J.P. Morgan Securities
            Inc. and Lehman Brothers Inc.

+  5        Opinion of Katten Muchin Zavis Rosenman regarding legality.

+  8        Opinion of Katten Muchin Zavis Rosenman regarding tax matters.

+  12       Computation of Ratio of Earnings to Fixed Charges.

   15 Acknowledgement of Independent Accountants (incorporated by reference to Exhibit 15 to registrant's Quarterly Report on Form 10-Q for the period ended May 4, 2003).

+  23.1     Consent of Ernst & Young LLP.

+  23.2     Consent of PricewaterhouseCoopers LLP.

+  23.3     Consent of Katten Muchin Zavis Rosenman (included in Exhibit 5).

+  23.4     Consent of Katten Muchin Zavis Rosenman (included in Exhibit 8).

+  24       Power of Attorney (included on page II - 6).

+  25       Form T-1 Statement of Eligibility under the Trust Indenture Act of
            1939 of SunTrust Bank as Trustee.

+  99.1     Form of Letter of Transmittal.

+  99.2     Form of Notice of Guaranteed Delivery.

+  99.3     Form of Institutions Letter.

+  99.4     Form of Client Letter.

-------------------------

+    Filed herewith.

(b) Financial Statement Schedules: See page F-1 to our Annual Report on Form 10-K for the fiscal year ended February 2, 2003 for a listing of the financial statement schedules incorporated by reference in this registration statement.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on August 27, 2003.

                                         PHILLIPS-VAN HEUSEN CORPORATION


                                         By: /s/ Bruce J. Klatsky
                                             -----------------------------------
                                             Bruce J. Klatsky
                                             Chairman, Chief Executive Officer
                                             and Director

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce J. Klatsky, Mark Weber and Emanuel Chirico and each or any of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           SIGNATURE                        TITLE                      DATE
           ---------                        -----                      ----

     /s/ Bruce J. Klatsky      Chairman, Chief Executive         August 27, 2003
----------------------------   Officer and Director
       Bruce J. Klatsky        (Principal Executive Officer)


        /s/ Mark Weber         President, Chief Operating        August 27, 2003
----------------------------   Officer and Director
          Mark Weber


      /s/ Emanual Chirico      Executive Vice President and      August 27, 2003
----------------------------   Chief Financial Officer
        Emanuel Chirico        (Principal Financial Officer)


     /s/ Vincent A. Russo      Vice President and Controller     August 27, 2003
----------------------------   (Principal Accounting Officer)
       Vincent A. Russo


      /s/ Edward H. Cohen      Director                          August 27, 2003
----------------------------
        Edward H. Cohen


     /s/ Joseph B. Fuller      Director                          August 27, 2003
----------------------------
       Joseph B. Fuller


     /s/ Joel H. Goldberg      Director                          August 27, 2003
----------------------------
       Joel H. Goldberg


       /s/ Marc Grosman        Director                          August 27, 2003
----------------------------
         Marc Grosman


    /s/ Dennis F. Hightower    Director                          August 27, 2003
----------------------------
      Dennis F. Hightower


      /s/ David A. Landau      Director                          August 27, 2003
----------------------------
        David A. Landau


      /s/ Harry N.S. Lee       Director                          August 27, 2003
----------------------------
        Harry N.S. Lee


       /s/ Bruce Maggin        Director                          August 27, 2003
----------------------------
         Bruce Maggin


       /s/ Henry Nasella       Director                          August 27, 2003
----------------------------
         Henry Nasella


     /s/ Christian Nather      Director                          August 27, 2003
----------------------------
       Christian Nather

     /s/ Peter J. Solomon      Director                          August 27, 2003
----------------------------
       Peter J. Solomon

                                  EXHIBIT INDEX


   4.1 Specimen of Common Stock certificate (incorporated by reference to Exhibit 4 to registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1981).

   4.2 Preferred Stock Purchase Rights Agreement (the "Rights Agreement"), dated June 10, 1986 between registrant and The Chase Manhattan Bank, N.A. (incorporated by reference to Exhibit 3 to registrant's Quarterly Report on Form 10-Q for the period ended May 4, 1986).

   4.3 Amendment to the Rights Agreement, dated March 31, 1987 between registrant and The Chase Manhattan Bank, N.A. (incorporated by reference to Exhibit 4(c) to registrant's Annual Report on Form 10-K for the year ended February 2, 1987).

   4.4 Supplemental Rights Agreement and Second Amendment to the Rights Agreement, dated as of July 30, 1987, between registrant and The Chase Manhattan Bank, N.A. (incorporated by reference to Exhibit
            (c)(4) to registrant's Schedule 13E-4, Issuer Tender Offer Statement, dated July 31, 1987).

   4.5 Third Amendment to Rights Agreement, dated June 30, 1992, from registrant to The Chase Manhattan Bank, N.A. and The Bank of New York (incorporated by reference to Exhibit 4.5 to registrant's Quarterly Report on Form 10-Q for the period ended April 30, 2000).

   4.6 Notice of extension of the Rights Agreement, dated June 5, 1996, from registrant to The Bank of New York (incorporated by reference to Exhibit 4.13 to registrant's Quarterly Report on Form 10-Q for the period ended April 28, 1996).

   4.7 Fourth Amendment to Rights Agreement, dated April 25, 2000, from registrant to The Bank of New York (incorporated by reference to Exhibit 4.7 to registrant's Quarterly Report on Form 10-Q for the period ended April 30, 2000).

   4.8 Supplemental Rights Agreement and Fifth Amendment to the Rights Agreement dated February 12, 2003, between registrant and The Bank of New York (successor to The Chase Manhattan Bank, N.A.), as rights agent (incorporated by reference to Exhibit 4.1 to registrant's Current Report on Form 8-K, filed on February 26, 2003).

   4.9 Indenture, dated as of April 22, 1998, with registrant as issuer and Union Bank of California, N.A., as trustee (incorporated by reference to Exhibit 4.7 to registrant's Quarterly Report on Form 10-Q for the period ended May 3, 1998).

   4.10 Indenture, dated as of November 1, 1993, between registrant and The Bank of New York, as trustee (incorporated by reference to Exhibit
            4.01 to registrant's Registration Statement on Form S-3 (Reg. No. 33-50751) filed on October 26, 1993).

   4.11 First Supplemental Indenture, dated as of October 17, 2002 to Indenture dated as of November 1, 1993 between registrant and The Bank of New York, as trustee (incorporated by reference to Exhibit
            4.15 to registrant's Quarterly Report on Form 10-Q for the period ended November 3, 2002).

   4.12 Second Supplemental Indenture, dated as of February 12, 2002 to Indenture, dated as of November 1, 1993, between registrant and the Bank Of New York, as trustee (incorporated by reference to Exhibit
            4.2 to registrant's Current Report on Form 8-K, filed on February 26, 2003).

   4.13 Registration Rights Agreement, dated as of February 12, 2003, by and among registrant, the Calvin Klein 2001 Revocable Trust, Barry Schwartz, Trust for the Benefit of the Issue of Calvin Klein, Trust for the Benefit of the Issue of Barry Schwartz, Stephanie Schwartz-Ferdman and Jonathan Schwartz, and the Investors listed therein (incorporated by reference to Exhibit 10.7 to registrant's Current Report on Form 8-K, filed on February 26, 2003).

   4.14 Indenture, dated as of May 5, 2003, between registrant and SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.13 to registrant's Quarterly Report on Form 10-Q for the period ended May 4, 2003).

   4.15 Form of Exchange Security, filed by reference to Exhibit A to the Indenture filed herewith as Exhibit 4.14 (incorporated by reference to Exhibit 4.13 to registrant's Quarterly Report on Form 10-Q for the period ended May 4, 2003).

+  4.16     Registration Rights Agreement, dated April 30, 2003, among registrant and CreditSuisse First Boston LLC, J.P. Morgan Securities
            Inc. and Lehman Brothers Inc.

+  5        Opinion of Katten Muchin Zavis Rosenman regarding legality.

+  8        Opinion of Katten Muchin Zavis Rosenman regarding tax matters.

+  12       Computation of Ratio of Earnings to Fixed Charges.

   15 Acknowledgement of Independent Accountants (incorporated by reference to Exhibit 15 to registrant's Quarterly Report on Form 10-Q for the period ended May 4, 2003).

+  23.1     Consent of Ernst & Young LLP.

+  23.2     Consent of PricewaterhouseCoopers LLP.

+  23.3     Consent of Katten Muchin Zavis Rosenman (included in Exhibit 5).

+  23.4     Consent of Katten Muchin Zavis Rosenman (included in Exhibit 8).

+  24       Power of Attorney (included on page II - 6).

+  25       Form T-1 Statement of Eligibility under the Trust Indenture Act of
            1939 of SunTrust Bank as Trustee.

+  99.1     Form of Letter of Transmittal.

+  99.2     Form of Notice of Guaranteed Delivery.

+  99.3     Form of Institutions Letter.

+  99.4     Form of Client Letter.

-------------------------

+    Filed herewith.